     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 2000


                                                      REGISTRATION NO. 333-30586
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 6


                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                          CONVERGENT GROUP CORPORATION
               (Exact name of registrant as specified in charter)

             DELAWARE                             7371                            84-1264004
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                             ---------------------
                  6399 SOUTH FIDDLER'S GREEN CIRCLE, SUITE 600
                              ENGLEWOOD, CO 80111
                                 (303) 741-8400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                            GLENN E. MONTGOMERY, JR.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          CONVERGENT GROUP CORPORATION
                  6399 SOUTH FIDDLER'S GREEN CIRCLE, SUITE 600
                              ENGLEWOOD, CO 80111
                                 (303) 741-8400
 (Name, address, including zip code, and telephone number, including area code, of agent for service of process)
                             ---------------------
                                With copies to:

               JAMES M. LURIE, ESQ.                                  NEIL WOLFF, ESQ.
         O'SULLIVAN GRAEV & KARABELL, LLP                    WILSON SONSINI GOODRICH & ROSATI
               30 ROCKEFELLER PLAZA                              PROFESSIONAL CORPORATION
             NEW YORK, NEW YORK 10112                               650 PAGE MILL ROAD
                  (212) 408-2400                                PALO ALTO, CALIFORNIA 94304
                                                                      (650) 493-9300

                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
                                   ---------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                             ---------------

                             ---------------------

                        CALCULATION OF REGISTRATION FEE


================================================================================================================================
                                                               PROPOSED MAXIMUM       PROPOSED MAXIMUM
        TITLE OF EACH CLASS               AMOUNT TO BE          OFFERING PRICE       AGGREGATE OFFERING         AMOUNT OF
   OF SECURITIES TO BE REGISTERED        REGISTERED(1)             PER UNIT               PRICE(1)           REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Common stock, $.001 par value.......       5,750,000                $9.00               $51,750,000             $32,941(2)
================================================================================================================================



(1) Includes 750,000 shares that the Underwriters have the option to purchase from three selling stockholders solely to cover over-allotments, if any.


(2) Previously paid.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
================================================================================

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JULY 31, 2000


                            [CONVERGENT GROUP LOGO]

                                5,000,000 SHARES


                                  COMMON STOCK


     Convergent Group Corporation is offering 5,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "CVGP," subject to notice of issuance. We anticipate that the initial public offering price will be between $7.00 and $9.00 per share.



     Concurrent with the closing of this offering, we will sell 929,279 additional shares of our common stock to Cinergy Communications, Inc., an affiliate of Cinergy Corp., one of our principal utility clients, for an aggregate purchase price of approximately $3.9 million based on an assumed initial public offering price of $8.00 per share.

                             ---------------------
     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                             ---------------------

                                                              PER SHARE    TOTAL
                                                              ---------   -------
UNDERWRITTEN PUBLIC OFFERING:
Public Offering Price.......................................   $          $
Underwriting Discounts and Commissions......................   $          $
Proceeds to Convergent Group................................   $          $
CONCURRENT PRIVATE PLACEMENT: ..............................   $          $
AGGREGATE PROCEEDS TO CONVERGENT GROUP: ....................              $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     Three selling stockholders have granted the underwriters a 30-day option to purchase up to 750,000 outstanding shares of common stock to cover over-allotments. If such options are exercised in full, the total Public Offering Price, Underwriting Discounts and Commissions, Proceeds to Convergent Group and Proceeds to the Selling Stockholders from the Underwritten Public
Offering will be $     , $     , $     , and $     , respectively, and the
Aggregate Proceeds to Convergent Group will be $     . FleetBoston Robertson
Stephens Inc. expects to deliver the shares of common stock to purchasers on
            , 2000.

                             ---------------------

ROBERTSON STEPHENS
                           DONALDSON, LUFKIN & JENRETTE
                                                      WIT SOUNDVIEW
               The date of this prospectus is             , 2000

                                   [GRAPHIC]
                      [FRONT FOLD OUT GRAPHIC DESCRIPTION]

     In the upper left hand corner is the Company's logo. Immediately below is the title of the foldout, which reads: "Transforming to the Digital Enterprise." In the center of the foldout are four square boxes of equal size entitled, from left to right: "Architect Infrastructure for eBusiness," "Integrate Existing Applications," "Deploy Integrated Solutions Across the Enterprise," and "Exploit Digital Opportunities."

     The first box contains eight small unattached cubes. As the reader moves across the page from left to right, the cubes converge further in each box into a single large cube, which appears in the rightmost box in the foldout. To the left of the first box are the following eight lines, which represent each of the small eight cubes in the box: "Field Workforce Management," "Customer Relationship Management," "Sales and Marketing," "Financial Systems," "Energy Delivery Management," "Work Process Management," "Facilities Management" and "Human Resource Management." Wording below the first box reads: "Architect the IT infrastructure required to support the business processes and information content required for the digital business environment." Wording below the second box reads: "Install and customize our proprietary Model Office as a working solution for enterprise integration." Wording below the third box reads: "Deploy solutions to provide on-line access to information from across the enterprise." Wording below the fourth box reads: "Complete transformation to digital enterprise and develop intranet, internet and extranet applications that provide on-line access for decision makers, partners, suppliers and customers." Across the bottom of the page is a series of interconnected cubes running across the page.

                            [CONVERGENT GROUP LOGO]

                    [FRONT INSIDE COVER GRAPHIC DESCRIPTION]

     In the upper half of the page is a picture of city buildings in a circle. Three arrows point to the circle. One arrow is entitled "Deregulation," one arrow is entitled "Internet" and one arrow is entitled "Service Demands." Two arrows come out of the circle. The first arrow points to a box entitled "Digital Utility" and the second arrow points to a box entitled "Government Gateway." The "Digital Utility" box on the left contains a picture of a light bulb, a picture of a power grid and the letters "UTIL." The "Government Gateway" box on the right contains a picture of a government building, a picture of the scales of justice and the letters "GOV." The Company logo is in the lower right hand corner.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE AND THE SELLING STOCKHOLDERS HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. SUBJECT TO OUR OBLIGATION TO AMEND OR SUPPLEMENT THIS PROSPECTUS AS REQUIRED BY LAW AND THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION, THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

     UNTIL           , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Summary.....................................................     2
Risk Factors................................................     7
Concurrent Private Placement................................    20
Use of Proceeds.............................................    21
Dividend Policy.............................................    22
Capitalization..............................................    23
Dilution....................................................    24
Selected Consolidated Financial Data........................    26
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    28
Business....................................................    41
Management..................................................    56
Certain Transactions........................................    63
Principal and Selling Stockholders..........................    66
Description of Capital Stock................................    69
Shares Eligible for Future Sale.............................    73
Underwriting................................................    75
Legal Matters...............................................    77
Experts.....................................................    77
Where You Can Find More Information.........................    78
Index to Consolidated Financial Statements..................   F-1

                             ---------------------

     Convergent Group, the Convergent Group logo, The Digital Utility, Government Gateway, Solutions for the Digital Economy and Model Office are service marks of Convergent Group Corporation, and Energy Network Object Model and Asset Object Model are trademarks of Convergent Group Corporation. All other service marks and trademarks referred to in this prospectus are the property of their respective owners.

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including Risk Factors, before investing in our common stock.

                          CONVERGENT GROUP CORPORATION

OUR BUSINESS

     We are a provider of consulting, software engineering, systems integration and project management services that enable our utility and local government clients to implement Internet-based business solutions, also known as eBusiness solutions. These solutions enable our clients to transform their organizations into digital business environments that integrate data from various isolated sources to create a single, Web-based point of entry through which internal decision-makers, business partners, suppliers, customers and constituents can access business information on a real-time basis. By combining our use of existing and emerging digital technologies with our business expertise in the utility and local government sectors, we are able to help our clients increase revenues, reduce costs, improve customer services, ensure service reliability, improve resource management and exploit their information assets.

     We work with our clients through all phases of their eBusiness transformation process. Throughout this process we:

     - Engineer -- with our clients' input, an information technology infrastructure and internal business processes that tailor our proprietary Digital Utility and Government Gateway eBusiness frameworks to our clients' particular needs;

     - Build -- the infrastructure, systems and processes with minimal disruption to our clients' organizations and provide comprehensive training and change management services; and

     - Manage -- our solutions for our clients to help them minimize the internal resources they must commit to maintain their systems and to help them maximize their return on investment.

     The two large vertical markets we address, utilities and local governments, have only recently begun converting their traditional customer service and business models to eBusiness platforms. We were one of the first companies to integrate energy and service delivery management systems in our core markets. We have completed engagements for clients such as Alliant Energy Corporation, Cinergy Corp., City of Indianapolis, Indiana and Citizens Utility Company. During the past five years, we have completed over 270 major information technology engagements.

OUR OPPORTUNITY

     According to International Data Corporation, Internet services expenditures by the U.S. utilities industry, one of the five largest vertical markets in the United States, are estimated to grow from approximately $345 million in 1999 to approximately $2.0 billion by 2003, representing a 55% compound annual growth rate. As the industry continues the process of deregulation, gas and electric utilities face a new, highly-competitive marketplace in which success will require that they enhance the nature, quality and efficiency of their services. International Data Corporation also estimates that government spending on Internet services will grow from approximately $505 million in 1999 to approximately $2.8 billion by 2003, representing a 55% compound annual growth rate. We believe that that growth is being driven by the fact that governments face demands from their constituents to transition from labor-intensive, paper-based processes which rely on incompatible computer and telephone systems to processes which consume fewer resources, maintain or improve service levels, speed response to constituent demands and allow real-time access to information by administrators, policy-makers and constituents. We believe that because of those demands as well as the opportunities afforded by the Internet, utilities and local governments now realize that they must deliver functional, Web-based integrated services to their business partners, suppliers, customers and constituents.

OUR SOLUTION

     Our objective is to transform the operations of our utility and local government clients from paper-based processes into seamless, digital business environments, which we call the "Digital Utility" and "Government Gateway." Both the Digital Utility and the Government Gateway enable our clients to integrate their core functions, such as maintaining their extensive physical infrastructures of wires, pipes, roads and sewage systems, with the data supporting front and back office functions such as customer relationship management and billing and application processing.

OUR STRATEGY

     Our strategic goal is to be the global leader in eBusiness services serving the utility and local government markets. In order to achieve this goal, we intend to:

     - differentiate ourselves from our potential competitors by capitalizing on and deepening our industry expertise;

     - expand our Internet-based customer relationship management (eCRM) service offerings by introducing new eCRM service offerings and instituting partnerships with leading eBusiness and eCRM software companies;

     - respond quickly to changing market conditions and evolving client needs by expanding our repeatable eBusiness components library through the addition of components based on emerging Internet technologies;

     - increase brand awareness by launching an aggressive multi-media marketing campaign to build brand recognition of our Digital Utility and Government Gateway solutions;

     - recruit and retain highly-qualified professionals by offering them continuing exposure to new and developing technologies as well as competitive compensation plans; and

     - continue geographic expansion by pursuing both domestic and international business opportunities and strengthening our long-term client relationships.

DEPENDENCE ON PRINCIPAL CLIENTS

     We derive a significant portion of our revenues from a limited number of clients. In 1997, our five largest clients accounted for approximately 54% of our revenues, with Cinergy Corp. representing 15%, Alliant Energy Corporation representing 14% and Tucson Electric Power representing 10% of our revenues. In 1998, our five largest clients accounted for approximately 59% of our revenues, with Cinergy representing 20%, Alliant representing 16% and Citizens Utilities Company representing 11% of our revenues. In 1999, our five largest clients accounted for approximately 49% of our revenues, with Cinergy representing 18%, and Alliant and Citizens Utilities each representing 9% of our revenues. Additionally, approximately 84% of our total revenues in 1997 and 78% of our total revenues in each of 1998 and 1999 were derived from contracts with our utility clients.

CORPORATE INFORMATION

     We were incorporated in Delaware in April 1994. Our principal executive offices are located at 6399 South Fiddler's Green Circle, Suite 600, Englewood, Colorado 80111, and our telephone number is (303) 741-8400. Our Web site is located at www.convergentgroup.com. Information contained on our Web site does not constitute part of this prospectus.

                                  THE OFFERING


Common stock offered by Convergent
Group...................................     5,000,000 shares



Common stock to be outstanding after
this offering...........................     43,412,418 shares


Use of proceeds.........................     To repay outstanding indebtedness,
                                             to pay certain fees to one of our
                                             principal stockholders and for
                                             working capital and general
                                             corporate purposes.

Nasdaq National Market symbol...........     CVGP

     The number of shares to be outstanding after this offering is based on the number of shares outstanding on March 31, 2000 after giving effect to:

     - the issuance between April 1, 2000 and June 15, 2000 of 113,066 shares of common stock upon the exercise of stock options;

     - the issuance in a private placement in June 2000 of 1,237,000 shares of common stock to Cinergy Communications, Inc. for $10,000,000; and


     - the issuance of additional shares of our common stock to Cinergy Communications in a private placement to occur concurrently with the closing of this offering in an amount, currently estimated at 929,279 shares, such that it will own 4.99% of the common stock to be outstanding after this offering. The private placement transactions with Cinergy Communications are described in detail under "Concurrent Private Placement."


     The common stock to be outstanding after the offering excludes:

     - 3,141,987 shares issuable upon the exercise of options outstanding as of March 31, 2000 at a weighted average exercise price of $0.13 per share; and

     - 2,163,931 shares reserved for future grant under our stock option plan.

     Unless otherwise indicated, all share and per share information in this prospectus gives effect to:

     - the declaration of a 1-for-2 reverse stock split of the common stock effected on July 24, 2000; and

     - the conversion of all outstanding shares of our preferred stock into 21,243,850 shares of common stock at the time of the closing of this offering, based on a conversion rate of 0.5 shares of common stock for each share of preferred stock. Substantially all of the preferred stock was issued in our August 1999 recapitalization at a purchase price of $1.08 per share, equivalent to $2.16 per share of common stock issuable on conversion of the preferred stock. The remaining shares of preferred stock were issued during the first quarter of 2000 in exchange for an equal number of shares of common stock before giving effect to the reverse stock split.

     Except as otherwise indicated in this prospectus, we have presented information in this prospectus based on the assumption that the underwriters do not exercise their over-allotment option.

                             SUMMARY FINANCIAL DATA
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

     The following table sets forth our summary historical financial data. You should read this information together with our consolidated financial statements and the notes to those statements included in this prospectus and the information under "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                         THREE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31(1),                           MARCH 31(1),
                                     --------------------------------------------------------------   -------------------------
                                      1995(2)     1996(2)(3)      1997         1998         1999         1999          2000
                                     ----------   ----------   ----------   ----------   ----------   -----------   -----------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA
  Revenues.........................  $   57,980   $  51,742    $   40,856   $   47,415   $   66,610   $    14,809   $    18,633
  Gross profit.....................      17,244      22,403        10,520       15,892       24,109         5,311         8,069
  Restructuring and
    recapitalization
    costs (recovery)...............          --      16,360        (1,218)         (95)      23,255(4)          --           --
  Operating income (loss)..........     (10,907)    (26,279)          (17)       3,759      (16,001)        1,444           (24)
  Net income (loss)................     (11,061)    (26,753)       (1,105)       5,677      (15,256)        1,587          (899)
  Preferred stock adjustments(5)...      (3,256)       (802)         (776)        (853)      12,432          (207)           --
  Net income (loss) available to
    common stockholders............     (14,317)    (27,555)       (1,881)       4,824       (2,824)        1,380          (899)
  Basic net income (loss) per
    share(5).......................  $    (0.97)  $   (1.42)   $    (0.12)  $     0.32   $    (0.20)  $      0.09   $     (0.06)
  Diluted net income (loss) per
    share(5).......................  $    (0.97)  $   (1.42)   $    (0.12)  $     0.20   $    (0.20)  $      0.06   $     (0.06)
  Weighted average shares of common
    stock used in computing basic
    and diluted net income (loss)
    per share
    Basic..........................  14,709,120   19,462,165   16,234,348   15,135,368   14,310,546    15,478,085    14,487,160
    Diluted........................  14,709,120   19,462,165   16,234,348   23,771,852   14,310,546    23,634,615    14,487,160
  Pro forma basic net income (loss)
    per share(5)(6)................          --          --            --           --   $    (0.10)           --   $     (0.03)
  Pro forma diluted net income
    (loss) per share(5)(6).........          --          --            --           --   $    (0.10)           --   $     (0.03)
  Pro forma weighted average number
    of shares used in calculating
    pro forma net income (loss) per
    share(6):
    Basic..........................          --          --            --           --   27,424,410            --    35,731,010
    Diluted........................          --          --            --           --   27,424,410            --    35,731,010

---------------

(1) All periods presented reflect certain reclassifications, disclosures and restatements which have been made to conform to the requirements of the Securities and Exchange Commission.

(2) Results for 1995 and 1996 include revenues from our discontinued graphic data systems software product line. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Results for 1996 reflect a restructuring charge, the write-off of goodwill and loss on impairment of assets, principally relating to the discontinuation of our GDS software product line.

(4) Results for 1999 reflect $23.2 million of charges associated with our August 1999 recapitalization, including recapitalization costs of $7.1 million, employee stock compensation expense of $12.2 million and consulting agreement termination costs of $3.9 million.

(5) Reflects in 1999 a one time adjustment of $13.1 million or $0.92 per share (basic and diluted) and $0.48 per share (pro forma basic and pro forma diluted) related to the purchase in our recapitalization of previously outstanding preferred stock for less than its stated redemption value. All years presented and the three month period ended March 31, 1999 reflect accretion of the previously outstanding preferred stock to its stated redemption value. See Note H of Notes to Consolidated Financial Statements.

(6) Reflects the automatic conversion of each outstanding share of preferred stock into 0.5 shares of our common stock on consummation of this offering as if these shares were outstanding from their date of issuance.

     The following table is a summary of our consolidated balance sheet at March 31, 2000. The "as adjusted" column gives effect to:

     - the conversion of all outstanding shares of our preferred stock into common stock as of the closing of this offering;


     - the sale by us of 5,000,000 shares of common stock in this offering after deducting estimated underwriting discounts and commissions and offering expenses payable by us, assuming an initial public offering price of $8.00 per share and the application of the net proceeds thereof as discussed under "Use of Proceeds";


     - the sale of 1,237,000 shares of common stock in June 2000 to Cinergy Communications, Inc. for $10,000,000; and


     - the sale of 929,279 shares of common stock to Cinergy Communications, Inc. in the concurrent private placement for an aggregate purchase price of approximately $3.9 million based on the assumed initial public offering price set forth above.



                                                                   MARCH 31, 2000
                                                              -------------------------
                                                               ACTUAL       AS ADJUSTED
                                                              --------      -----------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $  2,358        $25,249
  Working capital (deficit).................................     5,257         28,148
  Total assets..............................................    29,636         52,527
  Long-term debt (net of deferred acquisition costs)........    21,770             --
  Total stockholders' equity (deficit)......................   (11,207)        37,457(1)


---------------


(1) Excludes an estimated $2.5 million increase in stockholders equity attributable to a new services contract with Cinergy Corp. as described under "Concurrent Private Placement."


RECENT FINANCIAL RESULTS

     Set forth below is preliminary capsule information for the second quarter of 2000 compared to the second quarter of 1999.

                                                             THREE MONTHS ENDED
                                                                  JUNE 30,
                                                             ------------------
                                                              1999        2000
                                                             ------      ------
                                                               (IN MILLIONS)
Total revenues.............................................  $16.3       $22.0
Gross profit...............................................  $ 5.7       $ 8.8
Net income (loss)..........................................  $ 1.8       $(0.6)

     The foregoing information is preliminary, unaudited and subject to adjustment. You should read this information in conjunction with the information set forth under "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Results for the interim periods are not necessarily indicative of results for the entire year.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should consider carefully the following risks, together with the other information contained in this prospectus, before you decide to purchase our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. This could cause the market price of our common stock to decline, and you could lose all or part of the money you paid to purchase our common stock.

                         RISKS RELATED TO THIS OFFERING

OUR EXECUTIVE OFFICERS, DIRECTORS AND MAJOR SHAREHOLDERS WILL RETAIN SIGNIFICANT CONTROL OVER US AFTER THIS OFFERING, WHICH WILL ALLOW THEM TO CONTROL THE OUTCOME OF MATTERS SUBMITTED TO THE SHAREHOLDERS FOR APPROVAL


     Upon completion of this offering and the concurrent private placement, our directors, executive officers and 5% stockholders will own, in the aggregate, approximately 75.4% of our outstanding common stock, or 73.7% if the underwriters exercise their over-allotment options in full. If the shares purchased and to be purchased by Cinergy Communications, Inc., representing 4.99% of the common stock to be outstanding after the offering are also included, the foregoing percentages would be approximately 80.4% and 78.7%, respectively. As a result, these stockholders, if they act together, will be able to control all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, such as acquisitions, and to block an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control of our company or impeding a merger, consolidation, takeover or other business combination which you, as a stockholder, may otherwise view favorably. See "Principal and Selling Stockholders."


WE EXPECT THE MARKET PRICE OF OUR COMMON STOCK TO BE VOLATILE, AND IT MAY DROP UNEXPECTEDLY

     Our initial public offering price will be determined through negotiations among us, the selling stockholders and the representatives of the underwriters based on factors that may not be indicative of future market performance. Our initial public offering price may bear no relationship to the price at which our common stock will trade upon completion of this offering. An active public market for our common stock may not develop or be sustained after this offering, and the market price could fall below the initial public offering price. If an active public market for our common stock does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you.

     The market price of our common stock after this offering may vary significantly from the initial offering price in response to a number of factors, some of which are beyond our control, including the following:

     - changes in financial estimates or investment recommendations by securities analysts relating to our stock;

     - changes in market valuations of other electronic commerce software and service providers or electronic businesses;

     - announcements by us or by our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     - loss of major clients;

     - additions or departures of key personnel; and

     - fluctuations in the stock market price and volume of traded shares generally, especially fluctuations in the traditionally volatile technology sector.

     In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could seriously harm our business and the market price of our common stock.

THE FUTURE SALE OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK MAY NEGATIVELY AFFECT OUR STOCK PRICE

     The market price of our common stock could drop as a result of sales of a large number of shares of our common stock in the market after this offering, or the perception that large sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of our common stock.


     There will be 43,412,418 shares of common stock outstanding immediately after this offering and the concurrent private placement. All of the shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for shares purchased by our "affiliates" as defined in Rule 144 of the Securities Act. The remaining 38,412,418 shares, including the shares to be owned by Cinergy Communications, will be "restricted securities" as defined in Rule 144. These restricted securities may be sold in the future without registration under the Securities Act to the extent permitted under Rule 144, Rule 701 or an exemption under the Securities Act. In addition, persons holding an aggregate of approximately $36.7 million of these restricted securities after the offering will have registration rights that could allow these holders to sell all of their shares freely through a registration statement filed under the Securities Act. In connection with this offering, all holders of restricted securities have agreed not to sell their shares without the prior written consent of FleetBoston Robertson Stephens Inc. or us, as applicable, for a period of 180 days from the date of this prospectus.


     After this offering, we will have 5,305,918 shares of common stock reserved for issuance under our stock option plan, of which options to purchase 3,141,987 shares are subject to currently outstanding options as of March 31, 2000 after giving effect to option exercises through June 15, 2000. Following this offering, we intend to file a registration statement on Form S-8 to register these shares.

WE ARE CURRENTLY UNABLE TO SPECIFY THE SPECIFIC USES TO WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS FROM THIS OFFERING AND THE CONCURRENT PLACEMENT WILL BE APPLIED AND, IF WE FAIL TO USE THESE NET PROCEEDS EFFECTIVELY, OUR OPERATING RESULTS, BUSINESS AND PROSPECTS FOR FUTURE GROWTH COULD SUFFER


     You will be relying on our management regarding the application of a substantial portion of the proceeds of this offering, the concurrent private placement and the sale of our stock in June 2000 to Cinergy Communications, Inc. After repaying outstanding indebtedness and making a payment to one of our principal stockholders with a portion of the net proceeds of this offering and the concurrent private placement, we expect to use the remaining net proceeds from this offering, the concurrent private placement and the sale of our stock in June 2000 to Cinergy Communications, totaling approximately $22.9 million assuming an initial public offering price of $8.00 per share, for working capital and general corporate purposes, but we are unable to identify the specific uses to which the remaining net proceeds will be applied. Accordingly, our management will have broad discretion with respect to the expenditure of the proceeds. If we fail to apply the net proceeds of this offering, the concurrent private placement and the sale of our stock in June 2000 to Cinergy Communications, Inc. effectively, our operating results, business and prospects for future growth could suffer.


YOU WILL SUFFER SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THE COMMON STOCK YOU PURCHASE


     The initial public offering price is expected to be substantially higher than the pro forma net tangible book value per share of the outstanding common stock immediately after the offering. Accordingly, based on an assumed initial public offering price of $8.00 per share, purchasers of common stock in this offering will experience immediate and substantial dilution of approximately $7.13 in the net tangible book value of the common stock. In addition, there were 3,255,053 stock options outstanding as of March 31, 2000. If all of these options were exercised on the date of the closing of this offering, investors purchasing shares in this offering would suffer total dilution of $7.19 per share.

BECAUSE WE HAVE VARIOUS MECHANISMS IN PLACE TO DISCOURAGE TAKEOVER ATTEMPTS, A CHANGE IN CONTROL OF US THAT A STOCKHOLDER MAY CONSIDER FAVORABLE COULD BE PREVENTED

     Provisions of our restated certificate of incorporation and amended bylaws may discourage, delay or prevent a change in control of our company that a stockholder may consider favorable. These provisions include:

     - authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

     - a classified board of directors with staggered, three-year terms, which may lengthen the time required to gain control of our board of directors;

     - prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

     - requiring super-majority voting to effect particular amendments to our restated certificate of incorporation and amended bylaws;

     - limitations on who may call special meetings of stockholders;

     - prohibiting stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders; and

     - establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

     In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of our company.

                     RISKS RELATED TO OUR OPERATING RESULTS

OUR SUCCESS DEPENDS ON A LIMITED NUMBER OF SIGNIFICANT CLIENTS, AND OUR REVENUES COULD BE REDUCED BY THE LOSS OF A MAJOR CLIENT OR SIGNIFICANT PROJECT

     We have derived, and believe that we will continue to derive, a significant portion of our revenues from a limited number of large client projects. In 1998, our five largest clients accounted for approximately 59% of our revenues, with Cinergy Corp. representing 20%, Alliant Energy Corporation representing 16% and Citizens Utilities Company representing 11% of our revenues. In 1999, our five largest clients accounted for approximately 49% of our revenues, with Cinergy representing 18%, and Alliant and Citizens Utilities, each representing 9% of our revenues. The volume of work performed for specific clients is likely to vary from year to year, and a major client in one year may not contract with us in a subsequent year. If we lose any major clients or any of our clients cancel or significantly reduce a large project's scope, our revenues, profits and cash flows could be significantly reduced.

OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE VOLATILE DUE TO MANY FACTORS, SO OUR PAST PERFORMANCE IS NOT A GOOD INDICATOR OF FUTURE PERFORMANCE

     Our quarterly revenues and operating results are difficult to predict. Our quarterly operating results have varied in the past and are likely to vary significantly from quarter to quarter. As a result, we believe that period-to-period comparisons of our results of operations are not a good indicator of our future performance. Any unexpected reduction in revenues for a particular quarter could cause our quarterly operating results to be below the expectations of public market analysts or investors. In this event, the trading price of our common stock may fall significantly. A number of factors, primarily arising from the nature of the services we provide to our clients, are likely to cause these variations, including:

     - Size, Scope and Timing of Projects. The size, scope and timing of the projects in which we are engaged varies significantly. A few large projects represent a significant percentage of our revenues in each quarter. Because the decision to use our services often involves strategic decisions within a client's organization, we cannot easily predict or control the quarter in which we will start a new client engagement. Existing clients may decide to delay starting a new project for several quarters after finishing a prior portion of a project with little or no advance notice of the delay to us. As a result, we could be given notice during a quarter that we will not start projects which we had previously expected to start, resulting in flat or declining revenues on a quarter-to-quarter basis. This could result in short-term losses even if we expect to start the project and recognize the revenues in the future.

     - Project Delays. If we experience delays in connection with a client project, we may not be able to recognize revenues for the project until after we have completed the delayed work.

     - Employee Underutilization. Personnel and related costs constitute the substantial majority of our expenses. To maintain our profitability, we must keep our employees working at or near their full capacity. We establish our expenses in advance of any particular quarter. Thus, an unanticipated termination of a major project, a client's decision not to proceed to the next stage of a project or the completion during a quarter of several major client projects could result in employee downtime, which could significantly reduce our profits. Unanticipated variations in the number, or progress toward completion, of the projects in which we are engaged could reduce employee utilization rates, which could, in turn, cause significant variations in operating results in any particular quarter and could result in losses for that quarter.

     - Retention of Personnel. We may contract with a client to provide particular services, yet be unable to provide the services or be forced to delay our completion of the project if we are unable to attract, train and retain skilled management, strategic, technical, design, sales, marketing and support professionals.

     - Compensation Expense. Four of our officers hold options which vest on achievement of performance goals, which will result in compensation expense if the goal is achieved, reducing our reported profits. Our executive officers and several of our key employees have received below-market value stock options which will vest over time or through the achievement of specified performance goals established by the executive officers, employees and us. The associated compensation expense may cause our results in a quarter to be materially lower than if the grant had been made at fair market value.

WE WILL INCUR SUBSTANTIAL STOCK-BASED COMPENSATION EXPENSE IN FUTURE PERIODS WHICH WILL LOWER OUR REPORTED OPERATING RESULTS

     We will incur substantial stock-based compensation expense in future periods representing non-cash charges incurred as a result of the issuance of stock options prior to this offering which will lower our reported operating results. Deferred compensation expense related to stock options granted to officers and employees with exercise prices below the fair market value of our common stock on the date of grant will be approximately $3.2 million for the nine months ending December 31, 2000, $3.6 million in 2001, $2.9 million in 2002, $2.2 million in 2003 and $3.0 million in 2004. In addition, as a result of granting options which vest over the next five years based on the achievement of performance targets, there could be additional non-cash compensation expense of up to $962,000 over the next five years.

WE COULD LOSE MONEY UNDER OUR FIXED-PRICE CONTRACTS IF WE DO NOT ESTIMATE ALL OF OUR COSTS ACCURATELY

     In 1998 and 1999, fixed-price contracts accounted for 99% and 91% of our revenues, respectively. We only maintain our profit margins or make a profit at all on a fixed-price contract if we keep our costs at the level we estimate before we begin a project. If our costs are higher than we expected, because, for example, we need to increase the size of our project team, we are not entitled to any additional compensation under a fixed-price contract. Therefore, we assume the financial risk for correctly estimating the costs and resources needed to complete the project. As a result, our failure to accurately estimate the resources required for a project or our failure to complete our contractual obligations in a manner consistent with the project plan upon which the fixed-price contract was based would result in an unprofitable engagement. If the contract were large enough, this could adversely affect our overall profitability. We have been required to commit additional resources to complete particular projects, which has on occasion resulted in losses on those projects. We may experience similar situations in the future. In addition, for some projects we may fix the price before the design specifications are finalized, which could result in a fixed price that turns out to be too low and therefore would adversely affect our profitability on the engagement.

OUR CLIENTS' ABILITY TO TERMINATE THEIR CONTRACTS ON SHORT NOTICE MAKES IT DIFFICULT TO ACCURATELY PREDICT OUR REVENUES

     Our clients retain us on a project-by-project basis. Because large client projects often involve multiple engagements, there is a risk that a client may choose not to retain us for additional stages of a project or that the client will cancel or delay additional planned projects. Cancellations or delays could result from factors unrelated to our work product or the progress of the project. In addition, our existing clients can generally reduce the scope of or cancel their use of our services without penalty and with little or no notice. Substantially all of our contracts with our clients are terminable by our clients for convenience and upon short notice, generally 30 days or less. We cannot, however, reduce our costs as quickly or as easily as our clients can cancel their contracts with us. If a client were to terminate its contract with us with little or no notice, our revenues would decline and our gross margin in the quarter of cancellation would be reduced.

WE RELY ON A SINGLE SUBCONTRACTOR TO PERFORM ALL OF OUR DATA CONVERSION SERVICES, AND IF THIS SUBCONTRACTOR IS UNAVAILABLE, WE MAY EXPERIENCE PROJECT DELAYS, INCREASED COSTS AND REDUCED PROFITS

     We derived 18% of our revenues for 1998 and 25% of our revenues for 1999 from data conversion services. We do not perform these services ourselves; instead, we subcontract these services to a third party and supervise its work. We principally use one subcontractor, Analytical Surveys, Inc., to provide most of our data conversion services. This subcontractor's ability to render services to us may be limited by factors beyond our control, such as high turnover or personnel shortages within its organization. If this subcontractor were not able to render services to us for any reason, we may not be able to find suitable replacements on a timely basis. Our loss of our subcontractor's services could result in project delays and increased costs associated with switching subcontractors during a project. Such delays or increased costs could harm our revenues, cash flows and profits.

OUR FAILURE TO MEET CLIENT EXPECTATIONS, OR DEFICIENCIES IN OUR PERFORMANCE UNDER SOME CONTRACTS, COULD RESULT IN LOSSES, CONTRACT TERMINATION, NEGATIVE PUBLICITY OR FINANCIAL PENALTIES

     We engineer, build and manage business systems and other applications that are often critical to our clients' businesses. Any defects or errors in our work product or any failure to meet our clients' expectations could result in any of the following:

     - delayed or lost revenues because our clients refuse to pay our fees, or because they stop requesting our services;

     - requirements to provide additional services to a client at no charge;

     - negative publicity regarding us and our services, which could harm our reputation and adversely affect our ability to attract and retain clients; and

     - claims for substantial damages against us, regardless of our responsibility for the failure.

     While our contracts with clients contain provisions which attempt to limit our liability for damages, these provisions may not be enforced or may not fully limit our liability in the event we are sued. Furthermore, our general liability insurance coverage may not cover one or more large claims, or the insurer may disclaim coverage as to any future claim.

                          RISKS RELATED TO OUR MARKETS

OUR REVENUES AND PROFITABILITY WILL DECLINE IF OUR TARGET MARKETS EXPERIENCE FINANCIAL DIFFICULTIES

     Utilities have large fixed cost bases and often face limits in their pricing flexibility, so an economic downturn could result in broad cancellations of discretionary projects. Approximately 78% of our total revenues in each of 1998 and 1999 were derived from contracts with our utility clients. Local governments derive a significant portion of their revenues from sales and other taxes, which decline when the economy slows down. Approximately 22% of our total revenues in each of 1998 and 1999 were derived from contracts with our local government clients. Because public entities have little ability to increase revenues by changing taxes in the short term, any decline in the amount of tax collected by them could result in deferred or cancelled projects as these clients attempt to preserve their core operations. As a result, these clients may substantially reduce their information technology and related budgets.

THE MARKET FOR EBUSINESS TRANSFORMATION SERVICES IS NEW, MAY NOT DEVELOP AS QUICKLY OR AS FULLY AS WE ANTICIPATE, AND ITS VIABILITY MAY DEPEND ON FACTORS BEYOND OUR CONTROL

     A viable market for eBusiness transformation services may not emerge or be sustainable. If a viable and sustainable market for our services does not develop, our revenues and the growth of our business could be seriously harmed. Even if an eBusiness transformation services market develops, we may not be able to differentiate our services from those of our competitors, which could also adversely affect our revenues, operating margins and the growth of our business. Industry analysts have made many predictions concerning the growth of the Internet as a business medium. These predictions should not be relied upon. If the market for eBusiness transformation services fails to develop, or develops more slowly than expected, our business may be negatively impacted.

IF THE INTERNET INFRASTRUCTURE FAILS TO DEVELOP OR BE ADEQUATELY MAINTAINED, CLIENTS MAY LOSE INTEREST IN OUR WEB-BASED SOLUTIONS

     Our success depends in part on the increase in Internet usage generally and in particular as a means for people and businesses to access and disperse information electronically. The rate at which the general public and businesses adapt to the use of the Internet as a viable medium may decrease for a number of reasons, including:

     - network infrastructure which cannot support increased Internet traffic levels and increased bandwidth requirements;

     - delays in the development of Internet-enabling technologies and performance improvements;

     - delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity;

     - delays in the development of the security and authentication technology necessary to provide secure transmission of confidential information;

     - changes in, or insufficient availability of, home or office access to telecommunications services to support the Internet; and

     - failure to meet the public's expectations in providing information and services over the Internet.

If the public's use of the Internet declines, our clients will have less interest in transforming their activities to eBusiness platforms, and their demand for our services could significantly decrease, which would decrease our revenues and force us to find new markets for our services.

GOVERNMENTAL REGULATION OF THE INTERNET MAY RESTRICT THE OPERATION AND GROWTH OF OUR BUSINESS

     There are currently few laws or regulations on Internet communications or commerce. Laws and regulations may be adopted in the future, however, that address Internet-related issues such as user
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

privacy, pricing, and the characteristics and quality of products and services. An increase in regulation or the application of existing laws to the Internet could significantly increase our cost of operations and harm our business.

CHANGES IN THE UTILITY REGULATORY ENVIRONMENT COULD AFFECT OUR CLIENTS AND HAVE AN ADVERSE EFFECT ON OUR REVENUES

     As the utility industry continues to deregulate, our utility clients are faced with increasing competition from other utility providers, which we believe has led to increased demand for our services. If governments were to decrease the rate at which the industry is deregulating, or to reverse the trend of deregulation altogether, the demand for our services could decline.

     In addition, our utility clients are subject to extensive regulations under laws of the United States and the states in which they offer services. The failure of our utility clients to comply with these regulatory requirements could lead to revocation, suspension or loss of licensing status, termination of contracts and legal and administrative enforcement actions. If a client were to suffer these consequences, its business would be adversely affected and that could cause the client to cancel or delay discretionary expenditures such as our work for the client, thereby reducing our revenues. The regulatory agencies governing our utility clients' activities have substantial discretion in evaluating the permissibility of our utility clients' current and future activities. If a regulatory agency determines that a client's expenditures on our services should not be made, or that the expenditures cannot be reflected in the cost structure which underlies the client's rates to its end users, then the client would reduce its use of our services, which would result in a reduction in our revenues.

                       RISKS RELATED TO OUR TECHNOLOGIES

IF WE ARE UNABLE TO INTEGRATE NEW TECHNOLOGIES AND INDUSTRY STANDARDS EFFECTIVELY, OUR REVENUES, PROFITS AND CASH FLOWS MAY DECREASE

     We must continue to improve the responsiveness, functionality and features of our solutions in accordance with industry standards and to address the increasingly sophisticated technological needs of our clients. Our ability to do this depends, in part, on our ability to:

     - Adapt our Solutions to Developing Technologies. We must continue to develop our technical expertise and, in the process, adapt our solutions to new technologies which are designed to replace the current Internet structure around which our solutions are based. These new technologies may include the use of broadband-based Internet technologies and the development and adoption of new standard generalized markup language applications such as XML.

     - Maintain Relationships with Suppliers. We use third party software and applications to create our solutions. These third parties often have not designed their products specifically for our or our clients' use, and they could, with no notice to us, substantially modify their products. We may not have the technical expertise to use these modified products, or these products may no longer serve our purposes. Moreover, a third party software or applications developer could choose to discontinue products that are important to our solutions. If this situation occurred, we would have to develop new technological expertise, either internally or by hiring additional professional staff, or find suitable substitutes. As a result, our costs may increase and our profits may decrease.

     - Continue to use Best-in-Class Technologies. We advertise that our solutions incorporate what we believe to be industry "best-in-class" third party products and components. If industry standards change too quickly, or if new or unknown industry participants develop superior products and components, we may not have the technological expertise necessary to include these new "best-in-class" products and components in our solutions.

We may not be successful in responding to the above technological and industry challenges in a timely and cost-effective manner. If we are unable to integrate new technologies and industry standards effectively, our revenues, profits and cash flows may decrease. In addition, we may be required to hire and retain additional personnel who have expertise in these areas, thus increasing our cost structure.

IF WE ARE UNABLE TO EFFICIENTLY REUSE SOFTWARE CODE AND METHODOLOGIES, WE MAY NOT BE ABLE TO DELIVER OUR SERVICES RAPIDLY AND COST-EFFECTIVELY

     Our business model depends to a significant extent on our ability to reuse software code and methodologies that we develop in the course of client engagements. If we are unable to negotiate contracts which permit us to reuse codes and methodologies used or developed during a client engagement, our business model will be significantly affected and our ability to rapidly and cost-effectively deploy solutions for our clients will be adversely affected. If this occurs, we will lose some of the competitive advantages which we believe our current business model enjoys.

     Some of our contracts have granted to our clients the rights to specific portions of the intellectual property developed in the course of that client's project. As a result, in order to use that intellectual property in future engagements we must license it back from the client. If we are unable to agree on the terms of the license, we may incur unanticipated expenses when developing solutions for new clients.

WE MAY NOT BE ABLE TO FULLY PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     If we are unable to fully protect our intellectual property and proprietary rights, we may lose our competitive advantage or face increased competition. Our success depends largely on the proprietary methodologies and other intellectual property that we develop during the course of client engagements. We rely upon a combination of trade secret, nondisclosure and other contractual arrangements, and copyright and trademark laws to protect our proprietary rights. None of our intellectual property has been patented. We enter into confidentiality agreements with our employees, generally require that our clients enter into confidentiality agreements, and limit access to and distribution of our proprietary information. However, the steps we have taken to protect our proprietary rights may not be adequate to deter misappropriation of our intellectual property. In addition, we may not be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights.

     Existing trade secret and copyright laws afford us only limited protection. Third parties may attempt to disclose, obtain or use our solutions or technologies. Others may independently develop and obtain patents or copyrights for technologies that are similar or superior to our technologies. If that happens, we may need to license these technologies and we may not be able to obtain licenses on reasonable terms, if at all.

     Laws and enforcement practices relating to the protection of intellectual property in many foreign countries are weaker and less reliable than in the United States. Thus, as our business expands into foreign countries, risks associated with protecting our intellectual property will increase.

WE MAY BE SUBJECT TO LITIGATION IF ANOTHER PARTY CLAIMS THAT WE HAVE INFRINGED UPON ITS INTELLECTUAL PROPERTY RIGHTS

     The tools, techniques, methodologies, programs and components we use to provide our services may infringe upon the intellectual property rights of others, although we are not currently aware of any instances of infringement. The U.S. Patent and Trademark Office has only recently started granting patents in our area of specialization, and can issue patents with broad claims on which our services or software could infringe. Since U.S. patent applications are not disclosed until the patent issues, we might invest to develop a portion of our business and then discover that we cannot pursue this business without a license from another party. Infringement claims generally result in significant legal and other costs and may distract management from running our core business. Royalty payments under licenses from third parties, if available, would increase our costs. If a license were not available we might not be able to continue providing a particular product or service, which would reduce our revenues. Additionally, developing non-infringing technologies would increase our costs.

                        RISKS RELATED TO OUR GROWTH PLAN

FAILURE TO MANAGE OUR GROWTH MAY RESULT IN LOST REVENUES, DECREASED OPERATING PROFITS AND POTENTIAL NET LOSSES

     If we do not manage our growth, our revenues and operating profits may decrease and we may incur net losses. We have grown rapidly and continue to hire new employees and open offices in new geographic markets. Our integration, consulting and other services' revenues increased approximately 35% in 1998 and 42% in 1999. Our headcount has grown from 166 as of January 1, 1998 to 243 as of December 31, 1999, and is expected to grow significantly over the next 12 to 18 months. Some members of our senior management team have only recently joined us. In addition, we recently opened offices in Boston, Massachusetts; London, England and Brisbane, Australia.

     Our growth has placed, and will continue to place, a significant strain on our management and our operating and financial systems. Our personnel, systems, procedures and controls may be inadequate to support our future operations. In order to accommodate the increased number of engagements, the number of clients and the increased size of our operations, we will need to hire, train and integrate into our business a large number of personnel to manage our current engagements and to manage our operations going forward. We will also need to improve our financial and management controls, reporting systems and operating systems. We currently plan to redesign several internal systems, including our recruiting and engagement management systems. We may encounter difficulties in developing and implementing these new systems, which could seriously harm our results of operations. In addition, our future success will depend in large part on our ability to continue to set fixed-price fees accurately, maintain high rates of employee utilization and maintain project quality, particularly if the average size of our projects continues to increase.

     Our management has limited experience managing a business of our size and no experience managing a public company. Managing a publicly traded company will create additional responsibilities for our management, which may require us to hire additional personnel.

IF WE ARE UNABLE TO ATTRACT, TRAIN AND RETAIN QUALIFIED EMPLOYEES, OUR RESULTS OF OPERATIONS MAY DECREASE AND OUR FUTURE GROWTH MAY BE HINDERED

     We expect to significantly expand our employee base in order to satisfy the expected growth in our business. Accordingly, our future success depends in large part on our ability to hire, train, motivate and retain highly skilled employees. Any inability to hire, train and retain a sufficient number of qualified employees could hinder our growth. Skilled personnel are in short supply, and this shortage is likely to continue for some time. As a result, competition for these people is intense, and we may have difficulty finding and retaining qualified personnel. In addition, the stock option component of our compensation package may be viewed as less valuable after this offering, which may make it more difficult to hire employees after the offering than experienced prior to this offering. Consequently, we may have more difficulty hiring qualified employees after this offering than previously experienced. Moreover, even if we are able to expand our employee base, the costs incurred to attract and retain additional employees may reduce our operating margins.

IF OUR EFFORTS TO DEVELOP BRAND AWARENESS OF OUR SERVICES AND SOLUTIONS AND INTRODUCE NEW SERVICE OFFERINGS ARE NOT SUCCESSFUL, OUR REVENUES AND OPERATING PROFITS MAY DECREASE

     An important element of our business strategy is to develop and maintain widespread awareness of our Digital Utility and Government Gateway brand names. Historically, we have not invested in promoting brand awareness and our early efforts to do so may not be successful. Brand promotion is a long-term investment and is not expected to result in short-term revenue increases. To promote our brand names, we plan to increase our marketing expenses, which may cause our operating margins to decline. Moreover, our brands may be closely associated with the success or failure of some of our high-profile clients. As a result, the failure or difficulties of one of our high-profile clients may damage our brands. If we fail to successfully promote and maintain our brand names or incur significant related expenses, our operating margins and our growth may decline. In addition, we have recently introduced new Internet-based customer relationship management service offerings. If these new service offerings or future new service offerings do not meet client expectations, our revenues and operating profits may decrease.

COMPETITION FROM BIGGER, MORE ESTABLISHED COMPETITORS WHO HAVE GREATER FINANCIAL RESOURCES COULD RESULT IN PRICE REDUCTIONS, REDUCED PROFITABILITY AND LOSS OF MARKET SHARE

     Competition in the eBusiness services market is intense. If we fail to compete successfully against current or future competitors, our business, financial condition and operating results would be seriously harmed. We currently compete against Internet service firms, systems integration firms, management consulting firms, companies selling electronic commerce hardware, software, services and solutions, and the internal IT departments of companies seeking to engage in electronic commerce. We expect competition to persist and intensify in the future. We compete against companies with longer operating histories, larger client bases, larger professional staffs, greater brand recognition and greater financial, technical, marketing and other resources than we have. This may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. We may be unable to compete successfully with existing or new competitors. In addition, many of our current and potential clients may decide for financial or other reasons to use their internal information technology departments rather than retain our services.

     Although the industry expertise required to enter our market is high, the technical barriers to entry are low, and we expect other companies to enter our market. We expect that competition will intensify in the future. Some large information technology consulting firms have announced that they will focus more resources on business opportunities in our target markets. Because we contract with our clients on a project-by-project basis, we compete for engagements at each successive stage of the eBusiness transformation process, and we may not be retained by our existing or future clients on later stages of work.

     Current and potential competitors also have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address client needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge, reducing our market share and thereby reducing our revenues and profits.

     Historically, only a small percentage of our client engagements resulted from a competitive bidding process or other request for proposal process. We believe we have been successful in past competitive bid processes because of our significant domain and business expertise and notwithstanding that we may not have submitted the lowest priced proposal. However, if a significant number of our current or prospective clients decided to adopt a general policy of conducting a competitive bidding process, pricing considerations may become a more significant competitive factor.

WE DEPEND ON OUR KEY PERSONNEL, AND THE LOSS OF OUR KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS

     We believe that our success will depend on the continued employment of our executive management team, principally Glenn E. Montgomery, Jr., our Chairman and Chief Executive Officer. This dependence is particularly important to our business because personal relationships are a critical element of obtaining and maintaining client engagements. The loss of one or more members of our executive management team could seriously harm our future sales. In addition, if any of these key employees joins a competitor or forms a competing company, some of our clients might choose to use the services of that competitor or new company instead of our own. Furthermore, our clients or other companies seeking to develop in-house business capabilities may hire away some of our key employees. This would not only result in the loss of key employees but could also result in the loss of a client relationship or a new business opportunity.

IF OUR INTERNATIONAL EXPANSION PLANS DO NOT SUCCEED, THE GROWTH OF OUR BUSINESS MAY SUFFER AND WE COULD POTENTIALLY LOSE THE INVESTMENT WE MADE IN THESE OPERATIONS

     A key element of our strategy is to expand our operations into international markets. We have recently opened offices in London, England and Brisbane, Australia, and we currently have professionals operating in Canada, Brazil, New Zealand, Korea, the United Kingdom, Australia and South Africa. We have only limited experience in marketing, selling and delivering our services internationally, and we may have difficulty managing our international operations because of distance, language and cultural differences. If we do not expand our revenues through these international operations, we will suffer losses due to the costs of starting and operating internationally, and could potentially lose the investment we make.

     Other risks related to our international operations include:

     - Currency Exchange Rates. If we are compensated for our services overseas in U.S. dollars, we may need to convert these funds into the local currency in order to pay our employees and foreign taxes. Alternatively, if we are compensated for our services in the applicable local currency, we may need to convert that currency into U.S. dollars in order to pay U.S. taxes. In either event, fluctuations in currency exchange rates could adversely affect our revenues and operating margins.

     - Autonomy and Integration of International Offices. Currently our operations are managed from our Colorado office, but as we continue to expand we may grant an amount of autonomy to our international offices. If we grant autonomy to any of these offices, we may experience difficulties integrating their operations with our U.S. operations. This problem could divert the attention of management and cause unforeseen delays in the collection of revenues.

     - Export of Technology. We may be subject to restrictions on the import and export of sensitive U.S. technologies, including data security and encryption technologies that we may wish to use in the solutions we develop for our foreign clients. These restrictions may limit the amount of business we are able attract in our international markets.

     - Differing Regulatory Requirements. The legal and regulatory requirements of countries in which we currently conduct business, or in which we wish to conduct business in the future, may differ from those in the U.S., particularly in the areas of tax and labor laws. As a result, we may incur additional legal expenses complying with these laws and regulations. In addition, laws relating to the protection and enforcement of intellectual property rights in many foreign countries are not as advanced as in the United States.

     - Political and Economic Instability. Some countries in which we conduct business have experienced political and economic instability in the past, and may continue to experience political and economic instability in the future. If a country in which we conduct business experiences political and/or economic instability, our operations in that country may be adversely affected. We may experience a decrease in revenue and profitability and may need to discontinue our operations in that country. In extreme circumstances, we may lose the full amount of our investment as a result of this instability.

FUTURE ACQUISITIONS OR INVESTMENTS COULD DISRUPT OUR ONGOING BUSINESS, DISTRACT OUR MANAGEMENT AND EMPLOYEES, INCREASE OUR EXPENSES AND ADVERSELY AFFECT OUR BUSINESS

     A portion of our future growth may be accomplished by acquiring existing businesses, products or technologies. If we identify an appropriate acquisition candidate, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition, or integrate the acquired business, products or technologies into our existing business and operations. Further, completing a potential acquisition and integrating an acquired business may cause significant diversions of management time and resources.

     If we consummate one or more significant acquisitions in which the consideration consists of stock or other securities, your ownership interest could be significantly diluted. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash, including proceeds of this offering, to consummate the acquisition. Acquisition financing may not be available on favorable terms, or at all. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would have an adverse effect on our future operating results.

WE MAY BECOME SUBJECT TO LITIGATION IN CONNECTION WITH THE HIRING OF PARTICULAR EMPLOYEES

     Some companies have adopted a strategy of suing or threatening to sue former employees and their new employers for the alleged breach of an employment agreement. As we hire new employees from our current or potential competitors, we may become a party to one or more lawsuits involving the former employment of an employee. Any future litigation against us or our employees, regardless of the outcome, may result in substantial costs and expenses to us and may divert management's attention away from the operation of our business.

WE MAY BE UNABLE TO ENFORCE THE CONFIDENTIALITY AND NON-COMPETITION RESTRICTIONS IN SOME OF OUR EMPLOYEES' EMPLOYMENT AGREEMENTS IF THOSE EMPLOYEES LEAVE US

     The confidentiality and non-competition restrictions in some of our employment agreements with our executive officers and other employees may not be enforced in the event the executive or employee leaves us because courts in some jurisdictions view these restrictions unfavorably or as overreaching. If these confidentiality and non-competition restrictions are not enforced or the scope of the restriction is limited, we may lose our competitive advantage or face unexpected competition as a result of the disclosure or use of our proprietary knowledge, practices and procedures. Our employees, including key technical personnel, may leave us to join our competitors or start new businesses which may compete with us. Although members of our executive management team and particular employees are generally subject to confidentiality restrictions, and although some members of our executive management team are also subject to non-competition restrictions, we may be unable to legally enforce these restrictions or otherwise prevent the unauthorized disclosure or use of our proprietary knowledge, practices and procedures if these employees leave us.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FINANCING AS AND WHEN REQUIRED, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE HARMED

     We may need to raise additional funds in the future in order to fund more aggressive brand promotion or more rapid expansion, to develop new or enhanced services, to respond to competitive pressures or to make acquisitions. Additional financing may not be available on terms favorable to us, and may not be available at all. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand, take advantage of acquisition opportunities, develop or enhance our services or respond to competitive pressures, any of which could seriously harm our business, results of operations and financial condition. If we raise additional funds by issuing equity securities, the newly issued securities may have rights superior to those of the common stock and stockholders may experience dilution of their ownership interests. If we raise additional funds by issuing debt, we may be subject to limitations on the payment of dividends.

       CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS; MARKET DATA

     This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements may be found in the material set forth under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as in this prospectus generally. We generally use words such as "believes," "intends," "expects," "anticipates," "plans," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those expressed or implied in the forward-looking statements for many reasons, including the risks described under "Risk Factors" and elsewhere in this prospectus.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and we cannot assure you that our future results, levels of activity, performance or achievements will meet these expectations.

     This prospectus contains data related to the Internet professional services industry and estimates regarding its size and growth. These market data have been included in studies published by the market research firm of International Data Corporation. These data include projections that are based on a number of assumptions, including increasing worldwide business use of the Internet, the growth in the number of Web access devices per user, the absence of any failure of the Internet and the continued improvement of security on the Internet. If any of these assumptions is incorrect, actual results may differ from the projections based on those assumptions and these markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may harm our business and the market price of our common stock.

                          CONCURRENT PRIVATE PLACEMENT

     We have entered into a stock purchase agreement, as amended, with Cinergy Communications, Inc., a wholly owned subsidiary of Cinergy Corp., one of our principal utility customers. Under this agreement, Cinergy Communications purchased 1,237,000 shares of our common stock on June 15, 2000 for $10,000,000 and has agreed to purchase concurrently with the closing of this offering additional shares of our common stock so that it will own in the aggregate 4.99% of our common stock to be outstanding after this offering. Cinergy Communications will purchase the additional shares at a per share price equal to 80% of the initial public offering price per share, except that the aggregate purchase price for the additional shares will in no event exceed $10,000,000. In addition, if the market value of our outstanding common stock after this offering based on the initial public offering price is less than $500,000,000, then the purchase price for the additional shares to be purchased concurrently with the closing of this offering will be reduced so that the average purchase price for all shares to be owned by Cinergy Communications will equal 80% of the initial public offering price.


     Based on the number of shares of common stock outstanding as of March 31, 2000, after giving effect to the sale of the 1,237,000 shares to Cinergy Communications in June 2000, the issuance of common stock upon the exercise of stock options through June 15, 2000, the conversion of our outstanding preferred stock into common stock upon the closing of this offering and the shares being sold by us in this offering, we expect that Cinergy Communications will purchase an additional 929,279 shares of our common stock in the concurrent private placement. Based on an assumed initial public offering price of $8.00, the aggregate market value of our outstanding common stock would be less than $500,000,000. As a result, the aggregate purchase price for the 929,279 shares purchased by Cinergy Communications is approximately $3.9 million. Since Cinergy Communications will purchase the additional shares directly from us in the concurrent private placement, the underwriters will not receive any discount or commission on the sale of the shares. The closing of this concurrent private placement is contingent on, and will close simultaneously with, the closing of this offering.


     The shares sold to Cinergy Communications in June 2000 were not, and the shares being sold in the concurrent private placement will not be, registered for immediate sale under the Securities Act and, subject to certain limited exceptions involving a sale of us or a change of control, Cinergy Communications has agreed not to sell its shares of our common stock for a period of 180 days. We have also entered into a registration rights agreement with Cinergy Communications pursuant to which Cinergy Communications will be able to have its shares of our common stock registered for resale under the Securities Act at various times in the future. See "Shares Eligible for Future
Sale -- Registration Rights."


     In connection with the purchase of our common stock by Cinergy Communications, Cinergy Corp. has entered into a new service contract with us under which we will provide professional services to Cinergy Corp. over the next two years. The total scope of work under the new contract is currently estimated at $40 million and we are now embarking on the initial $16 million phase of the contract. For accounting purposes, we will allocate additional consideration to the sale of our common stock to Cinergy Communications so that with respect to the 1,237,000 shares sold in June 2000 the recognized proceeds will equal 90% of the initial public offering price and with respect to the shares to be sold concurrently with this offering the recognized proceeds will equal the initial public offering price. Based on an assumed initial public offering price of $8.00 per share and the sale of 929,279 shares in the concurrent private placement, the aggregate amount of additional consideration to be allocated to the sale of shares to Cinergy Communications for accounting purposes will be approximately $2.5 million. This additional amount allocated will be amortized as a reduction of revenues over the life of the service contract described above because the discount received by Cinergy Communications on its share purchase is viewed as an incentive for Cinergy Corp. to enter into the service contract.

                                USE OF PROCEEDS


     We estimate that the net proceeds to be received by us from this offering will be approximately $34.8 million, assuming an initial public offering price of $8.00 per share and after deducting estimated underwriting discounts and commissions and expenses payable by us. We will not receive any proceeds from the sale of common stock to be sold by the selling stockholders if the overallotment option is exercised; however, out of the proceeds Mr. Montgomery receives from any shares sold upon exercise of the overallotment option, he will repay his outstanding loan from us plus accrued interest. See "Certain Transactions -- Loan to Glenn E. Montgomery, Jr."



     Based on the assumed initial public offering price of $8.00 per share, we will receive approximately $3.9 million of proceeds from the sale of our common stock to Cinergy Communications, Inc. in the concurrent private placement. We received $10,000,000 from the sale of our common stock to Cinergy Communications in June 2000.



     We intend to use a portion of the proceeds we receive from this offering and the concurrent private placement to repay outstanding indebtedness under our revolving credit facility plus accrued interest. At March 31, 2000, outstanding borrowings under this agreement totaled approximately $21.8 million. Borrowings under the facility bear interest, at our option, at either a floating rate based on LIBOR or on the lending bank's prime rate. At March 31, 2000, borrowings under the facility bore interest at a blended rate of 9.27% per annum. Borrowings under the facility were used to partially fund the purchase of our previously outstanding Series A and Series B Preferred Stock and Class A Common Stock in connection with our 1999 recapitalization. Borrowings under the facility mature on August 12, 2003. See "Certain Transactions -- 1999 Recapitalization." We also intend to use a portion of the proceeds we receive from this offering and the concurrent private placement to pay to InSight Capital Partners, one of our largest stockholders, certain fees due it. Through affiliated entities, InSight acquired a 22.9% interest in us as part of our 1999 recapitalization. In connection with negotiating the terms of the recapitalization, we agreed to pay to InSight a fee at the time of our initial public offering and a fee for management and strategic advice provided by InSight to us up through the date of the initial public offering. Based on the number of shares of common stock expected to be outstanding upon consummation of this offering and assuming an initial offering price of $8.00 per share, the fee payable to InSight Capital Partners will be approximately $3.5 million. See "Certain Transactions -- InSight Capital Partners Transaction Fee."



     We intend to use the remaining net proceeds we receive from this offering, the concurrent private placement and the sale of our common stock in June 2000 to Cinergy Communications, aggregating approximately $22.9 million assuming an initial public offering price of $8.00 per share, for working capital and general corporate purposes, including advertising and marketing our brands and expanding our sales, project management and marketing staffs. We believe that cash from operations, borrowings available under our revolving credit facility or a new credit facility and the net proceeds of this offering, the concurrent private placement and the sale of our common stock in June 2000 to Cinergy Communications, after payment of the InSight fees and repayment of amounts outstanding under our revolving credit facility, will be sufficient to meet our working capital and capital expenditure requirements for at least the next twelve months.


     Except for the repayment of outstanding indebtedness and the payment of the fee to InSight Capital Partners, we have not identified any specific expenditure plans with respect to the proceeds we received from the June 2000 sale of common stock to Cinergy Communications and which we will receive from this offering and the concurrent private placement, and our management will have broad discretion in the application of these net proceeds. A portion of the net proceeds may be used to acquire or invest in complementary businesses, technologies, products or services or to invest in geographic expansion. Although we are not contemplating any specific acquisitions at this time and no portion of the net proceeds has been allocated for any acquisition, we evaluate acquisition opportunities on an ongoing basis. Pending use, we intend to invest the net proceeds in interest bearing, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock. We do not anticipate paying any cash dividend in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, operating results and capital requirements and other factors that our board of directors deems relevant.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2000:

     - on an actual basis;

     - on a pro forma basis to reflect the conversion of all outstanding shares of our preferred stock into common stock that will occur upon consummation of this offering; and

     - on a pro forma as adjusted basis to reflect


      -- the sale of 5,000,000 shares of common stock by us in this offering, after deducting estimated underwriting discounts and commissions and offering expenses, assuming an initial public offering price of $8.00 per share;


      -- the sale of 1,237,000 shares of our common stock in June 2000 to Cinergy Communications, Inc. for $10,000,000; and


      -- the sale of 929,279 shares of our common stock to Cinergy
         Communications in the concurrent private placement for approximately $3.9 million based on the assumed initial public offering price set forth above.


     This information should be read together with our consolidated financial statements and related notes appearing elsewhere in this prospectus.


                                                                     AS OF MARCH 31, 2000
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Long-term debt (net of deferred acquisition costs)..........  $ 21,770   $ 21,770     $     --
Stockholders' equity (deficit):
  Preferred Stock, $.001 par value; 75,000,000 shares
     authorized; 42,487,701 shares issued and outstanding;
     and no shares issued and outstanding pro forma and pro
     forma as adjusted......................................        42         --           --
  Common Stock, $.001 par value; 125,000,000 shares
     authorized; 14,889,223 shares issued and outstanding;
     36,133,073 shares issued and outstanding pro forma; and
     43,299,352 shares issued and outstanding pro forma as
     adjusted...............................................        15         36           43
  Additional paid-in capital................................    69,205     69,226      117,883
  Deferred compensation.....................................   (14,852)   (14,852)     (14,852)
  Accumulated deficit.......................................   (65,929)   (65,929)     (65,929)
  Accumulated other comprehensive income....................       312        312          312
                                                              --------   --------     --------
       Total stockholders' equity (deficit).................   (11,207)   (11,207)      37,457
                                                              --------   --------     --------
          Total capitalization..............................  $ 10,563   $ 10,563     $ 37,457
                                                              ========   ========     ========


     This table excludes the following:


     - an estimated $2.5 million increase in stockholders equity attributable to a new services contract with Cinergy Corp. as described under "Concurrent Private Placement;"


     - 3,255,053 shares issuable upon exercise of stock options outstanding as of March 31, 2000, of which 113,066 shares were issued upon exercise of options through June 15, 2000; and

     - 2,163,931 shares available for future grant or issuance under our stock option plan as of March 31, 2000.

                                    DILUTION

     Our pro forma net tangible book value (deficit) as of March 31, 2000 was $(11.2) million, or $(0.31) per share of common stock. Pro forma tangible book value (deficit) per share equals our total tangible assets minus our total liabilities, divided by the total number of shares of common stock outstanding as of March 31, 2000, assuming conversion of all outstanding shares of our preferred stock into shares of common stock upon closing of this offering. After giving effect to the sale by us of:


     - 5,000,000 shares in this offering, assuming an initial public offering price of $8.00 per share, and after deducting estimated underwriting discounts and commission and offering expenses;


     - 1,237,000 shares of our common stock in June 2000 to Cinergy Communications, Inc. for $10,000,000; and


     - 929,279 shares of our common stock to Cinergy Communications in the concurrent private placement for approximately $3.9 million based on the assumed initial public offering price set forth above, our pro forma net tangible book value at March 31, 2000 would have been approximately $37.5 million, or $0.87 per share of common stock. This represents an immediate increase in pro forma net tangible book value (deficit) of $1.18 per share to existing stockholders and an immediate dilution of $7.13 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:



Assumed initial public offering price.......................            $ 8.00
  Pro forma net tangible book value (deficit) per share at
     March 31, 2000.........................................  $(0.31)
  Increase per share attributable to this offering..........    1.18
Pro forma net tangible book value (deficit) per share after
  this offering.............................................              0.87
                                                                        ------
Dilution per share to new investors.........................            $ 7.13
                                                                        ======



     The foregoing table and calculations exclude 3,255,053 shares of our common stock issuable upon exercise of options outstanding at March 31, 2000 at a weighted average exercise price of $0.13 per share. If all of these options were exercised on the date of the closing of this offering, investors purchasing shares in this offering would suffer total dilution of $7.19 per share. Options to purchase 113,066 shares were exercised in the second quarter of 2000 through June 15, 2000.


     The following table summarizes, on a pro forma basis as of March 31, 2000 to give effect to the automatic conversion of all outstanding shares of our preferred stock into common stock upon the closing of this offering, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by the existing stockholders, by Cinergy Communications and by new investors purchasing shares in this offering, assuming an initial public offering price of $8.00 per share:


                                      SHARES PURCHASED        TOTAL CONSIDERATION
                                    --------------------     ----------------------     AVERAGE PRICE
                                      NUMBER     PERCENT        AMOUNT      PERCENT       PER SHARE
                                    ----------   -------     ------------   -------     -------------
Existing stockholders.............  36,133,073     82.2%     $ 47,039,000     46.6%        $ 1.30
Cinergy Communications, Inc. .....   2,166,279      4.9        13,864,186     13.7         $ 6.40
New investors.....................   5,000,000     11.4        40,000,000     39.6         $ 8.00
Shares issuable upon exercise of
  options to officers and
  directors.......................     669,357      1.5            61,581      0.1         $ 0.09
                                    ----------    -----      ------------    -----
          Total...................  43,968,709    100.0%     $100,964,767    100.0%
                                    ==========    =====      ============    =====



     If the underwriters' over-allotment option is exercised in full, the number of shares of common stock held by existing shareholders will be reduced to 35,383,073, or 80.5% of the total number of shares of common stock to be outstanding after this offering, and the number of shares of common stock held by new investors will increase to 5,750,000 shares, or 13.1% of the total number of shares of common stock to be outstanding after this offering. See "Principal and Selling Stockholders."

     The foregoing table and calculations exclude 2,585,696 shares of common stock issuable on exercise of options outstanding at March 31, 2000 which are held by persons who are not officers or directors at a weighted average price per share of $0.17 per share and 2,163,931 shares of common stock that are reserved for future issuance under our stock option plan at March 31, 2000.


     The foregoing tables and calculations exclude the effect of an estimated $2.5 million increase in stockholders equity attributable to a new services contract with Cinergy Corp. as described under "Concurrent Private Placement."


     This offering will benefit our existing stockholders by creating a public market for our common stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data as of December 31, 1998 and December 31, 1999 and for each of the years in the three-year period ended December 31, 1999 come from our consolidated financial statements which have been audited by Grant Thornton LLP, our independent public accountants, and are included elsewhere in this prospectus. The selected consolidated financial data at December 31, 1997 and as of and for the years ended December 31, 1995 and 1996 come from our consolidated financial statements which are not included in this prospectus. The selected consolidated financial data at March 31, 2000 and for the three-month periods ended March 31, 1999 and March 31, 2000 come from our unaudited consolidated financial statements included elsewhere in this prospectus. The balance sheet data at March 31, 1999 comes from our unaudited consolidated financial statements which was not included in this prospectus. In the opinion of our management the unaudited consolidated financial data reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position and results of operations for the unaudited periods. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. For preliminary results of operations for the three months ended June 30, 2000, see "Summary -- Recent Financial Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Financial Results." Historical results are not necessarily indicative of future results and results for interim periods are not necessarily indicative of results for the entire year.

                                                                                                            THREE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31(1),                          MARCH 31(1),
                                         --------------------------------------------------------------   -----------------------
                                          1995(2)     1996(2)(3)      1997         1998         1999         1999         2000
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                    (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:
 Revenues:
   Integration, consulting and other
     services..........................  $   19,966   $  27,406    $   21,517   $   28,957   $   41,029   $    9,283   $   13,552
   Subcontractor and other revenue.....      38,014      24,336        19,339       18,458       25,581        5,526        5,081
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
       Total revenues..................      57,980      51,742        40,856       47,415       66,610       14,809       18,633
 Cost of revenues:
   Cost of integration, consulting and
     other services (exclusive of $143
     and $19 in 1999 and the March 31,
     2000 period, respectively,
     reported below as employee stock
     compensation expense).............      20,334      16,608        17,326       17,564       22,296        5,153        6,601
   Cost of subcontractor and other
     revenue...........................      20,402      12,731        13,010       13,959       20,205        4,345        3,963
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
       Total cost of revenues..........      40,736      29,339        30,336       31,523       42,501        9,498       10,564
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
 Gross profit..........................      17,244      22,403        10,520       15,892       24,109        5,311        8,069
 Selling, general, and administrative
   expenses............................      23,027      26,397        11,574       12,123       16,855        3,867        7,473
 (exclusive of $12,094 and $601 in 1999
   and the March 31, 2000 period,
   respectively, reported below as
   employee stock compensation expense)
 Recapitalization costs................          --          --            --           --        7,098           --           --
 Employee stock compensation expense...          --          --             8           12       12,237           --          620
 Consulting agreement termination
   costs...............................          --          --            --           --        3,920           --           --
 Loss from disposal of assets..........          --          --            --           93           --           --           --
 Research and development..............       5,124       5,925           173           --           --           --           --
 Gain (loss) from restructuring........          --       7,901        (1,218)         (95)          --           --           --
 Loss on impaired assets...............          --       8,459            --           --           --           --           --
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
       Total operating expenses........      28,151      48,682        10,537       12,133       40,110        3,867        8,093
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
 Operating income (loss)...............     (10,907)    (26,279)          (17)       3,759      (16,001)       1,444          (24)
 Other income (loss):
   Net interest income (expense).......        (154)       (474)       (1,088)          57         (602)          15         (444)
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
   Income (loss) before income taxes...     (11,061)    (26,753)       (1,105)       3,816      (16,603)       1,459         (468)
 Income tax benefit (expense)..........          --          --            --        1,861        1,347          128         (431)
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
 Net income (loss).....................     (11,061)    (26,753)       (1,105)       5,677      (15,256)       1,587         (899)
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
 Preferred stock adjustments(4)........      (3,256)       (802)         (776)        (853)      12,432         (207)          --
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
 Net income (loss) attributable to
   common shareholders.................  $  (14,317)  $ (27,555)   $   (1,881)  $    4,824   $   (2,824)  $    1,380   $     (899)
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
 Net income (loss) per share:
   Basic net income (loss) per
     share(4)..........................  $    (0.97)  $   (1.42)   $    (0.12)  $     0.32   $    (0.20)  $     0.09   $    (0.06)
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
   Diluted net income (loss) per
     share(4)..........................  $    (0.97)  $   (1.42)   $    (0.12)  $     0.20   $    (0.20)  $     0.06   $    (0.06)
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
 Weighted average common shares
   outstanding:
   Basic average shares................  14,709,120   19,462,165   16,234,348   15,135,368   14,310,546   15,478,085   14,487,160
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
   Diluted average shares..............  14,709,120   19,462,165   16,234,348   23,771,852   14,310,546   23,634,615   14,487,160
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
Pro forma basic net income (loss) per
 share(4)(5)...........................          --          --            --           --   $    (0.10)          --   $    (0.03)
Pro forma diluted net income (loss) per
 share(4)(5)...........................          --          --            --           --   $    (0.10)          --   $    (0.03)
Pro forma weighted average number of
 shares used in calculating pro forma
 net income (loss) per share(5):
 Basic average shares..................          --          --            --           --   27,424,410           --   35,731,010
 Diluted average shares................          --          --            --           --   27,424,410           --   35,731,010
CONSOLIDATED BALANCE SHEET DATA:
 Cash and cash equivalents.............  $    2,918   $   1,755    $    2,092   $    4,958   $    1,596   $    1,280   $    2,358
 Working capital (deficit).............      (4,638)    (12,411)       (8,666)        (490)       5,932          246        5,257
 Total assets..........................      42,253      23,861        13,511       17,977       26,707       17,172       29,636
 Long-term debt (net of deferred
   acquisition costs)..................         695       2,830         1,725           --       21,753           --       21,770
 Total stockholders' equity
   (deficit)...........................     (13,118)    (34,719)      (36,734)     (28,820)     (11,035)     (27,648)     (11,207)

---------------

(1) All periods presented reflect certain reclassifications, disclosures and restatements which have been made to conform to the requirements of the Securities and Exchange Commission.

(2) Results for 1995 and 1996 include revenues from our discontinued GDS software product line. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Our 1996 financial statements were restated for the write-off of goodwill. No opinion was expressed on the restated financial statements.

(4) Reflects in 1999 a one-time adjustment of $13.1 million or $0.92 per share (basic and diluted) and $0.48 per share (pro forma basic and pro forma diluted) related to the purchase in our recapitalization of previously outstanding preferred stock for less than its stated redemption value. All years presented and the three month period ended March 31, 1999 reflect accretion of the previously outstanding preferred stock to its stated redemption value. See Note H of Notes to Consolidated Financial Statements.

(5) Reflects the automatic conversion of each outstanding share of preferred stock into 0.5 shares of our common stock on consummation of this offering as if these shares were outstanding from their date of issuance.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements included in this prospectus. This discussion includes forward-looking statements that involve risks and uncertainties. Please see "Cautionary Note Regarding Forward Looking Statements; Market Data."

OVERVIEW

     We provide professional services that enable utilities and local governments to implement eBusiness solutions that transform their organizations from paper-based operations into digital business environments. Our solutions provide our clients with the ability to integrate data from various sources in order to provide real-time responses to internal and external information requirements.

     Utility Graphics Consulting Corporation, the predecessor of Convergent Group, was founded in 1985. UGC provided both automated mapping and facilities management services and geographic information systems (GIS) consulting services. In 1994, UGC merged with Graphic Data Systems Corporation, a GIS software product company, to form Convergent Group. Following the merger, we initially pursued opportunities in the GIS market, developing and marketing Graphic Data Systems' computer-aided design and GIS products, which we called "GDS" software. However, after two years of unsuccessful operations, we discontinued operations of the GDS software group in 1996. Since that time we have focused solely on the development of information technology solutions for the utility and local government markets.

     We derive the majority of our revenue from our professional services which include consulting and software integration. Our consulting services consist of evaluating existing information systems, recommending solutions and components including hardware and software to transition to real-time information digital environments, analyzing the cost and benefit, developing the strategies to implement digital environments and training personnel to transition the change. Integration services consist of developing specific software code or employing our previously developed code, which is our intellectual property, to integrate new software into new or existing systems. These professional services are included in integration, consulting and other services revenue.

     Subcontractor and other revenue includes data conversion services and computer hardware and software revenue, each of which can be a portion of the solution we provide our client. Data conversion has historically been performed principally through a single subcontractor whom we manage as part of delivering our solutions for our clients. We have recently begun using several other subcontractors for new client engagements. We act as a value added reseller for some computer hardware and software manufacturers. We expect revenue from data conversion services to decline in future years as a percent of our overall revenues.

     We expect that we will derive an increasing percentage of our revenues from consulting and integration services in future periods. We provide most of our hardware and software procurement and data conversion services during the earlier stages of a client engagement, and once we have completed these services for a client, the client's further requirements for these services are substantially lower. Thus, when existing clients retain us for subsequent projects, it will increasingly be to provide consulting and integration software and eBusiness services.

     We derive revenues from our professional services through fixed-price, fixed-time contracts, obtained mainly on a non-competitive bid basis. To determine our fixed price, we first evaluate a client's current information technology resources and its projected requirements. We then prepare a detailed scope of work that addresses the client's stated requirements. After the client approves the project, we determine the costs of the various project components, including those for professional services, hardware, software and data conversion. These costs are then reviewed internally by our pricing committee, and the completed contract is delivered to the client for approval. Under most contracts we require that the client pay a project initiation fee to cover the mobilization of the project team. Typically, project initiation fees are charged in connection with projects which include a significant amount of consulting and/or integration costs. We recognize revenue from fixed-price contracts on the basis of the estimated percentage-of-completion of services rendered or when the services have been performed, and losses, if any, are accrued when they become known and/or are reasonably determinable. Clients are generally invoiced on a monthly basis. Payment is due in 30 days.

     Our projects vary in size and scope. In 1998, our five largest clients accounted for approximately 59% of our revenues, with Cinergy Corp. accounting for approximately 20%, Alliant Energy Corporation accounting for approximately 16% and Citizens Utilities accounting for approximately 11% of revenues during this period. In 1999, our five largest clients accounted for approximately 49% of our revenues, with Cinergy accounting for approximately 18% and Alliant and Citizens Utilities, each accounting for approximately 9% of revenues during this period. We expect that our client base will continue to expand and that the concentration of revenues among a small number of large clients will decrease. This decrease in concentration is a result of both an industry trend toward shorter project life cycles and our diversification in markets outside the United States, particularly in Europe, the Asia-Pacific region, and South America. Our current average project term is approximately two years. We expect that this period will decrease to twelve to eighteen months in the future as a result of the implementation of our rapid performance modeling methodology. In addition, as a result of rapid changes in the software and information processing technology industries, our clients are replacing their information technology systems more frequently than in the past, thereby shortening their requirements for delivery and completion.

     Our most significant operating expenses for integration, consulting and other services consist of project personnel costs, including compensation, benefits and project-related travel expenses. We expect to increase the number of professional staff significantly during 2000 and in future years to support our expected revenue growth in this area. As a result of this growth, we expect our direct cost of integration, consulting and other services revenue to increase significantly. In addition, we expect the personnel cost of each professional staff member to increase as the solutions we deliver become more complex and require our staff members to obtain additional training. Members of our professional staff are highly trained and we expect that salary and benefit costs will increase as we strive to maintain our competitive position. Although these direct costs are expected to increase, we expect our gross profit margins on our integration, consulting and other services revenue to increase due to improved delivery efficiencies achieved through the use of our internally developed software solutions and our Rapid Performance Modeling methodology. Rapid Performance Modeling is the methodology we employ to speed the delivery of integration software solutions to our clients and to reduce our professional service costs. At the outset of each engagement, we identify the components used in previously developed software that can be used to satisfy the new client's requirements. We deliver the core code of these previously developed software components to our client, customize the code to meet the client's solution requirements and eliminate the professional labor cost associated with redeveloping the core software code.

     Expenses related to subcontractor and other revenue include software, hardware and subcontractor costs. We expect costs of software and hardware to decrease as a percentage of revenue. Data conversion services are labor intensive and generate low gross profit margins. We plan to improve our profit margins on these services by better managing our subcontractors and by engaging additional subcontractors. Data migration services, which will be included in integration consulting and other services revenues, are less labor intensive than data conversion services but require a higher degree of technical skill. As a result of our personnel growth and accompanying enhanced internal capabilities, we believe that we can realize higher profit margins on data migration services than on data conversion services by performing these services internally.

     Selling, general and administrative expenses are expected to increase during 2000 due to the opening of new sales and marketing offices in the United Kingdom and Australia, each of which were opened during the first quarter of 2000. Selling expenses are also expected to increase due to our efforts to develop brand name recognition through the aggressive marketing of our Digital Utility and Government Gateway solutions. In addition, administrative costs are expected to increase as a percentage of revenue as we hire additional management personnel to manage our growth.

     Due to the historic lack of profitability from the sales of our GDS software product and the significant research and development costs related to its continuing development, we discontinued all further development and sale of the product in December 1996, recording a restructuring charge of $16.3 million relating to asset write-offs and obligations in excess of expected revenue. We now have no material revenues or expenses associated with this software product.

     In August 1999, we completed a recapitalization in which we repurchased all of the preferred and common stock previously held by our two largest shareholders. We raised $45.5 million in the recapitalization through the sale of preferred equity, and obtained a $25.0 million revolving credit facility, from which $22.0 million was borrowed in connection with the recapitalization. Total recapitalization expenses of $23.2 million included $3.9 million paid to terminate a consulting agreement with a former stockholder, approximately $1.0 million used to pay cash bonuses, $12.3 million of non-cash employee stock issuance expenses, $2.4 million used to terminate existing employment agreements, $3.5 million used to retire performance obligations and $200,000 used to pay legal, accounting and termination fees. These expenses represented a one time charge against our operating income. In connection with the recapitalization, we issued $9.1 million of stock and stock options. The stock and options were issued as an incentive to our employees and we recorded the issuance as a non-cash operating expense. For further information regarding the recapitalization, see "Certain Transactions -- 1999 Recapitalization."

     We have recorded deferred compensation expense with respect to options outstanding at March 31, 2000 with exercise prices below the fair market value of our common stock at the date of grant of $14,852,000, which we expect to recognize as compensation expense in future periods as follows:

                                                              DEFERRED COMPENSATION
PERIOD                                                               EXPENSE
------                                                        ---------------------
Nine Months Ending December 31, 2000........................       $3,186,000
Year Ending December 31, 2001...............................        3,557,000
Year Ending December 31, 2002...............................        2,888,000
Year Ending December 31, 2003...............................        2,202,000
Year Ending December 31, 2004...............................        3,007,000
Year Ending December 31, 2005...............................           12,000

In addition, as a result of the granting of options which vest over the next five years based on the achievement of performance targets established by our board of directors, there could be additional non-cash compensation expense of up to $962,000 over the next five years. The foregoing compensation amounts will be reduced if employees terminate employment prior to their options having fully vested.

     We plan to continue to expand our operations by hiring additional professional staff members and other employees, and adding new offices, systems and other infrastructure. The resulting increase in operating expenses would harm our operating results if our revenues do not increase to support such expenses. Based on all of the foregoing, we believe that our quarterly revenue and operating results are likely to vary significantly in the future and that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied on as indications of future performance.


     In the quarter in which this offering is consummated we will record an additional operating expense related to the fee payable to InSight Capital Partners. See "Certain Transactions -- InSight Capital Partners Transaction Fees." Based on the number of shares of common stock expected to be outstanding upon consummation of this offering, and assuming an initial public offering price of $8.00 per share, the fee payable to InSight will be approximately $3.5 million.

RECENT FINANCIAL RESULTS

     Based on preliminary information as to the results of operations for the three months ended June 30, 2000, we anticipate revenues of $22.0 million for the period compared with revenues of $16.3 million for the three months ended June 30, 1999, an increase of 35.0%. The period to period increase in revenues was primarily due to an increase in integration, consulting and other services revenue as a result of the addition of professional personnel to service engagements and revenues from subcontractor and other revenue resulting from an increase in software and hardware revenue.

     Gross profit for the three months ended June 30, 2000 should approximate $8.8 million, an increase of 54.4% over the gross profit for the three months ended June 30, 1999 of $5.7 million. The increase in gross profit was primarily due to the increase in revenues described above. Our gross profit margin increased from 35% to 40% due primarily to our use of Rapid Performance Modeling, which allows us to eliminate redundant cost of developing core software code for similar business applications.

     Net income (loss) for the three months ended June 30, 2000 decreased by $2.4 million to a net loss of $0.6 million for the three months ended June 30, 2000 from net income of $1.8 million for the three months ended June 30, 1999. Our net loss for the three months ended June 30, 2000 was primarily due to an increase in selling, general and administrative personnel and related expenses. This increase was due primarily to hiring additional sales and marketing personnel domestically and in our offices in London, England and Brisbane, Australia to cultivate and develop additional customers. In addition, we added administrative personnel to recruit professional and technical personnel and manage our hiring process. Operating expenses also include non-cash employee stock compensation expense of approximately $0.3 million for the three months ended June 30, 2000 compared with none for the three months ended June 30, 1999.

     The foregoing information is preliminary, unaudited and subject to adjustment. Results for the interim period are not necessarily indicative of the results for the entire year.

RESULTS OF OPERATIONS

     The following table sets forth the percentage of total revenues of specific consolidated financial data for the periods indicated:

                                                                                  THREE MONTHS
                                                                                     ENDED
                                             YEAR ENDED DECEMBER 31,               MARCH 31,
                                    -----------------------------------------    --------------
                                    1995     1996     1997     1998     1999     1999     2000
                                    -----    -----    -----    -----    -----    -----    -----
Revenues:
  Integration, consulting and
     other services...............   34.4%    53.0%    52.7%    61.1%    61.6%    62.7%    72.7%
  Subcontractor and other
     revenue......................   65.6     47.0     47.3     38.9     38.4     37.3     27.3
                                    -----    -----    -----    -----    -----    -----    -----
          Total revenues..........  100.0    100.0    100.0    100.0    100.0    100.0    100.0
Cost of revenues:
  Cost of integration, consulting
     and other services...........   35.1     32.1     42.4     37.0     33.5     34.8     35.4
  Cost of subcontractor and other
     revenue......................   35.2     24.6     31.8     29.4     30.3     29.3     21.3
                                    -----    -----    -----    -----    -----    -----    -----
          Total cost of
            revenues..............   70.3     56.7     74.2     66.4     63.8     64.1     56.7
                                    -----    -----    -----    -----    -----    -----    -----
Gross profit......................   29.7     43.3     25.8     33.6     36.2     35.9     43.3
Expenses:
  Selling, general, and
     administrative expenses......   39.7     51.0     28.3     25.6     25.3     26.1     40.1
  Recapitalization costs..........     --       --       --       --     10.7       --       --
  Employee stock compensation
     expense......................     --       --       --       --     18.4       --      3.3
  Consulting agreement termination
     costs........................     --       --       --       --      5.9       --       --
  (Gain) loss from
     restructuring................     --     15.3     (2.9)    (0.2)      --       --       --
  Loss from disposal of assets....     --     16.3       --      0.2       --       --       --
  Research and development........    8.8     11.5      0.4       --       --       --       --
                                    -----    -----    -----    -----    -----    -----    -----
          Total expenses..........   48.5     94.1     25.8     25.6     60.3     26.1     43.4
                                    -----    -----    -----    -----    -----    -----    -----
          Operating income
            (loss)................  (18.8)   (50.8)      --      8.0    (24.1)     9.8     (0.1)
Other income (loss):
  Interest income (expense).......   (0.2)    (0.9)    (2.7)     0.1     (0.9)     0.1     (2.4)
          Income (loss) before
            taxes.................  (19.0)   (51.7)    (2.7)     8.1    (25.0)     9.9     (2.5)
                                    -----    -----    -----    -----    -----    -----    -----
          Income tax benefit
            (expense).............     --       --       --      3.9      2.0      0.9     (2.3)
                                    -----    -----    -----    -----    -----    -----    -----
          Net income (loss).......  (19.0)   (51.7)    (2.7)    12.0    (23.0)    10.8     (4.8)
                                    =====    =====    =====    =====    =====    =====    =====
Preferred stock adjustments.......   (5.6)    (1.5)    (1.9)    (1.8)    18.7     (1.4)      --
                                    -----    -----    -----    -----    -----    -----    -----
          Net income (loss)
            available to common
            stockholders..........  (24.6)%  (53.2)%   (4.6)%   10.2%    (4.3)%    9.4%    (4.8)%
                                    =====    =====    =====    =====    =====    =====    =====

THREE MONTHS ENDED MARCH 31, 1999 AND 2000

     Revenues. Revenues increased 25.8% from $14.8 million for the three months ended March 31, 1999 to $18.6 million for the three months ended March 31, 2000. This increase was due to growth in integration, consulting and other services revenue of $4.3 million, offset by a decrease in subcontractor and other revenue of $400,000. Revenue from integration, consulting and other services increased 46.0% from $9.3 million for the three months ended March 31, 1999 to $13.6 million for the three months ended March 31, 2000. The increase in revenue from integration, consulting and other services was due to an increase in the number of engagements and increase in the scope of engagements for the three months ended March 31, 2000 over 1999. The decrease in subcontractor and other revenue was primarily attributable to a decrease in data conversion services performed offset in part by an increase in third party software sold. Revenue from data conversion decreased by approximately $800,000 from $3.3 million for the three months ended March 31, 1999 to $2.5 million for the three months ended March 31, 2000. Third party software revenue increased by $300,000 from $1.0 million for the three months ended March 31, 1999 to $1.3 million for the three months ended March 31, 2000. We expect that data conversion revenue will decline as a percentage of revenue during future quarters.

     Gross Profit. Gross profit increased by 51.9% from $5.3 million for the three months ended March 31, 1999 to $8.1 million for the three months ended March 31, 2000. Our gross profit margin from integration, consulting and other services revenue increased from 44.5% for the three months ended March 31, 1999 to 51.3% for the three months ended March 31, 2000. This increase is primarily attributable to revenue from sales of software developed during previous engagements which because of our Rapid Performance Modeling approach was usable for new engagements. The cost of developing this reusable software was substantially expensed against the engagements as part of cost of revenues during 1999. Rapid Performance Modeling allows us to eliminate redundant cost of developing core software code for similar business applications and was deployed during the second half of 1999. Gross profit and gross profit margin for the three months ended March 31, 2000 does not include approximately $19,000 reported as employee stock compensation expense.

     Gross profit from subcontractor and other revenue decreased 5.3% from $1.2 million for the three months ended March 31, 1999 to $1.1 million for the three months ended March 31, 2000. Our gross profit margin on subcontractor and other revenue increased by 0.6% from 21.4% during the three months ended March 31, 1999 to 22.0% for the three months ended March 31, 2000. The primary reason for this increase is the shift in revenue mix from lower margin conversion revenue to higher margin third party software revenue. Our revenue from third party software is dependent upon our customers' and the projects' scheduled delivery requirements. We expect third party software revenue to fluctuate from quarter to quarter.

     Operating Expenses. Excluding $600,000 of employee stock compensation expense for the three months ended March 31, 2000, total operating expenses increased 93.3% from $3.9 million during the three months ended March 31, 1999 to $7.5 million for the three months ended March 31, 2000. This increase reflects an increase in selling, general and administrative personnel and related expense. Our selling, general and administrative headcount increased by 66.1% from 59 for the three months ended March 31, 1999 to 98 for the three months ended March 31, 2000. This increase was due primarily to hiring additional sales and marketing personnel to cultivate and develop additional customers and the expenses incurred in connection with opening, during the fourth quarter of 1999, a new office in Boston, Massachusetts. In addition, we added administrative personnel to recruit professional and technical personnel and to manage our hiring process.

     Net Interest Income (Expense). Net interest income for the three months ended March 31, 1999 of $15,000 compared to net interest expense of $444,000 for the three months ended March 31, 2000. This increase in interest expense was due to interest payable on $22.0 million borrowed under our revolving credit loan facility in connection with our 1999 recapitalization.

     Income (Loss) Before Taxes. Our income (loss) before provision (benefit) for income taxes decreased from $1.5 million for the three months ended March 31, 1999 to $(500,000) for the three months ended March 31, 2000. This decrease is primarily due to the increase in selling, general and administrative expenses and approximately $600,000 of employee stock compensation amortization in the three months ended March 31, 2000.

     Income Tax Benefit (Expense). The income tax benefit for the three months ended March 31, 1999 was $100,000, compared to an income tax provision of $(400,000) for the three months ended March 31, 2000. Income tax benefit was recorded to the extent we expected to realize a tax benefit from the use of our net operating losses in future periods. We believe that, based upon our history of operations, recording a tax benefit for more than the amount we expect to realize in our next fiscal year would be inappropriate. Based upon our expectations for the remaining portion of this year and our fiscal year 2001 and limitations placed on the use of our net operating losses by the Internal Revenue Code and Regulations, we have reduced our deferred tax asset to reflect the asset we believe will be allowable under these limitations to offset income taxes for the current and our next fiscal year.

     Net Income (Loss). As a result of the foregoing factors, we incurred a net loss of $(900,000) for the three months ended March 31, 2000 as compared to net income of $1.6 million for the three months ended March 31, 1999. For the three months ended March 31, 1999, we also recorded $(200,000) of accretion related to our previously outstanding mandatorily redeemable preferred stock.

YEARS ENDED DECEMBER 31, 1998 AND 1999

     Revenues. Revenues increased 40.5% from $47.4 million for the year ended December 31, 1998 to $66.6 million for the year ended December 31, 1999. This increase was due to growth in both integration, consulting and other services revenue and subcontractor and other revenue. Revenues from integration, consulting and other services increased 41.7% from $29.0 million for the year ended December 31, 1998 to $41.0 million for the year ended December 31, 1999. Revenues from subcontractors and other revenue increased 38.6% from $18.5 million for the year ended December 31, 1998 to $25.6 million for the year ended December 31, 1999. Revenues from subcontractors increased 101% from $8.3 million for the year ended December 31, 1998 to $16.8 million for the year ended December 31, 1999. This increase was due to an increase in the number of engagements requiring data conversion services and performance improvements of our subcontractor on those engagements during 1999. Hardware and software revenue decreased by 19.6% from $6.6 million for the year ended December 31, 1998 to $5.3 million for the year ended December 31, 1999 due to the decrease in the number of engagements requiring hardware and software deliveries.

     Gross Profit. Gross profit increased 51.7% from $15.9 million for the year ended December 31, 1998 to $24.1 million for the year ended December 31, 1999. Gross profit from integration, consulting and other services revenue increased 64.4% from $11.4 million for the year ended December 31, 1998 to $18.7 million for the year ended December 31, 1999. Our gross profit margin from integration, consulting and other services revenue increased from 39.3% for the year ended December 31, 1998 to 45.7% for the year ended December 31, 1999. Gross profit and gross profit margin in 1999 from integration, consulting and other services does not reflect approximately $143,000 reported as employee stock compensation expense. The increase in gross profit and gross profit margin reflects the implementation during 1999 of our Rapid Performance Modeling project approach, which decreased the cost of delivering our services. The implementation of Rapid Performance Modeling in 1999 allowed us to eliminate redundant costs of developing core software code for similar business applications. Rapid Performance Modeling was deployed during the second half of 1999 on eleven new projects, reducing professional services costs by approximately $1.4 million.

     Gross profit from subcontractor and other revenue increased 19.5% from $4.5 million for the year ended December 31, 1998 to $5.4 million for the year ended December 31, 1999. The gross profit margin on subcontractor and other revenue decreased from 24.4% for the year ended December 31, 1998 to 21.0% for the year ended December 31, 1999. This decrease was due to a shift in revenue from higher margin hardware and software sales to lower margin subcontractor revenue. Gross profit margin on subcontractor revenue increased to 10.6% for the year ended December 31, 1999 from 5.9% for the year ended December 31, 1998 primarily due to revenue from contracts on new conversion engagements on which we realized an improvement in our gross profit margin. Gross profit margin on software and hardware revenue increased marginally by 1.3% to 37.9% for the year ended December 31, 1999 from 36.6% for the year ended December 31, 1998.

     Operating Expenses. Excluding $23.3 million in costs associated with our recapitalization, total operating expenses increased 38.9% from $12.1 million for the year ended December 31, 1998 to $16.9 million for the year ended December 31, 1999. This increase reflected an increase in selling, general and administrative expense resulting from expenses incurred in connection with our initiation of customer relationship management services, the opening of a new office in Boston, Massachusetts, and hiring additional management, marketing and technical personnel to support the growth in our business.

     Net Interest Income (Expense). Net interest income of $100,000 for the year ended December 31, 1998 compared to net interest expense of $600,000 for the year ended December 31, 1999. This decrease was due to the interest payable on the $22.0 million borrowed under our revolving credit loan facility in connection with our recapitalization.

     Income (Loss) Before Taxes. Our income (loss) before provision (benefit) for income taxes decreased from $3.8 million for the year ended December 31, 1998 to $(16.6) million for the year ended December 31, 1999. Excluding costs associated with our recapitalization, income before taxes would have increased 74.3% from $3.8 million for the year ended December 31, 1998 to $6.7 million for the year ended December 31, 1999.

     Income Tax Benefit. The income tax benefit was $1.9 million for the year ended December 31, 1998, compared to an income tax benefit of $1.3 million for the year ended December 31, 1999. Income tax benefit is recorded to the extent we expect to realize a tax benefit from the use of our net operating losses in future periods. We recorded a deferred tax asset at December 31, 1998 based on our estimated taxable earnings for 1999. At December 31, 1999, the deferred tax asset was increased based on our estimated taxable earnings for the year ended December 31, 2000. We believe that, based on our history of operations, recording a tax benefit for more than the amount we expected to realize in our next fiscal year would be inappropriate. However, we believe that there is sufficient positive evidence of near term earnings to conclude that it is more likely than not that the recognized deferred tax asset will be realized.

     At December 31, 1999 we had net operating loss carryforwards for U.S. federal income tax purposes of $33.1 million which expire at various dates between 2008 and 2019. As a result of limitations placed on utilization of these net operating loss carryforwards by Section 382 of the Internal Revenue Code, our utilization of these net operating loss carryforwards will be limited to approximately $3.8 million per year. We also had approximately $7.0 million of foreign net operating loss carryforwards, principally resulting from our former operations in the United Kingdom. These net operating losses carry forward indefinitely and will be available to offset future operating profits, if any, in the United Kingdom.

     Net Income (Loss). We incurred a net loss of $15.3 million for the year ended December 31, 1999, as compared to net income of $5.7 million for the year ended December 31, 1998. Excluding the costs associated with our recapitalization (net of tax benefits), we would have realized net income of $8.0 million in 1999. We also recorded in 1999 and 1998 adjustments related to our previously outstanding mandatorily redeemable preferred stock of $12.4 million and $(900,000), respectively. The increase in 1999 reflects our repurchase in our recapitalization of our previously outstanding preferred stock at less than its then accreted value.

YEARS ENDED DECEMBER 31, 1997 AND 1998

     Revenues. Revenues increased 16.1% from $40.9 million for the year ended December 31, 1997 to $47.4 million for the year ended December 31, 1998, reflecting an increase in integration, consulting and other services revenues of 34.6% from $21.5 million for the year ended December 31, 1997 to $29.0 million for the year ended December 31, 1998. The increase in integration, consulting and other services revenue was due to an increase in the number and size of our client engagements and an increase in the scope of our engagements. Subcontractor and other revenue decreased 4.6% from $19.3 million for the year ended December 31, 1997 to $18.5 million for the year ended December 31, 1998. Revenues from subcontractors increased 270.6% from $2.3 million for the year ended December 31, 1997 to $8.3 million for the year ended December 31, 1998. This increase was due to an increase in the number and scope of services on engagements requiring data conversion services. Hardware and software revenue decreased by 44.3% from $11.8 million for the year ended December 31, 1997 to $6.6 million for the year ended December 31, 1998. This decrease was primarily due to a decrease in third party software purchases, which were required during the year ended December 31, 1997 to replace the GDS software which we had sold or had committed to sell in 1996.

     Gross profit. Gross profit increased 51.1% from $10.5 million for the year ended December 31, 1997 to $15.9 million for the year ended December 31, 1998. This increase was due primarily to an increase in gross profit from integration, consulting, and other services revenue. Gross profit from integration, consulting and other services revenue increased 172% from $4.2 million for the year ended December 31, 1997 to $11.4 million for the year ended December 31, 1998. Our gross profit margin on integration, consulting and other services revenue increased from 19.5% for the year ended December 31, 1997 to 39.3% for the year ended December 31, 1998. These increases were primarily due to the absence in 1998 of approximately $1.6 million of costs incurred in 1997 in excess of the $1.0 million reserve existing at December 31, 1996 for project rework required as a result of the discontinuance of our GDS software product group in 1996. As part of the discontinuance, we transitioned our clients, at our expense, from GDS software to compatible third-party software. This replacement and rework was substantially completed during 1997. The majority of our rework cost resulted from substituting third party software for GDS software. We found that the third party software did not have the same functionality as the GDS software, and, as a result, we incurred unexpected costs in connection with the modification of the third party software to meet our commitments to these clients. These costs were not fully estimatable at the end of 1996.

     Gross profit from subcontractor and other revenue decreased 28.9% from $6.3 million for the year ended December 31, 1997 to $4.5 million for the year ended December 31, 1998. The gross profit margin on subcontractor and other revenue decreased from 32.7% for the year ended December 31, 1997 to 24.4% for the year ended December 31, 1998. Gross profit margin on subcontractor revenue decreased marginally by 0.8% to 5.9% for the year ended December 31, 1998 from 6.7% for the year ended December 31, 1997. Gross profit margin on software and hardware revenue increase by 7.3% to 36.6% for the year ended December 31, 1998 from 29.3% for the year ended December 31, 1997. This increase in gross profit margin was due to our ability to negotiate improved discounts on value added reseller agreements with our vendors during 1998, which were not available during 1997 due to our need to quickly satisfy commitments to replace GDS software during that year.

     Operating Expenses. Operating expenses increased 15.1% from $10.5 million for the year ended December 31, 1997 to $12.1 million for the year ended December 31, 1998. Operating expenses for each of the years ended December 31, 1998 and 1997 include reversals of $100,000 and $1.2 million, respectively, of the restructuring reserve established in 1996 in connection with the discontinuance of our GDS software product group. The restructuring reserve was reversed primarily during 1997 to reflect the sale of assets associated with our discontinued GDS product line. See Note M to the Notes to Consolidated Financial Statements. There was no restructuring reserve balance remaining at December 31, 1998. Excluding the effect of the reversals, operating expenses increased 4.0% from $11.8 million for the year ended December 31, 1997 to $12.2 million for the year ended December 31, 1998. This increase was due primarily to a 4.7% increase in selling, general and administrative expenses from $11.6 million for the year ended December 31, 1997 to $12.1 million for the year ended December 31, 1998. This increase resulted from the increase in the number of our sales, marketing and administrative employees and related personnel costs.

     Net Interest Income (Expense). Net interest expense of $1.1 million for the year ended December 31, 1997 compared to net interest income of $100,000 for the year ended December 31, 1998. This increase reflected the elimination of interest expense on approximately $4.7 million of long-term debt which was converted into shares of our previously outstanding preferred stock. See Note H to the Notes to Consolidated Financial Statements.

     Income (Loss) Before Taxes. Our income (loss) before benefit for income taxes increased by $4.9 million from $(1.1) million for the year ended December 31, 1997 to $3.8 million for the year ended December 31, 1998. This increase was due primarily to improved gross profit from integration, consulting, and other services revenue.

     Income Tax Benefit. The income tax benefit was $1.9 million for the year ended December 31, 1998. We recorded a deferred tax asset at December 31, 1998 based on our estimated taxable earnings for 1999. No income tax benefit was recorded for the year ended December 31, 1997 as we did not believe there was sufficient positive evidence of near term earnings to conclude that a deferred tax asset would be realized. Income tax benefit is recorded to the extent we expect to realize a tax benefit from the use of our net operating losses in future periods.

     Net Income (Loss). We realized net income of $5.7 million for the year ended December 31, 1998, an increase of $6.8 million over a net loss of $(1.1) million for the year ended December 31, 1997. This increase is due primarily to an increase in gross profits of $5.4 million, a reduction in interest expense of $1.1 million, and our income tax benefit recorded for the year ended December 31, 1998. We also recorded in 1998 and 1997 accretion related to our previously outstanding mandatorily redeemable preferred stock of $(900,000) and $(800,000), respectively.

QUARTERLY OPERATIONS DATA

     The following table sets forth specific unaudited quarterly operations data for 1998, 1999 and the first quarter of 2000. In our opinion, this data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the data. The results of operations for any quarter are not necessarily indicative of the results of operations for a full year or any future period. We expect our quarterly operating results to vary significantly in future periods. See "Risk Factors -- Risks Related to our Operating Results."

                                                               QUARTERS ENDED
                         ------------------------------------------------------------------------------------------
                         MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                           1998        1998         1998            1998         1999        1999         1999
                         ---------   --------   -------------   ------------   ---------   --------   -------------
                                                               (IN THOUSANDS)
Revenues:
  Integration,
    consulting and
    other services.....  $  6,025    $  7,280     $  7,471         $8,181       $9,283     $10,366       $10,724
  Subcontractor and
    other revenue......     4,233       3,567        5,170          5,488        5,526       5,936         6,925
                         --------    --------     --------         ------       ------     -------       -------
        Total
          revenues.....    10,258      10,847       12,641         13,669       14,809      16,302        17,649
Cost of revenues:
  Cost of integration,
    consulting and
    other services.....     3,721       4,244        4,144          5,455        5,153       5,865         5,600
  Cost of subcontractor
    and other
    revenue............     3,459       3,004        3,493          4,003        4,345       4,719         5,731
                         --------    --------     --------         ------       ------     -------       -------
        Total cost of
          revenues.....     7,180       7,248        7,637          9,458        9,498      10,584        11,331
                         --------    --------     --------         ------       ------     -------       -------
Gross profit...........  $  3,078    $  3,599     $  5,004         $4,211       $5,311     $ 5,718       $ 6,318

                              QUARTERS ENDED
                         ------------------------
                         DECEMBER 31,   MARCH 31,
                             1999         2000
                         ------------   ---------
                              (IN THOUSANDS)
Revenues:
  Integration,
    consulting and
    other services.....    $10,656       $13,552
  Subcontractor and
    other revenue......      7,194         5,081
                           -------       -------
        Total
          revenues.....     17,850        18,633
Cost of revenues:
  Cost of integration,
    consulting and
    other services.....      5,678         6,601
  Cost of subcontractor
    and other
    revenue............      5,410         3,963
                           -------       -------
        Total cost of
          revenues.....     11,088        10,564
                           -------       -------
Gross profit...........    $ 6,762       $ 8,069

     Cost of revenue as a percentage of revenue may vary from one quarter to another due to a shift in our engagement revenue mix or revisions in our estimates of the costs required to complete our engagements. Short-term engagements, less than one year in duration, may cause significant variations in cost of revenue, resulting in fluctuations in quarterly gross profit. Quarterly results may be adversely affected by short term consulting engagements we undertake that result in nominal gross profit and represent our investment in a client which we believe will engage us for systems integration services. Alternatively, we may undertake short term engagements and realize gross profit that causes our quarterly gross profit to exceed other quarters' gross profit due to our efficiencies, use of Rapid Performance Modeling or value added, high gross profit invoicing. We may also change our estimate of cost we expect to incur on long term engagements. These changes may have either a positive or negative affect on the quarter in which the revisions are made causing the gross profit for that quarter to fluctuate from previously reported quarters.

     Gross profit through the first three quarters of 1998 improved due to increased headcount, improvement in utilization, and an increase in our billing rates. During the quarter ended December 31,

1998, utilization decreased due to holiday and vacation time taken by our professional staff, thereby increasing the cost of integration, consulting and other services and reducing gross profit as a percentage of revenue from the previous two quarters. During 1999, gross profit as a percentage of revenue remained constant with the exception of the fourth quarter. Professional staff headcount increased during the year and utilization rates remained constant with the exception of the fourth quarter. Utilization during the fourth quarter of 1999 decreased due to holiday and vacation time taken by our professional staff and the negative impact on billable hours charged to projects as a result of relocating our workforce to a new office building. Gross profit in the fourth quarter improved due to the delivery and installation of intellectual property to two customers, the cost of development of which had been expensed in prior quarters due to our Rapid Performance Modeling approach.

     We do not believe our business is seasonal. However, we experienced a slight decrease in our integration, consulting and other services revenue during the fourth quarter of 1999 due to downtime resulting from the relocation of our operations in October 1999.

LIQUIDITY AND CAPITAL RESOURCES

     We have financed our operations and investments in property and equipment primarily through the sale of equity securities, bank borrowings, capital lease financings and cash generated through operations.

     Cash provided by (used in) operating activities increased from $(3.2) million for the three months ended March 31, 1999 to $1.6 million for the three months ended March 31, 2000. This increase resulted from our net loss of $900,000 in the first quarter of 2000, which was offset by an increase in accounts payable and accrued expenses of $3.3 million for 2000, compared to our net income of $1.6 million in the first quarter of 1999, which was reduced by cash used due to a $2.2 million increase in receivables and unbilled revenue and customer deposits.

     Cash provided by (used in) operating activities decreased from $3.9 million for the year ended December 31, 1998 to $(12.7) million for the year ended December 31, 1999. This decrease resulted from our net loss of $15.3 million for 1999 compared to our net income of $5.7 million in 1998 and an increase in receivables and unbilled revenues generated as a result of our revenue growth. Accounts receivable and unbilled revenue balances increased by $7.7 million from $7.8 million at December 31, 1998 to $15.5 million at December 31, 1999, and increased by $1.4 million to $16.9 million at March 31, 2000. The increases in accounts receivable and unbilled revenue is a result of an increase in the number of contracts and the revenue recognized. Our contracts often include hardware, software, integration services and data conversion services. Clients are billed for hardware and software upon delivery. Integration service revenue and data conversion revenue is recognized based on the work accomplished, which does not necessarily parallel billings to our customer, resulting in unbilled revenue. Some of our contracts provide invoicing on a fixed schedule independent of service deliveries. Other contracts provide for invoicing on a percent complete basis that parallels our revenue recognition. Unbilled revenue increased by $3.1 million from $3.3 million at December 31, 1998 to $6.4 million at December 31, 1999, and increased $5.3 million to $11.7 million at March 31, 2000. This increase is primarily due to our billing cycle which is one month in arrears for services and results in at least one month of services revenue reported as unbilled revenue on the balance sheet. Amounts representing the recognized sales value of performance that had not been billed and were not then billable to customers were $2.6 million at December 31, 1998, $4.7 million at December 31, 1999, and $5.3 million at March 31, 2000.

     The days outstanding for accounts receivable and unbilled revenues increased from 65 days at December 31, 1998 to 73 days at December 31, 1999. The primary reason for this increase in days outstanding is due to payment delays on subcontract conversion revenues which had the effect of increasing our unbilled revenue by approximately $636,000 from 1998 to 1999. The days outstanding for accounts receivable and unbilled revenues increased from 61 days at March 31, 1999 to 77 days at March 31, 2000. The primary reason for this increase in days outstanding is an increased collection cycle for accounts receivable of 14 days and to payment delays on subcontract conversion revenues which has increased our unbilled revenue days outstanding by 2 days.

     The balance in the allowance for doubtful accounts decreased between 1998 and 1999 and between March 31, 1999 and March 31, 2000 as a result of bad debts charged against the allowance relating to GDS software maintenance. We maintain a de minimus allowance for doubtful accounts for our system integration projects. We believe that our accounts receivable from our system integration clients, primarily large stable utilities and government enterprises, represent nominal credit risk. We realized no bad debt expense on any system integration or consulting engagement during our fiscal years 1998 and 1999 or during the first quarter of 2000.

     Cash provided by operating activities increased from $2.7 million for the year ended December 31, 1997 to $3.9 million for the year ended December 31, 1998. This increase resulted from the decrease in cash required to satisfy severance, committed office lease, and equipment rental expenses associated with the discontinuance of our GDS software product group.

     Net cash provided by (used in) financing activities increased from $(200,000) for the three months ended March 31, 1999 to $100,000 for the three months ended March 31, 2000. Cash provided by financing activities for the three months ended March 31, 2000 resulted from the exercise of employee stock options of $100,000. During the three months ended March 31, 1999, cash used in financing activities was primarily due to $0.3 million to repurchase outstanding common stock for our employee stock option plan.

     Net cash provided by (used in) financing activities increased from a nominal amount for the year ended December 31, 1998 to $11.1 million for the year ended December 31, 1999. This increase resulted from net borrowings on our revolving credit line of $22.0 million, offset by distributions to shareholders of $7.3 million in connection with our recapitalization. Net cash provided by (used in) financing activities decreased from $(1.8) million for the year ended December 31, 1997 to a nominal amount for the year ended December 31, 1998. This decrease was due to cash payments in 1997 used to repay both the $1.0 million outstanding obligation on our then existing line of credit and the $800,000 outstanding in connection with other debt obligations.

     Our capital expenditures were $1.8 million for the year ended December 31, 1999, $1.0 million for the year ended December 31, 1998 and $600,000 for the year ended December 31, 1997. Approximately $200,000 of capital expenditures during 1999 were used to replace or upgrade existing property and equipment. Additional expenditures in 1999 were used to purchase new property and equipment needed as a result of the increase in personnel, the addition of new operating and administrative hardware and software systems and the opening of additional offices. Our capital expenditures were $900,000 for the three months ended March 31, 2000 and were used primarily to purchase new personal computer hardware and software as a result of the increase in our headcount. Capital expenditures for 2000 are expected to be approximately $5.0 million. The majority of capital expenditures for 2000 are projected to cover the purchase of additional software and hardware for employees we expect to hire during the year.

     Cash and cash equivalents decreased from $5.0 million for the year ended December 31, 1998 to $1.6 million for the year ended December 31, 1999. This decrease resulted from cash expended to complete our recapitalization, including $3.9 million used to terminate the consulting agreement. Cash and cash equivalents increased to $2.4 million at March 31, 2000.

     In connection with our August 1999 recapitalization, we entered into a Revolving Credit Loan Agreement with Fleet Bank which provides a line of credit of up to $25.0 million. We borrowed $22.0 million under the agreement during 1999 to partially fund the purchase of our previously outstanding Series A and Series B Preferred Stock and Class A Common Stock. At our option, interest on borrowings under this credit facility are based on either the LIBOR rate plus 2.5% or the prime rate plus 0.75%. As of March 31, 2000, $20.0 million of our outstanding balance bears interest under the LIBOR rate option, and the remaining $2.0 million bears interest under the prime rate option. The effective blended interest rate on borrowings at March 31, 2000 was 9.27%. The agreement includes covenants relating to the maintenance of specific financial ratios, including minimum interest coverage, debt service and current assets ratios and limitations on additional debt. We were in compliance with all covenants at December 31, 1999. At March 31, 2000, we exceeded by two days one covenant which requires us to maintain our days outstanding for accounts receivable and unbilled revenues at 75 days or less. We obtained a waiver of this covenant and expect to be in compliance with all of the loan covenants at June 30, 2000. We will use a portion of the net proceeds from this offering to repay amounts due under the agreement. Also in connection with the recapitalization, we issued $44.9 million, net of issuance costs, of convertible preferred stock to fund the purchase of our Series A and Series B Preferred Stock and Class A Common Stock.

     We believe that cash provided from operations, borrowings available under our revolving credit loan facility or a new credit facility and the net proceeds of this offering, the concurrent private placement and the June 2000 sale of common stock to Cinergy Communications, Inc. will be sufficient to meet working capital and capital expenditure requirements for at least the next twelve months. Thereafter, we may need to raise additional funds through public or private financing, or make other arrangements to fund our operations and potential acquisitions, if any. We cannot assure you that any financings or other arrangements will be available in amounts or on terms acceptable to us or at all, and any financings or other arrangements could place operating or other restrictions on us. Our inability to raise capital when needed could seriously harm the growth of our business and results of operations. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders would be reduced. Furthermore, these equity securities could have rights, preferences or privileges senior to those of our common stock.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept or recognize only two-digit entries in the date code field. However, these systems and software products now need to accept four-digit entries to distinguish 21st century dates from 20th century dates. While computer systems and software used by many utilities and local governments have been upgraded to comply with these year 2000 requirements, existing systems and software at some of these entities may still need to be upgraded to comply with these year 2000 requirements or risk system failure or miscalculations which could cause disruptions of normal business activities.

     As of the date of this prospectus, we have not experienced any year 2000 problems and are not aware of any material 2000 problems experienced by our clients or potential clients.

     We funded our year 2000 plan from operating cash flows and have not separately accounted for these costs in the past. To date, these costs have not been material.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We currently provide our services to clients located in North America, and to a lesser extent, Europe, South America and the Asia-Pacific region. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. As all of our contracts with clients currently provide that payments to us be made in U.S. dollars, a strengthening of the dollar could make our services less competitive in foreign markets. We do not expect any material adverse effect on our consolidated financial position, results of operations or cash flows due to movements in any specific foreign currency. We currently do not use financial instruments to hedge foreign denominated operating expenses, but we intend to assess the need to utilize financial instruments to hedge currency exposures on an ongoing basis. We do not enter into derivative or other financial instruments for trading or speculative purposes. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we believe that there is no material risk exposure. Our long term debt bears interest at variable rates based on LIBOR or the prime rate. As a result, interest rate changes generally do not affect the fair market value of our variable rate debt but do impact future earnings and cash flows, assuming other factors are held constant.

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

                                    BUSINESS

OVERVIEW

     We are a provider of consulting, software engineering, systems integration and project management services that enable our utility and local government clients to implement Internet-based business solutions, also known as eBusiness solutions. These solutions enable our clients to transform their organizations into digital business environments that integrate data from various isolated sources to create a single, Web-based point of entry through which internal decision-makers, business partners, suppliers, customers and constituents can access business information on a real-time basis. By combining our use of existing and emerging digital technologies with our business expertise in the utility and local government sectors, we are able to help our clients increase revenues, reduce costs, improve customer services, ensure service reliability, improve resource management and exploit their information assets.

     We work with our clients through all phases of their eBusiness transformation process. Throughout this process we:

     - Engineer -- with our client's input, an information technology infrastructure and internal business processes that tailor our proprietary Digital Utility and Government Gateway eBusiness frameworks to our clients' particular needs;

     - Build -- the infrastructure, systems and processes with minimal disruption to our clients' organizations and provide comprehensive training and change management services; and

     - Manage -- our solutions for our clients to help them minimize the internal resources they must commit to maintain their systems and to help them maximize their return on investment.

     The two large vertical markets we address, utility and local governments, have only recently begun converting their traditional customer service and business models to Internet-based eBusiness platforms. We were one of the first companies to integrate energy and service delivery management systems in our core markets. We have completed engagements for clients such as Allegheny Power, Alliant Energy Corporation, Cinergy Corp., Citizens Utilities Company, Southern California Edison Company, and the City of Indianapolis, Indiana. During the past five years, we have completed over 270 major information technology engagements.

INDUSTRY BACKGROUND

     Evolution of the Internet and eBusiness. Commercial Internet use is expanding rapidly, both in terms of the number of users and the ways in which organizations use the Internet. The initial commercial use of the Internet was as a static informational and advertising medium. Web sites had little ability to automate business processes or execute transactions and thus remained separate from core business systems, which, in turn, had not been designed to communicate with standards-based Internet software. Today, organizations faced with growing competition, deregulation, and globalization pressures seek to transform their Web sites and intranet and extranet applications from simple marketing tools into advanced software applications that support core business processes. In order to accomplish this transformation, organizations are rebuilding and upgrading their information technology systems to transact directly, seamlessly and instantaneously with customers, constituents, suppliers, partners and distributors. This new medium of interaction, commonly referred to as eBusiness, is rapidly creating new markets, communications channels and revenue opportunities while enabling organizations to reduce costs, improve operating efficiencies and improve customer relationship management.

     To automate all of the functions associated with an eBusiness environment, organizations cannot simply link Internet customers, constituents, suppliers, business partners and distributors directly to their existing internal systems, which were designed for a static environment in which a defined number of specifically trained employees performed very specific functions such as billing, service scheduling or records management. With each internal system serving a distinct independent function, it is extremely

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difficult for a customer or constituent to have a user-friendly, customer-service-focused experience without significant integration of existing internal systems.

     To integrate their existing internal systems, organizations need an advanced technology approach in which "business logic," a set of business procedures and rules, is built into a set of core software applications that bridges these existing systems with the Internet. These core software applications handle business functions that previously could only be executed by specially trained personnel. A successful eBusiness system must present on-line functions to customers in a simple format, yet provide comprehensive access to all of the information and transactional capabilities the organization has to offer. In addition, the software systems that integrate the Internet with the existing internal systems must be carefully designed to handle large volumes of Internet traffic and ensure around the clock reliability. These software systems must use a component-based design which is flexible and extendable to meet the needs of the organization as it grows.

     Organizations are increasingly turning to outside professional Internet solutions providers to create and manage these systems. The primary advantages of outside solutions providers are their comparative expertise, speed, efficiency and reduced risk. Internal information technology departments, for example, primarily maintain and troubleshoot legacy systems. This involves minimal exposure to the Internet and other rapidly developing technologies and little experience designing and integrating new systems. Compared to internal departments, outside solutions providers, who can often reapply the components, techniques and methodologies they developed on similar complex information technology projects, can identify possible solutions more easily, design and implement these solutions more quickly, and be more assured that a solution will actually work. In addition, outside professional Internet solutions providers can often offer more objective advice, free of internal cultural or political pressures. The combination of these factors has created a significant and growing demand for third-party Internet professional service providers. International Data Corporation has forecasted that the market for Internet professional services worldwide will grow from $7.8 billion in 1998 to $78.5 billion by 2003.

OUR CORE MARKETS

     According to International Data Corporation, the U.S. utilities industry, one of the five largest vertical markets in the United States, is estimated to have spent approximately $345 million on Internet services in 1999. That number is estimated to grow to approximately $2.0 billion by 2003, representing a 55% compound annual growth rate. As the industry continues the process of deregulation, gas and electric utilities face the need to simultaneously:

     - increase revenues;

     - improve customer satisfaction to retain consumers who now can switch energy providers;

     - capitalize on their well developed service delivery infrastructures and established customer relationships to cross-sell a diverse package of customer services with other service providers such as cable television and telephone companies;

     - drive down costs as competitive pricing replaces the historic regulatory cost-plus pricing model;

     - differentiate and extend their product lines and services to compete on factors other than price; and

     - obtain and rapidly distribute information about their service networks on a real-time basis, particularly during emergencies or power outages.

     Local governments in the United States also represent a significant segment of the economy. According to International Data Corporation, government spending on Internet services is estimated to have been approximately $505 million in 1999. That number is estimated to grow to approximately $2.8 billion by 2003, representing a 54% compound annual growth rate. Local governments generally

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

continue to employ labor-intensive, paper-based processes which rely on incompatible computer and telephone systems. Local governments face demands from their individual and business constituents to:

     - consume fewer resources while maintaining service levels, in order to free up tax revenues for social and other services;

     - speed the processing of licenses and permits and simultaneously reduce the occurrence of errors in processing, both to enhance constituent satisfaction and to compete for expanding and relocating businesses; and

     - allow real-time access to information by administrators and policy makers.

     To respond to these demands, utilities and local governments are seeking ways to improve customer and constituent satisfaction and reduce costs by giving themselves, their business partners, their suppliers and their customers and constituents better access to integrated business processes. Utilities and local governments have realized how the Internet can help service-oriented businesses achieve their goals, and they now realize that they must deliver functional, Web-based integrated services to their clients, business partners, suppliers and constituents.

THE OPPORTUNITY

     We believe that many Internet professional service providers lack the substantive industry expertise required to transform utilities and local governments into digital business environments. Traditional third-party enterprise-level planning solutions, for example, integrate support functions such as financial administration and customer service, but do not integrate core functions such as work management or land and facilities management. Utilities and local governments need solutions that are built around their core functions -- maintaining their extensive, constantly changing physical infrastructures of wires, pipes, roads and sewage systems -- but are also linked to their front and back office functions. A complete eBusiness solution for utilities and local governments must thus integrate the data that supports their core operations with the data that supports their front and back office functions -- data that often resides in different departments, on different databases and on different information systems.

     Thus, while Internet professional service providers may possess the technology and resources that utility and local governments seek, few have the substantive understanding of the disparate information systems that support a utility's or local government's core operations required to provide a complete eBusiness solution for these organizations. Furthermore, developing that domain expertise is not easily accomplished. As a result, there is substantial unmet demand for solutions providers who can combine sophisticated technological and resource expertise with deep knowledge of the utility industry or the public sector.

THE CONVERGENT SOLUTION

     Relying upon our substantial knowledge of, and expertise in, the utility industry and the public sector, our services help utilities and local governments to transform their organizations into digital business environments that can integrate data and processes from various sources to provide real-time responses to internal and external information requirements. Our solutions are based on our proprietary Model Office, a component based working solution which enables us to address our clients' specific organizational goals and to create our Digital Utility and Government Gateway solutions, which transform our clients' paper-based processes into seamless, digital business environments.

     We design and implement processes that integrate our clients' core functions with the data supporting front and back office functions, such as customer relationship management and billing. The result is a single, integrated, digital system through which internal decision makers, business partners, customers and constituents can access business information on a real-time basis.

     Our solutions include our business process redesign and change management services. Our business process redesign services focus our clients' executive management on how improvements in their
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information technology systems can transform strategic decision making processes and relationships with customers or constituents, business partners and suppliers. Our change management services educate individuals within our clients' organizations on how changes in business processes will change the way they perform their daily jobs. We help our clients manage their solutions by providing ongoing technical support and release updates, offering application hosting services and offering workshops that allow our clients to learn how their industry peers are using their information technology resources to improve their business processes and expand their business opportunities.

     We deliver our solutions using our proprietary Rapid Performance Modeling
(RPM) delivery methodology -- a project approach that relies on repeatable processes and methodologies to combine corporate knowledge and industry best practices and quality methods. These best practices services and tools provide the backbone for all of our project-related engagements, and can be adapted to address our clients' specific strategic needs. Solutions components developed on any specific project can then be reused in future projects, providing us with an expanded methodology base. We believe that our use of component engineering and integration techniques provides repeatable, demonstrated functionality to our clients at accelerated speed and reduced risk compared to more traditional development approaches.

STRATEGY

     Our strategic goal is to be the global leader in eBusiness services serving the utility and local government markets. The key elements of our corporate growth strategy include the following:

     Capitalize on Our Industry Expertise. We believe that our in-depth expertise in the utility and local government markets gives us the background to focus on our clients' most complex, mission-critical problems. Members of our senior management and sales and project management teams have an average of fourteen years of utility or public sector consulting and systems integration experience, and came to us directly from, or have experience working in, the industries we serve. Our specific industry expertise benefits us and our clients at each phase of our solutions delivery process by reducing the learning curve on new engagements, improving efficiency of implementation and reducing project delivery times. Accordingly, we will continue to emphasize our industry expertise to differentiate ourselves from our potential competitors.

     Expand Internet-Based Customer Relationship Management (eCRM) Service Offerings and Enhance our Consulting and Internet Service Offerings. As utilities and local governments seek ways to improve customer and constituent satisfaction and retention, we will introduce services to meet this need. We are introducing several new eCRM service offerings, including front office customer-facing systems enabled by Internet technology. To quickly develop our expertise and market presence in this area, we have instituted partnerships with leading eBusiness and eCRM software companies, including Quintus and Vignette, as well as several other software vendors focused on eBusiness functionality for the utility and local government markets.

     We believe that the leaders in the eBusiness solutions market must be able to respond quickly to changing market conditions and evolving client needs. To meet this need, we have developed a corporate intranet that contains a library of reusable software objects, templates, frameworks, and methodologies we have developed during our client engagements. These repeatable solutions reduce our development time and increase our productivity and profitability. We intend to continuously expand our repeatable eBusiness components library by adding components based on emerging Internet technologies, particularly in the area of enhanced applications for customer relationship management and application maintenance services and hosting.

     Broaden Client Relationships. Successful completion of relatively small, early-stage projects has enabled us to gain much broader, comprehensive follow-on engagements. A key component of our strategy is to establish credibility with clients through the successful execution of these smaller, early-stage projects and to capitalize upon that performance to obtain the mandate for our clients' larger, business-critical projects.

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

     Increase Brand Awareness. We have recently launched an aggressive multi-media marketing campaign to build brand recognition of our Digital Utility and Government Gateway solutions within their respective markets. We believe that our success in developing name recognition of our solutions will increase our visibility with potential clients, industry partners and prospective employees. We believe that maintaining a reputation for delivering innovative eBusiness solutions and client satisfaction will enhance our ability to win sole-source repeat business from our existing clients and attract new clients through increased referral-driven sales and strong references.

     Recruit and Retain Highly Qualified Professionals. Our growth and our ability to provide strategic eBusiness solutions are based largely on our ability to attract, develop and retain experienced professionals through our employee care programs. Our strategy is to expand our existing expertise by hiring and retaining senior professionals from within our core markets. We strive to maintain a team-oriented and results-driven culture that offers energetic professionals exposure to cutting-edge technologies and provides incentives through competitive compensation plans. We provide learning opportunities on a continuing basis to expand our employees' ability to deliver innovative and effective solutions to our clients' rapidly changing technological environment.

     Continue Geographic Expansion. Our clients are based throughout North America and in Brazil, New Zealand, Korea, the United Kingdom, Australia and South Africa. In order to expand our global operations we have opened offices in London, England and Brisbane, Australia. We believe that demand for eBusiness solutions in the utility and public sector industries is growing rapidly, and that this demand will create opportunities for us to continue to grow, both in the United States and globally. We believe that having a regional presence to serve our utility and public sector clients will help us to develop and strengthen long-term client relationships and enable us to respond quickly to our clients' needs.

BUILDING THE DIGITAL ENTERPRISE

     eBusiness transformation involves developing and integrating various systems and processes within an enterprise to provide online, real-time access to information. Our proprietary Rapid Performance Modeling (RPM) delivery methodology serves as a roadmap to design, build and manage our eBusiness solutions. We use our RPM methodology in our projects to manage project scope and customer expectations and to deliver timely solutions on budget. RPM offers repeatable approaches to eBusiness transformation, allowing for rapid adoption of best practices and reinforces consistent quality across all projects. It provides for quality assurance with unit, integration and systems testing procedures throughout design, development and deployment to ensure that the solutions we deliver meet our quality standards and our clients' business needs. We continually seek to evolve our RPM methodology based on project experiences that identify and supplement industry best practices.

     The key components of our RPM methodology are to:

     - evaluate our client's business vision, culture, commitment to technology solutions and existing information technology infrastructure and resources;

     - present a detailed cost-benefit analysis of the recommended solution that quantifies costs (such as hardware, software and applications procurement and development, internal resource requirements and system maintenance), benefits (such as revenue generation and productivity) and timing;

     - customize repeatable components from our prior solutions and develop specialty applications to suit our client's particular needs;

     - develop a deployment impact strategy that outlines key processes, tasks, communications, coordination and logistical elements for enterprise-wide deployment with minimal disruption to the organization;

     - test all systems hardware and software components, system integration and capacity against specifications; and

     - establish communications channels to support deployment and administration of our solutions.
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     eBusiness Information Technology Infrastructure. We engineer, build and manage the information technology infrastructure necessary for eBusiness. To support eBusiness, an information technology infrastructure must allow data from a variety of disparate internal and external data environments to flow seamlessly throughout an organization, its supply chain and its customer base. To accomplish this, we have customized what we determined to be best-in-class third party commercial software packages to create our proprietary Energy Network Object Model and our Asset Object Model -- the backbone of our clients' information technology infrastructures. These components provide standard, repeatable procedures to move interrelated but isolated data from different databases to support common energy delivery and asset management applications such as permitting, public records management, outage and distribution management and mobile dispatch and field service. By providing real-time access to the data our clients' employees need to perform their functions, these components eliminate the need to manually coordinate interrelated functions before performing work or delivering services, resulting in quicker customer and constituent response times. As we build and integrate the information technology infrastructure around our object models, we license our repeatable components to our clients and design and write specialty applications software programs for them. These programs are intended to enhance the capabilities of third party commercial software and integrate this software into the network environment.

     We provide comprehensive data management services at this phase of the eBusiness transformation process. We analyze an organization's data resources to determine whether they will be sufficient to support the organization's eBusiness requirements. Due to similar data requirements among clients within the same industry, if a particular client requires additional data sourcing, we can generally license data model components we have developed from prior projects. We also offer data migration services to integrate data into our network environment, and perform data integrity and acceptance testing to verify that all data performs as intended within this environment.

     eBusiness Process Integration. Our goals for this phase of the eBusiness transformation process are to customize our repeatable solutions to meet our clients' specific needs and to focus our clients on how they can best use their new information technology resources to provide real-time information to internal decision makers, business partners, customers and constituents. Our Model Office is a working, integrated model of our solution based on best practices and processes we have developed from hundreds of prior projects. Working with the Model Office helps initiate an interactive process with us and allows our clients to experiment with working solutions adopted by their industry peers. This interaction allows us to perform what we call "gap analysis" on two distinct but related levels. At the technology and systems architecture level, we can identify gaps between the functionality provided by our pre-packaged solution and our clients' requirements. As we identify these gaps, we engineer, build, test and implement the additional features, components and functionalities we need to complete our clients' solutions. To do so, we combine third party hardware and software with our internally developed software applications.

     At the strategic level, we help our clients to understand the wider organizational and cultural implications of their new technology systems as these systems simplify, automate and expand current business processes. As our clients identify these wider implications, we use our extensive industry expertise to help our clients redesign their business processes to adapt to an eBusiness environment and to prepare individuals within their organization for this transformation. Gap analysis is a dynamic process -- as we redesign a client's information technology infrastructure, organizations need new business processes to use this technology, and as we redesign business processes, clients identify new technology requirements.

     Deployment. Our goal for the deployment phase is to transition our solution from testing to implementation with minimal disruption to our client's organization. This "change over" process requires extensive component, integration and systems testing and application development to verify that the solution conforms to design specifications and our client's business needs. We provide system documentation and establish communications channels to support deployment and administration of our solutions. Our training services teach individuals to use their new information technology resources as intended.

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     Exploiting the Digital Enterprise. We develop Internet, intranet and extranet-based applications that allow decision makers, business partners, suppliers and customers or constituents to exploit their greater access to enterprise-wide, real-time data, including:

     - intranet-based solutions that allow our clients to develop management decision support tools that can capture and analyze data from a broader variety of sources within the organization;

     - extranet-based solutions that provide organizations and their business partners and suppliers with automated, secure communications and transactions systems that can replace paper-based ordering, invoicing and billing processes and telephone-based sales support; and

     - Internet-based solutions that expedite service delivery, such as self-application and scheduling of services, provide online customer service, such as outage and permit approval status updates, capture user information to evaluate cross-selling opportunities and create positive user experiences that enhance customer satisfaction.

     We have recently introduced a variety of customer relationship management programs and applications for the digital enterprise, such as:

     - Internet-based customer care and customer interaction applications that integrate voice, text and video-based customer data to supplement traditional customer call center resources. We intend to develop and write the integration software needed to support these applications and integrate them with the client's database;

     - Internet, intranet and extranet-based field sales automation applications such as customer contact management applications. These applications will allow sales and account managers to update customer information remotely and give them and their entire sales teams access to real-time customer information; and

     - Internet, intranet and extranet-based integrated customer and market intelligence applications designed to enable sales and account managers to perform target marketing, identify cross-selling opportunities and manage customer relationships.

     We also conduct digital economy workshops that allow our clients to learn how their industry peers are utilizing their information technology resources to improve their business processes and expand their business opportunities.

SELECTED SERVICES

     To help our clients build their digital enterprises, we offer the following services:

     - Program Management. These services provide standards and parameters to control project quality, scope, schedule and cost. As part of our program management service, we provide a detailed, written scope of work for all project activities which formalizes acceptance of project scope and controls changes to project scope.

     - Business Process and Workflow Redesign. Through process and workflow redesign workshops, we identify functional workflow diagrams and associated system requirements for optimal system performance. We also provide change management planning and communications planning to ensure acceptance of new process design.

     - Strategic Technology Consulting. We develop a phased IT implementation solutions plan that gives our clients a detailed roadmap for rollout of technological components. To do so, we assess how existing technologies support future business visions and drivers and develop a schedule for synchronizing system software implementation with infrastructure technology deployment.

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     - Database Modeling. We design a database model to address the required functionality for our client's systems, transform the model into a physical representation of the data and then create and configure the client's database according to the data model requirements.

     - Solutions Testing and Quality Assurance. We develop plans for and conduct requirements validation, design review, code review, unit testing, system testing, integration testing, regression testing, acceptance testing and operational testing.

     - Solutions Deployment. We develop a work process cut-over plan to ease transition to the new system. This plan includes identification of new roles and tasks within normal workflows that support new operations processes and a strategy for transitioning new processes around third-party relationships. We also develop a deployment impact strategy to outline the necessary processes, tasks, communication, coordination and logistical elements for a successful implementation.

     - Solutions Training. We develop detailed plans for custom on-site training, role-specific training, simulated use case scenarios and self-guided, computer-based training, all intended to help system users understand how the new system affects and can improve their work processes.

     - Operational Support. We provide a dual support environment at the client site and through our Denver-based help desk and develop a client support plan and problem reporting procedures. We also provide network performance and monitoring support.

     - Applications Hosting. In collaboration with our business partners, we offer application hosting services and comprehensive agency services, including ISP branding.

REPEATABLE SOFTWARE COMPONENT LIBRARY

     We have developed an information technology infrastructure that supports our internal computer network, Web site, intranet and extranet. A key component of our knowledge base is a workbench of reusable software objects, templates and frameworks from our client engagements which continues to grow as we complete additional projects. This knowledge base, which enables us to reuse our accumulated experience, is a critical resource for both our software engineers and project managers. This real-time access to information enables our software engineers to condense the delivery time and to mitigate the potential problems of a project by identifying those techniques, components, technologies and methodologies that have been successfully employed in similar systems. In addition, by providing information on project progress and client needs, the knowledge base helps project managers prepare for client meetings and project reviews. Access to this resource is available to all of our employees through our corporate intranet.

     Although we own the majority of the intellectual property that we develop, some of our contracts grant to our client the rights to specific portions of the intellectual property developed in the course of that client's project. As a result, in order to use that intellectual property in future engagements we must license it back from the client.

     We continually evaluate new products to identify advanced technologies and disseminate this information throughout our company. We believe that our technology commitment allows our software engineers to employ the latest proven software engineering tools, multi-tier systems and frameworks. By pre-screening all of our tools and technologies, we are able to design advanced systems and consistently deliver proven results on critical business projects. Our technology professionals have industry leading experience in technologies including XML, Java, C++, Internet application servers, Distributed Objects including CORBA and DCom, and Relational and Object Database Management Systems.

CLIENTS

     We target medium-sized and large organizations within the utilities and local governments markets. For example, within the local government market, we target cities with a population of at least 75,000 residents and counties with a population of at least 100,000 residents. In the utility market, we

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target utilities serving between 250,000 and 2 million utility customers. As of
December 31, 1999, we had approximately 60 ongoing client engagements. In 1997, our five largest clients accounted for approximately 54% of our revenues, with Cinergy Corp. accounting for 15%, Alliant Energy Corp. accounting for 14% and Tucson Electric Power accounting for 10% of our revenues. In 1998, our five largest clients accounted for approximately 59% of our revenues, with Cinergy accounting for 20%, Alliant accounting for 16% and Citizens Utilities Company accounting for 11% of our revenues. In 1999, our five largest clients accounted for approximately 49% of our revenues, with Cinergy accounting for 18% and each of Alliant and Citizens Utilities accounting for 9% of our revenues. At the present time, we continue to provide services to each of Cinergy, Alliant and Citizens Utilities. Our new services contract with Cinergy runs through March 31, 2003; our current contract with Alliant runs through July 31, 2000; and our current contract with Citizens Utilities runs through April 30, 2001. Historically, we have derived the majority of our revenues from our utility clients, and approximately 84% of our total revenues in 1997 and 78% of our total revenues in each of 1998 and 1999 were derived from contracts with our utility clients. As a company, we have completed over 270 information technology and systems integration engagements during the last five years, each of which generated over $100,000 dollars in revenue.

     We typically enter into fixed-price arrangements with our clients and we plan to continue to do so in the future. These arrangements are generally comprised of two components: a fixed price component covering initial design, installation and maintenance services and an estimated price component covering optional services which may be purchased by the client after the initial phase has been completed. Substantially all of our contracts with our utility and local government clients are terminable by our clients for convenience and upon short notice, generally 30 days or less.

     In 1999, our ten largest clients in each of our utility and local government markets, by revenue, were:

UTILITIES

Alliant Energy Corporation

Austin Energy

Central Illinois Light Company

Cinergy Corp.

Citizens Gas & Coke Utility

Citizens Utilities Company

Kentucky Utilities

Ontario Hydro

Piedmont Natural Gas Company

SIGCORP, Inc. (Southern Indiana Gas Corporation)

LOCAL GOVERNMENTS

City of Auckland (New Zealand)

City of Columbus (Ohio)
City of Indianapolis (Indiana)

City of Mesa (Arizona)

City of Portland (Oregon)

City of Tallahassee (Florida)

Denver Water Board (Colorado)

Eagle County (Colorado)

Grand Valley Metropolitan Council/REGIS
project (Michigan)

Mecklenburg County (North Carolina)

     The following table sets forth information regarding the geographic source of our revenues as a percent of total revenue for each of the last three fiscal years:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                     GEOGRAPHIC SOURCE                        1997     1998     1999
                     -----------------                        -----    -----    -----
United States...............................................  90.0%    97.0%    92.0%
Europe......................................................   7.0      2.0      0.4
Canada......................................................   3.0      1.0      6.3
Other.......................................................    --       --      1.3
          Total.............................................   100%     100%     100%

SELECTED CLIENT CASE STUDIES

     The following case studies provide examples of the services we provide to our clients.

  Cinergy

     Client: Cinergy Corp., created in 1994 through the merger of The Cincinnati Gas & Electric Co., PSI Energy, Inc., The Union Light, Heat and Power Co. and Lawrenceburg Gas Co., is one of the nation's largest diversified energy companies. Its utility subsidiaries serve more than 1.4 million electric and 470,000 gas customers in Ohio, Indiana and Kentucky. Cinergy's international business unit, Cinergy Global Resources, has assets in power generation, transmission and distribution projects in the Czech Republic, Spain, the United Kingdom, Zambia, Bangladesh, Estonia and the United States.

     Challenge: Faced with combining the operations of the merged utility companies and preparing for a highly competitive deregulated business environment, Cinergy sought a business solution which would enhance customer service, reduce operations and maintenance costs and improve the productivity and effectiveness of its work force.

     Solution: We are delivering a mission-critical application initiative called EDSIP, an acronym for Energy Delivery Systems Integration Program for Cinergy's United States operations. EDSIP is designed to support streamlined post-merger work processes and integrate and consolidate more than 40 previously disparate information systems used by Cinergy's Energy Delivery business unit. As Cinergy developed the vision and strategic plan for EDSIP, we conducted a needs analysis and technical gap analysis, and developed and deployed a technology implementation plan. The EDSIP initiative includes a geographic information system, a work management system, a resource allocation/computer aided dispatch system, a trouble call/outage management system, an energy delivery asset system and a distribution planning system. Beginning with a consulting assignment in 1996, we have developed a strategic systems implementation plan for Cinergy that has led to a multi-year, multi-million dollar engagement.

     As a result of the success of the EDSIP project, we contracted with Cinergy to create a strategic technology deployment plan to help Cinergy compete effectively in the Internet and deregulated utility economy. This engagement addressed high priority initiatives designed to provide Cinergy with an additional competitive advantage in a 6 to 18 month timeframe, enabling Cinergy to develop scaleable eBusiness applications to respond to rapid business changes over the next 2 to 5 years.

     Cinergy has recently accepted our eBusiness strategic deployment plan recommendations and approach for a scope of work currently estimated at $40 million over the next two years. We are now embarking on the initial phase of the project, a $16 million, 18 month scope of work that will result in incremental deliverables in three phases. The eBusiness project scope includes development of a system architecture and Web-based infrastructure to support rapid deployment of Web-based applications that include self application and scheduling of services, account information access and update, on-line processing of land development site plans and service scheduling, and customer choice energy decision tools such as real-time access to energy usage, load profile and bill estimation, and online energy purchase transactions. The Digital Utility system architecture also supports extended customer relationship management (CRM) functionality and Web enablement for Cinergy's call centers, providing a blended media contact environment supporting the management and integration of voice and Internet-based communications channels with customers.

     Impact. The EDSIP project has eliminated multiple visits to job sites and reduced service delivery times. The integrated solution has enabled multi-tasking of the workforce and a decrease in job specialization. Information technology support costs have been reduced through the replacement of over 30 software packages with five integrated technologies. An EDSIP business case, which we developed jointly with Cinergy, projects substantial cost savings through a combination of work consolidation, reduction in overtime pay and paper processing, and improved productivity through cycle time reduction.

  Alliant

     Client: Alliant Energy Corporation was formed in 1997 through the merger of IES Industries Inc., Interstate Power Co. and WPL Holdings, Inc. Through its utility subsidiaries, Alliant provides electric, natural gas, water and steam energy to more than one million customers in Iowa, Illinois, Minnesota and Wisconsin. Anticipating progressive deregulation and enhanced competition, Alliant has taken steps to position itself for continued growth and sustainable long-term shareholder value, including the formation of Alliant Corporate Services, Inc., which provides services to all the companies within the Alliant family.

     Challenge: Alliant's primary business challenge was to integrate three separate business processes into one and to position the merged enterprise to compete in a rapidly changing deregulated business environment.

     Solution: We implemented a process improvement program called Vision IMPACT. The project involved the design and deployment of an integrated technology architecture to support energy delivery process redesign objectives. Vision IMPACT integrates four major new information systems that support distribution operations: outage management, work management, mobile work force management/dispatch and geographic information management. Vision IMPACT also integrates these new distribution operations systems with the legacy systems of each of the pre-merger companies, including the materials management system, customer information system, system planning and property accounting system.

     Prior to the formation of Alliant, we were consulting with IES Industries to develop its strategic systems integration plan. During and after the project, Alliant retained Convergent Group to develop a strategy to integrate information technology systems from the merger partners to support combined business processes. Our IES Vision IMPACT project was a multi-year contract for a scope of work in excess of $15 million. Our successful partnership with IES has resulted in additional post-merger follow-on contracts with Wisconsin Power and Light Company and Interstate Power Co. for a scope of work in excess of $6 million.

     Impact: The Vision IMPACT integrated technologies were designed to provide Alliant staff rapid access to the data and tools they need to respond more efficiently to emergencies, answer customers' inquiries with more accurate and timely information, eliminate work order backlog and increase employee safety. Benefits include the ability to make real-time customer appointment commitments and conduct automated energy outage analysis. In addition, information via computer-aided dispatch with in-truck mobile data terminals for rapid customer responses is now available.

  City of Indianapolis/Marion County

     Client: The joint City of Indianapolis/Marion County, Indiana government, representing a population in excess of 1.0 million, embarked on an ambitious effort to re-engineer and fully automate their core business processes in order to serve their constituents in both the public and private sectors.

     Challenge: The City/County needed to find a system that would lead to a Web-based solution and would enable the public, developers and contractors to more effectively and efficiently conduct business in Indianapolis. Permit and inspection operations are information intensive. Developers, contractors and others submit plans and application documents that must be examined, distributed, approved and archived by city and county staff members. Complicating matters was the fact that information required by these constituents was stored at multiple locations and in multiple formats. Such processes often required months of submissions, resubmissions, rescheduled appointments and downtime.

     Solution: After conducting a review of current business processes, we embarked on a six-year, $18 million partial outsourcing initiative designed to bring critical city and county property data and government-provided services to the desktops of the city's and county's employees and their local constituents through solutions that are a piece of our "Government Gateway." In order to provide a comprehensive solution which would enable the City/County to streamline processes that impact the public, developers and contractors in Indianapolis, we developed a technology infrastructure and Web-based applications to deliver the right information to the right people at the right time.

     The integrated systems use a geographic information system (GIS) as a central data hub. The system's data model links key operations to a specific property, infrastructure or facility, and employees can use their desktop computer to view accurate, updated information over the network and respond to citizen or developer inquiries in real-time.

     Impact: Two project application examples illustrate the business value we have delivered:

     - A "snowfighter" application can track the locations of snow plows, determine optimal snow plow routes, issue work orders, calculate the cost to clear city streets and create up-to-the-minute maps showing which routes have been cleared most recently. The system can also be used to answer inquiries from the public, such as the status of snow clearing procedures in specific neighborhoods, and the information tracked by the system will eventually be available to the public via the Internet.

     - An integrated permitting application aimed at improving customer service in one of the city's most visible areas improves efficiency, reduces paperwork and cuts the waiting time for customers by as much as half as a result of the ability to file, obtain, review and approve permit applications electronically. This project now makes it possible to complete an entirely Web-based system.

     We have also deployed tools which maintain, analyze and report critical data required by city and county organizations and provide enhanced data access by both the general public and business communities. The system will ultimately make it possible to provide information access to citizens of the city and county via personal Web access or kiosks located in public buildings. Access to the information will be delivered through Internet connections, thereby providing a "Government Gateway" to a vast array of city and county information and services.

  Grand Valley Metropolitan Council/REGIS Agency

     Client: The Grand Valley Metropolitan Council is a forum for the local governments of 21 towns and counties in western Michigan, representing a population in excess of one million, to discuss and collaborate on issues of mutual interest. In 1996 the Council formed the Regional Geographic Information System (GIS)/Regis agency, and with the assistance of Convergent Group created a plan to develop one of the largest regional geographic information systems in the country.

     Challenge: The primary challenges faced by the Council were to eliminate the inefficiencies surrounding the search for government information and to eliminate the redundant procedures used to process and record map-related data within the 21 government organizations.

     Solution: We were initially engaged to develop a prototype application system covering a limited geographical area. This prototype would demonstrate how this system could satisfy the integrated data management needs of a number of government entities and personnel, including planning and development departments, utilities (including water, sanitary sewer, storm sewer and electric), assessors, public safety officials, parks and recreation employees, clerks, engineers, and zoning planners.

     After testing the prototype, the Council engaged us for a multi-year $7 million contract to develop the system for the entire 865-square-mile region. When this system becomes fully operational in 2002, the network will have 15 to 20 servers and 300 to 500 workstations for accessing an integrated database of geographic-based information. In addition, the Council has selected us to implement a $5 million property tax administration system to reengineer the processes by which property taxes are collected, administered and distributed within 33 cities and townships in Kent County.

     Impact: The system will enable government employees to work more efficiently and to cooperate with each other on regional transportation and planning projects. The system also enables standard data submission from contractors, eliminates redundant data entry and decreases public request response time. The system's cost-benefit estimate, developed jointly by Convergent Group and the Council, projects substantial cost savings over the next 15 years.

SALES AND MARKETING

     We employ a team selling approach in which each member of our project team treats each meeting with clients as an opportunity to showcase the full range of services we offer. Project team members collaborate with business unit professionals and management to identify prospects, conduct sales and manage client relationships. Our sales teams' extensive industry contacts allow us to generate sales leads at the highest management and information technology decision-making levels. Our industry expertise allows us to generate sole source sales opportunities in which clients approach us to define a solution for them rather than inviting us to submit proposals to implement solutions they developed themselves.

     We generate substantial sole source repeat business from existing clients who want to expand on prior service offerings and projects. To help develop this potential, we assign senior executives to support and expand client relationships. Existing clients are also a valuable sales channel for new business. To expand our client base and develop awareness of our Digital Utility and Government Gateway service offerings, we participate in industry trade shows, publish industry specific articles and books authored by our senior executives and market information about our services directly to senior management and information technology executives at utilities and public sector organizations. We recently launched an industry wide marketing campaign to promote awareness of our Digital Utility and Government Gateway solutions.

COMPETITION

     Although the market for eBusiness solutions is relatively new, it is already highly competitive, and we often compete with the in-house technical staff of our prospective clients. In addition, the market reflects an increasing number of entrants that have introduced or developed products and services similar to ours. Our target markets are rapidly evolving and are subject to continuous technological change.

     We compete on the basis of a number of factors, including the following:

     - vertical industry knowledge;

     - integrated strategy, technology and systems architectural design services;

     - technological innovation;

     - quality, pricing and speed of service delivery; and

     - understanding clients' strategies and needs.

     We believe that we compete favorably in each of these areas and that our client references, in-depth industry and business domain subject matter expertise and repeatable, industry proven solutions, supported by our Model Office, give us a competitive advantage over our potential competitors. Nevertheless, existing or future competitors may develop or offer strategic Internet services that provide significant technological, creative, performance, price or other advantages over the services offered by us. See "Risk Factors -- Competition from bigger, more established competitors who have greater financial resources could result in price reductions, reduced profitability and loss of market share."

     Current and potential competitors include:

     - Internet service firms such as AGENCY.COM, C-bridge Internet Solutions, Inc., iXL Enterprises, Inc., Modem Media.Poppe Tyson, Proxicom, Inc., Razorfish, Inc., Sapient Corp., Scient Corp., MarchFirst (formerly Whitman-Hart) and Viant Corp.;

     - systems integration firms such as Andersen Consulting, Cambridge Technology Partners, Cap Gemini, Electronic Data Systems Corporation, Navigant Consulting, Logica, SAIC, SAP Business Partners and WM-Data;

     - management consulting firms such as Arthur D. Little, Boston Consulting Group, Inc., McKinsey & Company and the consulting arms of the Big 5 accounting firms; and

     - software and hardware vendors such as Hewlett-Packard, IBM and Oracle.

PEOPLE AND CULTURE

     Professional Environment. Our success depends in substantial part upon our ability to recruit, develop and retain strong technical professionals with deep subject matter expertise within our core markets. We believe that the combination of our fast-paced, entrepreneurial corporate culture, technically challenging project work and our competitive compensation and incentive programs will allow us to continue to attract world class professionals.

     Employee Acquisition. Our recruitment efforts are central to our ability to provide outstanding customer service to our clients. Our recruiting initiatives include a significant employee referral program, direct recruitment, use of third party vendors, Internet recruitment tools and campus recruitment. We believe the uniqueness of our technology and our depth in our industries, as well as our dynamic corporate culture, will continue to allow us to attract high caliber employees.

     Professional Development. We believe that providing our professionals with challenging client assignments in conjunction with our more formal learning initiatives, together with access to developing technologies, keeps our employees on the cutting edge of technology. Our new employee programs allow new hires to assimilate quickly into the Convergent culture and make an immediate impact on our clients. Each of our professionals has a formal development plan that is reviewed annually. This plan includes both technical and management development learning to ensure that we are developing the future management of our company.

     Culture. We have a fast paced, entrepreneurial, intellectual culture which reflects the core values of our founders. This continues to be very attractive to the high caliber technical talent we seek. Our incentive programs tie directly to achievement of annual individual and team objectives as well as to corporate financial goals.

     As of March 31, 2000, we had a total of 285 employees, including 187 technical professional services personnel and 98 marketing, sales and general administration personnel. None of our employees are represented by labor unions, and we consider our employee relations to be good.

INTELLECTUAL PROPERTY

     Our success depends upon our proprietary components, frameworks, methodologies and other intellectual property rights. We rely upon a combination of trade secret, nondisclosure and other contractual arrangements, and copyright and trademark laws, to protect our proprietary rights. None of our business processes, applications or solutions are patented. We require all personnel to enter into confidentiality agreements. We also generally require that our consultants and clients enter into confidentiality agreements and we limit access to and distribution of our proprietary information. If we fail to adequately protect our intellectual property rights and proprietary information or if we become involved in litigation relating to our intellectual property rights and proprietary technology, our business could be harmed. Any actions we take may be inadequate to protect our intellectual proprietary rights and other companies may develop technologies that are similar or superior to our proprietary technology.

     Our business generally involves the development of software applications for specific client engagements. We also develop software application frameworks. It is our strategy to retain significant ownership and marketing rights to these software applications and application frameworks and to incorporate any modifications to these frameworks into our repeatable solutions package, which we then market and adapt through further customization for future client projects. Although we believe that our products and services do not infringe on the intellectual property rights of others and that we have all rights needed to use the intellectual property employed in our business, we could become subject to claims alleging infringement of third party intellectual property rights in the future. Any intellectual property infringement claims could subject us to costly litigation and may require us to pay damages and develop non-infringing intellectual property or acquire licenses to the related intellectual property, potentially at substantial cost.

PROPERTY/FACILITIES

     We currently lease approximately 73,000 square feet of space at our headquarters in Englewood, Colorado under a lease that expires in September, 2009. We also maintain sales offices in Boston,

Massachusetts; London, England and Brisbane, Australia. We believe that we will be able to obtain additional space on an as-needed basis at commercially reasonable rates.

LITIGATION

     We are not a party to any lawsuit or proceeding that, in the opinion of our management, is likely to harm our business.

                                   MANAGEMENT

     The following table sets forth our directors, executive officers, their ages and the positions held by them with us as of December 31, 1999.

NAME                                        AGE                  POSITION(S)
----                                        ---                  -----------
Glenn E. Montgomery, Jr...................  49    Chairman, Chief Executive Officer and
                                                  President
Scott M. Schley...........................  42    Executive Vice President, Finance,
                                                  Treasurer and Director
John A. Ramseur...........................  60    Executive Vice President
Larry J. Engelken.........................  50    Executive Vice President, Global Sales and
                                                    Secretary
Mark Shirman..............................  42    Executive Vice President, Corporate
                                                    Development
Bryan R. Mileger..........................  40    Chief Financial Officer
Andrea S. Maizes..........................  39    Executive Vice President, Resource
                                                    Management
David Rubinstein..........................  40    Executive Vice President, Global Delivery
Robert Sharpe.............................  56    Director
Jerry Murdock.............................  41    Director
John W. Blend III.........................  54    Director

---------------

     GLENN E. MONTGOMERY, JR., a founding partner of Convergent Group, has been the Chairman of our Board of Directors and our President and Chief Executive Officer since 1994. He had been President and Chief Executive Officer of Convergent Group's predecessor, UGC Consulting, since 1985. Prior to joining UGC Consulting, he served from 1982 to 1985 as an executive consultant with Kellogg Corporation, an engineering management consulting firm. From 1977 to 1982, Mr. Montgomery served as a projects director with MSE Corporation, a consulting and engineering company, providing consulting, project planning, and management expertise to GIS and land-related information system projects. Mr. Montgomery holds both an M.S.E.S. degree in technology assessment from the School of Environmental Affairs and a B.A. in computer mapping and geography from Indiana University.

     SCOTT M. SCHLEY has been Executive Vice President of Finance of Convergent Group since February 2000, Treasurer since 1994 and a director since August 1999. From 1994 to February 2000, Mr. Schley also served as Chief Financial Officer of Convergent Group. Prior to joining Convergent Group, he served as Chief Financial Officer and Executive Vice President of Operations for the John Madden Company, a commercial real estate developer, which he joined after spending five years with a national public accounting firm. He holds a B.S. in business administration and accounting from Colorado State University.

     JOHN A. RAMSEUR has been Executive Vice President of Convergent Group since 1998, and is responsible for the development and implementation of corporate growth, expansion and marketing strategies. Mr. Ramseur joined Convergent Group in 1989 to lead a long-term consulting assignment for IBM. He left in 1993 to become President of Smallworld, North America, a software company, and after their initial public offering in 1997 he returned to Convergent Group. He served as Chief Marketing Officer of Synercom Technology, a software company, from 1983 until their initial public offering in 1986. Prior to joining Synercom, Mr. Ramseur was President of Utility Data Corporation, a data services company.

     LARRY J. ENGELKEN, a founding partner of Convergent Group, has been our Executive Vice President of Global Sales since 1997, and is responsible for executive leadership of our sales, account development and account management activities. Prior to founding Convergent Group in 1985, Mr. Engelken worked at two global engineering design and construction services firms, as well as being a Director and Executive Vice President of EGT, Inc., a data conversion services and GIS application software company. He is past president of the Geospatial Information & Technology Association (GITA). Mr. Engelken holds a B.S. degree in electrical engineering from Kansas State University.

     MARK SHIRMAN joined Convergent Group in October 1999 and serves as Executive Vice President of Corporate Development. Prior to joining Convergent Group, he was responsible for the Customer Relationship Management and Interactive Web Services Solutions practices of Cambridge Technology Partners. Before joining Cambridge Technology Partners in 1997, Mr. Shirman served as Vice President of BSG, a global systems integration company, where he managed product development and marketing. Prior to joining BSG in 1995, Mr. Shirman founded Innovative Information Systems, Inc., a client/server integrator specializing in application development, network systems and mainframe alternatives, and served as its Chief Executive Officer. Previously, Mr. Shirman was with Andersen Consulting, where he served as a consultant. Mr. Shirman holds an M.B.A. in finance from American University and a B.A. in economics from Brandeis University.

     BRYAN R. MILEGER joined Convergent Group in January 2000 and has been our Chief Financial Officer since February 2000. Prior to joining Convergent Group, he served as Director of Corporate Acquisitions and Alliances with Electronic Data Systems Corporation. Mr. Mileger has worked in various capacities with Electronic Data Systems during the past fifteen years, including in its Treasury Department. Mr. Mileger holds an M.B.A. from Baylor University and a B.B.A. in accounting from Abilene Christian University.

     ANDREA S. MAIZES joined Convergent Group in November 1999 as our Executive Vice President of Resource Management. Prior to joining Convergent Group, Ms. Maizes held several executive positions at Cambridge Technology Partners, including Director of Human Resources for the Customer Relationship Management and Interactive Solutions practices and National Director of North American Recruitment. Before joining Cambridge Technology Partners in 1995, Ms. Maizes served during 1994 as Director of Human Resources for the northeast management consulting practice of Ernst & Young. Prior to joining Ernst & Young, Ms. Maizes served from 1989 to 1993 as Director of Human Resources for the metropolitan New York tax practice of Arthur Anderson, LLP and from 1985 to 1989 as Director of Human Resources at the financial services center of Deloitte & Touche. Ms. Maizes holds a B.A. in Psychology from Clark University.

     DAVID RUBINSTEIN joined Convergent Group in December 1999 as our Executive Vice President of Global Delivery. Prior to joining Convergent Group, Mr. Rubinstein served as the Vice President of Customer Management Systems at Cambridge Technology Partners. Prior to joining Cambridge Technology Partners in 1997, Mr. Rubenstein was a Managing Director of BSG Alliance/IT, an information technology consulting company. Mr. Rubenstein was also a co-founder of Innovative Systems, Inc., a client/server integration company. Mr. Rubenstein holds a B.S. in Management and Computer Science from Worcester Polytechnic Institute.

     ROBERT SHARPE has been a director of Convergent Group since May 1998. In 1999, he retired from Electronic Data Systems Corporation, where he served in various capacities from 1972 until his retirement, most recently as Corporate Vice President responsible for EDS' corporate global pursuit team. Prior to his position with the global pursuit team, Mr. Sharpe was in charge of North American and international business development for EDS. Mr. Sharpe was named Corporate Vice President in 1982, and during his tenure with EDS he also managed the Industrial Division, Finance and Industrial Group, General Motors Operations Group and Financial and Commercial Group. Mr. Sharpe has a B.S. in marketing and management from the University of Illinois.

     JERRY MURDOCK has been a director of Convergent Group since August, 1999. He co-founded InSight Capital Partners in 1995 and is a general partner of the firm. Mr. Murdock was formerly the managing general partner of the Aspen Technology Group, a consulting firm which he founded in 1987. He was a consultant to E.M. Warburg Pincus from 1989 to 1995. Mr. Murdock is a director of Quest Software, Click Commerce, Software Technology Corporation, WarrantyCheck.com, Ikano, Peace Computers and Planiesia. He graduated from San Diego State University with a B.A. in political science.

     JOHN W. BLEND III has been a director of Convergent Group since August 1999. He currently consults with InSight Capital Partners and serves on the boards of directors of a number of utility related technology companies. From 1985 to 1997, Mr. Blend served as President of Worldwide Sales and Marketing and Director for Indus International, an enterprise asset management solutions company. Mr. Blend has a B.A. in social sciences from Muhlenberg College.

     Officers of Convergent Group serve at the discretion of the board of directors and hold office until their successors are duly elected and qualified or until their earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

DIRECTORS' TERMS

     Upon completion of this offering, our board of directors will be divided into three classes that serve staggered three-year terms, as follows:

CLASS                                          EXPIRATION           BOARD MEMBER
-----                                          ----------           ------------
Class I......................................     2001      Scott M. Schley
Class II.....................................     2002      John Blend III, Robert Sharpe
Class III....................................     2003      Glenn E. Montgomery, Jr.,
                                                            Jerry Murdock

     As a result, approximately one-third of our board of directors will be elected each year. Each director will hold office until the appropriate annual meeting of stockholders, as determined by the year of the director's election to the board of directors, and until his or her successor has been duly elected and qualified.

     Pursuant to our Stockholders' Agreement, dated as of August 13, 1999, our board of directors consists of five directors, two of whom, Messrs. Montgomery and Schley, were designated and approved by a majority of the holders of our common stock ("Company Shareholder Directors"); two of whom, Messrs. Murdock and Blend, were designated and approved by 75% of the investors in our 1999 recapitalization ("Investor Directors"); and one of whom, Mr. Sharpe, was designated and approved by the Company Shareholder Directors and the Investor Directors. The Stockholders' Agreement will terminate upon the consummation of this offering.

COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors has a compensation committee and an audit committee. The compensation committee evaluates our compensation policies, determines compensation for our executive officers and administers our stock option plans. The members of the compensation committee are Glenn E. Montgomery, Jr., Robert Sharpe and Jerry Murdock. The audit committee provides assistance to the board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The audit committee overseas the audit efforts of our independent accountants, and takes those actions it may deem necessary to satisfy itself that the auditors are independent of management. Prior to this offering, the audit committee consisted of John Blend III, Robert Sharpe and Scott M. Schley. Effective upon consummation of this offering, the audit committee will consist of Messrs. Blend and Sharpe and a new director to be named within 90 days of this offering who will qualify as an independent director under the Nasdaq rules.

DIRECTOR COMPENSATION AND OTHER ARRANGEMENTS

     Directors do not receive any cash compensation for serving as directors. We pay all reasonable expenses incurred by our directors, including legal and travel expenses, in connection with the performance of their duties as members of our board of directors, including expenses incurred as a result of attending meetings of the board of directors and of any committees thereof. However, in its discretion, the board of directors in the future may determine to pay directors a fixed fee for serving as a director and/or a fixed fee for attendance at each meeting of the board of directors or a committee of the board. Directors are also eligible to participate in our stock option plan.

     Cinergy Communications, Inc., under its agreement with us, has the right to designate an observer to our board of directors. See "Concurrent Private Placement."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to our recapitalization in August 1999, the compensation committee consisted of Mr. Montgomery and a former shareholder of our company. Since the recapitalization, the compensation committee has been comprised of Messrs. Montgomery, Murdock and Sharpe, and has been responsible for executive compensation decisions. Mr. Montgomery is the President and Chief Executive Officer of our Company, and Mr. Murdock is a general partner of InSight Capital Partners III, L.P. which, together with its affiliates, is our largest single stockholder. No executive officer of the Company has served as a director or member of the compensation committee of any other entity whose executive officers served as a director or member of our compensation committee.

EXECUTIVE COMPENSATION

     The following table sets forth, in accordance with the rules of the Securities and Exchange Commission, information for the fiscal year ended December 31, 1999 concerning compensation paid to our Chief Executive Officer and our four other most highly compensated executive officers whose salary and bonus exceeded $100,000 in 1999.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                         1999 COMPENSATION             --------------
                               -------------------------------------     SECURITIES
                                                      OTHER ANNUAL       UNDERLYING      ALL OTHER
 NAME AND PRINCIPAL POSITION    SALARY     BONUS     COMPENSATION(1)   OPTIONS/SAR(#)   COMPENSATION
 ---------------------------   --------   --------   ---------------   --------------   ------------
Glenn E. Montgomery, Jr......  $256,580   $416,496     $3,831,391(2)       755,419(7)    $1,305,383(3)(4)
  Chairman, Chief Executive
  Officer and President
Larry J. Engelken............   256,580    422,821      3,831,391(2)            --          813,383(3)
  Executive Vice President,
  Global Sales
Mark L. Epstein..............   256,580    422,821      3,831,391(2)            --          813,383(3)
  Executive Vice President
Scott M. Schley..............   154,250     62,400      1,116,847(2)            --          246,000(4)
  Executive Vice President,
     Finance and Treasurer(5)
John A. Ramseur..............   126,280     50,000         76,471(6)       336,142(7)            --
  Executive Vice President,
     Corporate Development

---------------

(1) The value of perquisites and other personal benefits is not included in the amounts disclosed because it did not exceed for any officer in the table above the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the officer.

(2) Reflects the value of common stock granted to the named executive officer in connection with the recapitalization.

(3) Reflects $813,383 for termination of the named officer's employment agreement at time of recapitalization.

(4) Reflects $492,000 in the case of Mr. Montgomery and $246,000 in the case of Mr. Schley and represents a finance fee paid in connection with the recapitalization.

(5) Mr. Schley also served as Chief Financial Officer during 1999.

(6) Reflects the value of common stock granted to Mr. Ramseur prior to the recapitalization and the value of common stock granted to Mr. Ramseur in connection with the recapitalization.

(7) Mr. Ramseur's options were granted prior to the recapitalization and exercised in connection with the recapitalization. Mr. Montgomery's options were granted subsequent to the recapitalization.

             OPTION GRANTS DURING THE YEAR ENDED DECEMBER 31, 1999

     The following tables set forth information concerning grants to purchase shares of our common stock to each of the officers named in the summary compensation table above during the year ended December 31, 1999.

                                                                                                    POTENTIAL
                                                                                                 REALIZABLE VALUE
                                                                                                    AT ASSUMED
                                                                                                 ANNUAL RATES OF
                                           NUMBER OF    PERCENTAGE OF                              STOCK PRICE
                                           SECURITIES   TOTAL OPTIONS                            APPRECIATION FOR
                                           UNDERLYING    GRANTED TO     EXERCISE                  OPTION TERM(3)
                                            OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION   ----------------
NAME                                        GRANTED         1999          SHARE        DATE        5%       10%
----                                       ----------   -------------   ---------   ----------   ------    ------
Glenn E. Montgomery, Jr. ................    755,419(1)     16.8          0.092     12/30/09        --        --
Larry J. Engelken........................         --          --             --           --        --        --
Mark L. Epstein..........................         --          --             --           --        --        --
Scott M. Schley..........................         --          --             --           --        --        --
John A. Ramseur(2).......................    304,403         7.5          0.026      1/19/09        --        --
                                              31,739                                  8/6/09

---------------

(1) All options were immediately vested. Mr. Montgomery exercised these options in January 2000.

(2) All options which were granted prior to the recapitalization were exercised in connection with the recapitalization. Mr. Ramseur sold 50% of the shares he received on exercise in the recapitalization.

(3) These amounts represent hypothetical gains that could be achieved if the respective options are exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates, based upon an assumed initial public offering price of $8.00 per share. These assumptions are not intended to forecast future appreciation of our stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall market conditions. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

                     OPTION VALUES AS OF DECEMBER 31, 1999

     The following table sets forth information concerning option exercises by each of the officers named in the above summary compensation table.

                                                               NUMBER OF                VALUE OF UNEXERCISED
                                                         SECURITIES UNDERLYING              IN-THE-MONEY
                                                         UNEXERCISED OPTIONS AT           OPTIONS AT FISCAL
                            SHARES                          FISCAL YEAR-END                  YEAR-END(2)
                          ACQUIRED ON      VALUE      ----------------------------   ---------------------------
NAME                      EXERCISE(#)   REALIZED($)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      -----------   -----------   ------------   -------------   -----------   -------------
Glenn E. Montgomery,
  Jr. ..................         --            --        755,419(1)           --             --             --
Larry J. Engelken.......         --            --               --            --             --             --
Mark L. Epstein.........         --            --               --            --             --             --
Scott M. Schley.........         --            --               --            --             --             --
John A. Ramseur.........    336,142(3)    $76,471               --            --             --             --

---------------

(1) Mr. Montgomery exercised these options in January 2000.

(2) Based on an assumed initial public offering price of $8.00 per share, less the exercise price, multiplied by the number of shares underlying the option.

(3) Options were exercised in January and August.

STOCK OPTION PLANS

     The board of directors adopted, and our stockholders approved, our 1999 stock option plan. The plan provides for the grant of (i) options that qualify as incentive stock options within the meaning of Section 422(a) of the Internal Revenue Code of 1986, as amended, to specific employees and (ii) nonqualified stock options to specific employees (including directors and officers who are our employees), directors and consultants. The total number of shares of Common Stock for which options may be granted under the stock option plan is 7,115,576 shares. As of March 31, 2000, options to purchase 3,255,053 shares were outstanding and 1,696,592 shares had been issued upon exercise of options issued under the plan. The stock option plan is administered by our compensation committee, which determines to whom options are granted, the exercise prices, number and other terms and conditions of exercise. The exercise price of incentive stock options granted under the plan must be at least equal to the fair market value of the shares on the date of grant, except that the exercise price of any incentive stock option granted to any participant who owns stock possessing more than 10% of the total combined voting power of our outstanding capital stock must be at least equal to 110% of the fair market value of the shares on the date of grant. The term of each incentive stock option granted pursuant to the plan cannot exceed ten years, except that the term of any incentive stock option granted to a participant who owns stock possessing more than 10% of the total combined voting power of our outstanding capital stock or any option granted to a non-employee director cannot exceed five years. The exercise price of nonqualified stock options granted under the plan must not be less than the par value of the shares subject to the option. No option granted under the plan is transferable by the optionee other than by will or the laws of descent and distribution and each option is exercisable during the lifetime of the optionee only by the optionee. Options under the plan must either be exercised during the term of the participant's employment with us, or during the three-month period after the participant's date of termination if the termination is other than for cause, unless the compensation committee extends this period. All vesting of options ceases upon termination of employment, and options are exercisable by a terminated employee only to the extent the options were exercisable on the date of termination.

401(K) PLAN

     Our 401(k) Plan is a defined contribution plan covering all full time employees age 21 or older, and the plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. Each year participants may contribute up to 15% of their pretax annual compensation, up to a maximum of $10,500. We match employee contributions dollar for dollar on the first 4% of each employee's contribution and $0.50 on each dollar of the next 2% contributed. Additional special amounts based on a percentage of compensation and other discretionary amounts may be contributed at the option of our board of directors. Contributions are subject to limitations specified by federal law.

     The amounts of our contributions over the past five years are as follows:

YEAR                                                         AMOUNT
----                                                        --------
1995.....................................................   $232,000
1996.....................................................   $198,000
1997.....................................................   $397,000
1998.....................................................   $656,000
1999.....................................................   $878,000

EMPLOYMENT AGREEMENTS

     Mr. Montgomery is employed under an Employment Agreement that expires on December 31, 2002, pursuant to which he was entitled to receive $200,000 in base salary on an annual basis commencing

August 15, 1999. Mr. Montgomery's base salary for 2000 is $225,000, with an annual increase of $25,000 each year thereafter. Mr. Montgomery received a performance bonus under his current employment agreement for the period commencing August 15, 1999 through December 31, 1999 equal to $35,375. He is eligible to receive a maximum annual performance bonus of up to $750,000 in 2000, $800,000 in 2001 and $825,000 in 2002, contingent upon our ability to exceed specific revenue, bookings and EBITDA targets established by our board of directors. The bonus amount is contingent upon the extent to which we meet or exceed the financial targets, and in order for Mr. Montgomery to receive the maximum bonus amounts, we must exceed the financial targets by 30%. Up to $333,333 of Mr. Montgomery's annual bonus for these years is payable in the form of immediately exercisable stock options, with an exercise price equal to 25% of the fair market value of our common stock as of December 31 of that year. The remainder of Mr. Montgomery's bonus is payable in cash. If Mr. Montgomery terminates his employment with good reason, or if we terminate his employment after a change of control, we will be required to purchase all shares of our common stock owned by Mr. Montgomery at the time of his termination at their then fair market value.

     Mr. Engelken and Mr. Epstein are each employed under an Employment Agreement that expires on December 31, 2002, pursuant to which each was entitled to receive $200,000 in base salary on an annual basis commencing August 15, 1999. Each executive's base salary in 2000 is $210,000, and will increase 5% per year over the previous year's salary each year thereafter. Each executive is also eligible to receive an incentive bonus, the amount of which is targeted at 50% of each executive's base salary. Two-thirds of the incentive bonus is based upon our attainment of targeted revenue goals, and one-third of the incentive bonus is based upon our attainment of targeted margin goals. We must achieve more than 90% of the targeted revenues or targeted margins, whichever is being tested during the period in question, for a bonus to be paid with respect to that component. To the extent either bonus amount exceeds 100% of that component's target, one-third of the excess will be payable in cash, and two-thirds will be payable by the issuance of Nonqualified Stock Options at a per share exercise price equal to 25% of the fair market value of our common stock as of December 31 of that year. Messrs. Engelken and Epstein each received a bonus under their current employment agreements for the period commencing August 15, 1999 through December 31, 1999 of $41,700.

     Mr. Schley is employed under an Employment Agreement that expires on December 31, 2000, pursuant to which he was entitled to receive $168,000 in base salary on an annual basis commencing August 15, 1999. Mr. Schley received $63,000 in 1999 under this agreement. Mr. Schley's base salary in 2000 is $176,400, and will increase 5% per year over the previous year's salary each year thereafter. Mr. Schley is eligible to receive an incentive bonus targeted at 50% of his base salary. Two-thirds of the incentive bonus is based upon our attainment of targeted EBITDA goals and one-third of the incentive bonus is based upon our attainment of targeted margin goals. We must achieve more than 90% of the targeted revenues or targeted margins, whichever is being tested during the period in question, for a bonus to be paid with respect to that component. To the extent either bonus amount exceeds 100% of that component's target, one-third of the excess will be payable in cash and two-thirds will be payable by the issuance of Nonqualified Stock Options, at a per share exercise price equal to 25% of the fair market value of our common stock as of December 31 of that year. Mr. Schley received a bonus for 1999 under his current employment agreement of $62,400.

     Mr. Mileger is employed under an Employment Agreement that expires on January 31, 2003, pursuant to which he is entitled to receive $150,000 in base salary in 2000. Mr. Mileger's salary will increase to $162,500 upon the date of his relocation to Denver, Colorado. In addition, Mr. Mileger received a $100,000 advance against his incentive bonus earned for 2000. The amount of the advance will be offset against the amount of his incentive bonus, if any, earned in 2000. The advance is payable in eleven monthly installments, provided Mr. Mileger remains employed by us during that period. Mr. Mileger is eligible to receive an incentive bonus targeted at 100% of his base salary. Payment of the bonus is dependent upon the attainment of specific performance goals established by Mr. Mileger and us. We must achieve 90% of these performance goals, and Mr. Mileger must remain employed by us as of the last day of the year, in order for Mr. Mileger to be eligible to receive the bonus payment.

     Mr. Shirman is employed under an Employment Agreement that expires on December 31, 2002, pursuant to which he currently receives an annual base salary of $200,000. In addition to his base salary, Mr. Shirman received a $180,000 signing bonus, payable in equal monthly installments over the first 12 months of his employment, provided Mr. Shirman remains employed by us during that period. Mr. Shirman is also entitled to receive a cost of living adjustment. Commencing October 1, 2000, Mr. Shirman will be eligible to receive an incentive bonus based upon our attainment of specific performance goals established by Mr. Shirman and us. Mr. Shirman was also granted options to purchase 394,708 shares of our common stock at a per share exercise price of $0.092, of which 113,313 options were immediately exercisable. Mr. Shirman's unvested options will vest based on his continued employment with us and our achievement of specific performance goals.

                              CERTAIN TRANSACTIONS

1999 RECAPITALIZATION

     On August 13, 1999 we consummated a recapitalization pursuant to an agreement among us, some of our then existing stockholders and investors led by InSight Capital Partners III, L.P. and including UBS Capital II LLC and affiliates of Goldman, Sachs & Co. In connection with the recapitalization, the investors acquired an approximately 63% controlling interest in us through the purchase of shares of a new series of our voting convertible participating preferred stock for a total purchase price of approximately $45.5 million. As part of the recapitalization:

     - we entered into a $25.0 million revolving line of credit with Fleet National Bank, of which $22.0 million was borrowed in order to finance the recapitalization;

     - all shares of our then outstanding preferred stock and all shares of common stock owned by our two largest non-employee stockholders were purchased for a total purchase price of approximately $44.3 million;

     - our employee stockholders, including the persons named in the summary compensation table, received cash payments totaling $11.8 million in respect of the purchase of a portion of their equity interest in us;

     - we made cash payments totaling approximately $5.4 million to members of our senior management, including some of the persons named in the summary compensation table, in connection with the termination of their former employment agreements, as fees in connection with the recapitalization and to satisfy previously deferred bonus obligations to them;

     - we issued 10,516,424 shares of our common stock and options to purchase 694,506 shares of our common stock, at an exercise price of $0.092 per share, to specific employees, including the persons named in the summary compensation table, in consideration for their continued employment with us; and

     - we loaned $2.0 million to our Chief Executive Officer.

     The following table sets forth the sources and uses of funds for the Recapitalization.

                                SOURCES AND USES
                                 (in thousands)

SOURCES:
  Investor proceeds.........................................  $45,546
  Line of credit borrowings.................................   22,000
                                                              -------
          Total sources.....................................  $67,546
                                                              =======
USES:
  Retirement of preferred shareholder and two largest
     non-employee common shareholders.......................  $44,265
  Buyout of employment agreements...........................    2,440
  Legal and other finance fees..............................    1,356
  Fees paid to employees....................................      738
  Payment of previously deferred bonuses....................    2,236
  Payments to employee stockholders.........................   11,766
  Loan to Chief Executive Officer...........................    2,000
                                                              -------
          Total uses........................................  $64,801
                                                              =======
          Net proceeds......................................  $ 2,745
                                                              =======

     Under the recapitalization agreement, we agreed to indemnify the investors, in the form of cash, additional shares of our stock, or a combination of both, for breaches of representations, warranties and covenants we made to them in connection with their purchase of our capital stock, including representations and warranties regarding our financial condition, our liabilities and our client contracts, up to a maximum of $1.5 million in cash and $3.0 million in Series A Preferred stock, valued at $1.08 per share. Most of the representations and warranties under the recapitalization agreement survive until the first anniversary of the recapitalization. The obligation to indemnify the investors against environmental claims remains in effect until the seventh anniversary of the closing of the recapitalization; the obligations to indemnify the investors against tax-related and ERISA claims remain in effect until the expiration of all applicable statutes of limitation; and the obligation to indemnify the investors against claims made in connection with representations and warranties relating to specific fundamental corporate matters, such as our organization, our subsidiaries, our outstanding stock and specific corporate approvals, remains in effect indefinitely. Also in connection with the recapitalization, our continuing stockholders agreed to elect two designees of the investors, currently Mr. John Blend III and Mr. Jerry Murdock, to serve on our board of directors. This obligation to elect the designees of the investors will terminate upon the closing of this offering.

INSIGHT CAPITAL PARTNERS TRANSACTION FEE


     We agreed to pay InSight Capital Partners a one-time fee equal to one percent (1%) of our market capitalization in our initial public offering, which is payable in full upon the consummation of the public offering. Based on the number of shares of common stock expected to be outstanding upon consummation of this offering and assuming an initial public offering price of $8.00 per share, the fee payable to InSight Capital Partners will be approximately $3.5 million.


     In addition, we agreed to pay InSight Capital Partners a management fee equal to $500,000 per year for management and strategic advice rendered by InSight Capital Partners throughout the year. During 1999, we paid InSight $187,500 for their management and strategic advice. We will be obligated to pay a pro-rata portion of the fee during 2000 until the consummation of this offering, at which time our obligation to pay the fee will terminate.

LOAN TO GLENN E. MONTGOMERY, JR.

     On August 13, 1999, we extended a $2,000,000 loan to Glenn E. Montgomery, Jr., evidenced by a promissory note. The interest rate on the loan is 5.9% per annum, and Mr. Montgomery is required to make payments of principal and interest to us in four equal installments of $652,685.27 on or before each of July 1, 2003, January 1, 2004, July 1, 2004 and August 13, 2004. Mr. Montgomery may prepay the outstanding principal and accrued interest on the loan at any time without penalty. If we experience a major capital event, including an initial public offering, the entire unpaid principal amount and all accrued interest under the loan shall immediately become due and payable. Mr. Montgomery will repay this loan in connection with the consummation of the offering.

     The loan to Mr. Montgomery is non-recourse. To secure the loan, Mr. Montgomery executed a Stock Pledge Agreement whereby he pledged to us all shares of our common stock then owned by him. In addition, Mr. Montgomery's obligations under the promissory note were initially guaranteed on a non-recourse basis by GMJM Stock Partnership, Ltd. GMJM's obligations under the guaranty are secured by a pledge to us of all shares of our common stock owned by GMJM. The GMJM guaranty and pledge were released in January 2000 in connection with the sale of the shares owned by GMJM. In connection with the release of the GMJM guaranty and pledge, Mr. Montgomery pledged additional shares of our common stock that he acquired subsequent to the date of his original pledge.

1999/2000 ISSUANCE OF RESTRICTED STOCK TO CERTAIN DIRECTORS

     On October 29, 1999 we issued 377,710 shares of common stock to each of Robert Sharpe and John Blend III, members of our board of directors. The shares vest at the rate of 47,213.5 shares per calendar quarter, effective on the last day of each quarter, commencing September 30, 1999. If either director's service as a member of our board is terminated, either for cause or voluntarily by the director, all unvested shares are immediately forfeited back to us. In the event of a termination of either director's service on the board for any other reason, all unvested shares will immediately vest.

STOCK SALE BY GLENN E. MONTGOMERY, JR.

     Between January 15, 2000 and February 14, 2000, Glenn E. Montgomery, Jr. sold 755,420 shares of preferred and common stock to three separate investor groups. Total aggregate consideration for the transactions amounted to $6.0 million, or approximately $8.00 per share.

TERMINATION OF CONSULTING AGREEMENT

     On November 19, 1999, the Company acquired 100% of the outstanding common stock of an entity wholly owned by a former individual shareholder of the Company for the sole purpose of terminating an existing consulting agreement with the individual shareholder. Among other things, the consulting agreement, which had a remaining term of approximately five years, obligated us to pay a minimum monthly consulting fee of $14,000, quarterly incentive payments of $25,000 and a finance fee equal to 8% of the gross proceeds received by us from a major capital event, less all fees, discounts and commissions paid to any investment bankers, underwriters, brokers and/or dealers associated with the transaction, but with the fee equal to at least 2% of the gross proceeds. The outstanding capital stock was acquired by us for $3,920,000 in cash and was expensed during 1999.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table provides specific information regarding the beneficial ownership of our common stock as of March 31, 2000 and as adjusted to reflect the exercise of stock options through June 15, 2000, the June 2000 sale of common stock to Cinergy Communications, Inc., the sale of the shares of our common stock offered by us in this offering and the concurrent private placement for:

     - each person or entity known by us to beneficially own 5% or more of our common stock;

     - each of our directors;

     - each executive officer named in the summary compensation table;

     - all executive officers and directors as a group; and

     - each selling stockholder.


     Unless otherwise indicated, the address of each person named in the table below is c/o Convergent Group Corporation, 6399 South Fiddler's Green Circle, Suite 600, Englewood, Colorado 80111. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. The information set forth in the following table is based on the number of shares of Common Stock outstanding as of March 31, 2000, assuming the conversion of all shares of our preferred stock into common stock upon completion of this offering. Except as set forth in Note 11 below, the table assumes that the underwriters' over-allotment option has not been exercised and excludes any shares purchased in this offering by the respective beneficial owner. Beneficial ownership after this offering is based on 43,412,418 shares to be outstanding, including the issuance of 929,279 additional shares of common stock to Cinergy Communications in the concurrent private placement, which will result in Cinergy Communications owning 4.99% of our common stock to be outstanding after the offering.



                                                                   BENEFICIAL OWNERSHIP BEFORE OFFERING
                                                           -----------------------------------------------------
                                                                             COMMON STOCK                            BENEFICIAL
                                                                              UNDERLYING                             OWNERSHIP
                                                                               OPTIONS                             AFTER OFFERING
                                                            COMMON STOCK     EXERCISABLE                           --------------
NAME OF BENEFICIAL OWNER                                   OUTSTANDING(1)   WITHIN 60 DAYS     TOTAL     PERCENT      PERCENT
------------------------                                   --------------   --------------   ----------  -------   --------------
Entities affiliated with Insight Capital Partners(2).....     9,342,585           --          9,342,585   25.9%         21.5%
UBS Capital II LLC(3)....................................     7,960,038           --          7,960,038   22.0%         18.3%
Entities affiliated with GS Private Equity Partners(4)...     2,304,188           --          2,304,188    6.4%          5.3%
Entities associated with Wexford Management LLC(5).......     2,304,220           --          2,304,220    6.4%          5.3%
Glenn E. Montgomery, Jr..................................     3,275,093           --          3,275,093    9.1%          7.5%(11)
Scott M. Schley..........................................       847,427           --            847,427    2.3%          2.0%
Mark L. Epstein(6).......................................     3,275,093           --          3,275,093    9.1%          7.5%
Larry J. Engelken(7).....................................     2,766,081           --          2,766,081    7.7%          6.4%
John A. Ramseur..........................................       388,017           --            388,017    1.1%          0.9%
Robert Sharpe(8).........................................       784,382           --            784,382    2.2%          1.8%(11)
John Blend III(9)........................................     8,337,763           --          8,337,763   23.1%         19.2%
Jerry Murdock(9).........................................     9,342,585           --          9,342,585   25.9%         21.5%
All executive officers and directors as a group (11
  persons)(10)...........................................    18,291,340      669,357         18,960,697   52.5%         43.7%(11)

---------------

 (1) Assuming the conversion of all outstanding shares of Series A Preferred Stock into Common Stock, on a fully diluted basis.

 (2) Consists of 5,696,190 shares held by Insight Capital Partners III, L.P., 1,411,047 shares held by Insight Capital Partners III (Cayman), L.P., 852,816 shares held by Insight Capital Partners III (Co-Investors), L.P. and 1,382,532 shares held by WI Software Investors LLC disclosed in note
     (5) below. The general partner of InSight Capital Partners III, L.P., InSight Capital Partners III (Cayman), L.P. and InSight Capital Partners III (Co-Investors), L.P. is InSight Venture Associates III, LLC. The managing members of InSight Venture Associates III, LLC are Jeff Horing and Jerry Murdock. Each of InSight Venture Associates III, LLC and Messrs. Horing and Murdock may be deemed the beneficial owners of the shares of our common stock owned by each of InSight Capital Partners III, L.P., InSight Capital Partners III (Cayman), L.P. and InSight Capital Partners III (Co-Investors), L.P. Each of Messrs. Horing and Murdock disclaim beneficial ownership of the shares owned by WI Software Investors, LLC except to the extent of their respective pecuniary interests. The address of Insight Capital Partners III, L.P., Insight Capital Partners (Co-Investors), L.P., InSight Venture Associates III, LLC and Messrs. Horing and Murdock is c/o InSight Capital Partners, 527 Madison Avenue, 10th Floor, New York, New York 10022. The address of Insight Capital Partners (Cayman) III, L.P. is c/o W.S. Walker & Company, Walker House, P.O. Box 265GT, Mary Street, Georgetown, Grand Cayman, Cayman Islands.

 (3) The address of UBS Capital II LLC is 299 Park Avenue, New York, New York 10171. UBS Capital II LLC is an indirectly wholly owned subsidiary of UBS AG. UBS AG may be deemed to be the beneficial owner of the shares of our common stock owned by UBS Capital III LLC, a financial services company organized under the laws of Switzerland.

 (4) Consists of 788,784 shares held by GS Private Equity Partners II, L.P., 408,459 shares held by GS Private Equity Partners II Offshore, L.P., 826,757 shares held by GS Private Equity Partners III, L.P., 192,737 shares held by GS Private Equity Partners III Offshore, L.P. and 87,451 shares held by NBK/GS Private Equity Partners, L.P. GS PEP II Advisors, L.L.C., GS PEP II Offshore Advisors, Inc., GS PEP III Advisors, L.L.C., GS PEP III Offshore Advisors, Inc., and GS PEP Offshore Advisors (NBK), Inc., indirectly wholly owned subsidiaries of The Goldman Sachs Group, Inc. ("GS Group"), are the general partners of, respectively, GS Private Equity Partners II, L.P., GS Private Equity Partners II Offshore, L.P., GS Private Equity Partners III, L.P., GS Private Equity Partners III Offshore, L.P. and NBK/GS Private Equity Partners, L.P. (together, the "Limited Partnerships"). Goldman Sachs & Co. ("Goldman Sachs") and GS Group may be deemed to beneficially own common stock through the Limited Partnerships. Goldman Sachs and GS Group each disclaims beneficial ownership of common stock beneficially owned by the Limited Partnerships to the extent of partnership interests in the Limited Partnerships held by persons other than Goldman Sachs, GS Group or their affiliates. The address for each entity listed in this footnote 4 is as follows: One New York Plaza, New York, New York 10004.

 (5) Consists of 1,382,532 shares held by WI Software Investors LLC and 921,688 shares held by Imprimis SB LP. The managing member of WI Software Investors LLC is Wexford Management LLC. A non-managing member of WI Software Investors LLC is InSight Venture Associates III, LLC, the managing members of which are Messrs. Horing and Murdock. See note (2) above. The general partner of Imprimis SB LP is Imprimis GP LLC, the managing member of which is Wexford Management LLC. The address for WI Software Investors LLC, Imprimis SB LP and Wexford Management LLC is 411 West Putnam Avenue, Greenwich, Connecticut 06830.

 (6) Shares held by Mr. Epstein, a trust and a limited partnership.

 (7) Shares held by Mr. Engelken, his wife Holly Storm-Engelken and six trusts.

 (8) Shares held by two trusts, the RBS Trust and the EAS Trust, for the benefit of Mr. Sharpe's children, of which Mr. Sharpe is the trustee. Each trust owns 392,191 shares. Includes 94,427 shares held by each trust which are subject to vesting. See "Certain
     Transactions -- 1999/2000 Issuance of Restricted Stock to Certain
     Directors."

 (9) Includes the shares held by entities affiliated with InSight Capital Partners as disclosed in note (2) above, except that with respect to Mr. Blend does not include the shares owned by WI Software Investors LLC. The address of Messrs. Blend and Murdock is c/o Insight Capital Partners, 527 Madison Avenue, 10th Floor, New York, New York 10022. Mr. Blend is an employee and Mr. Murdock is a partner of Insight Capital Partners and each disclaims beneficial ownership of the shares held by Insight Capital Partners except to the extent of their respective pecuniary interests. With respect to Mr. Blend, includes 188,855 shares owned directly by him which are subject to vesting. See "Certain Transactions -- 1999/2000 Issuance of Restricted Stock to Certain Directors."

(10) Includes all shares held by entities affiliated with specific directors as described in note (9) above. Also includes 630,015 shares subject to vesting, including those described in notes (8) and (9) above.


(11) If the underwriters' over-allotment option to purchase up to 750,000 additional shares is exercised in full, Mr. Montgomery, our Chairman, Chief Executive Officer and President, will sell 630,000 shares and the EAS Trust and the RBS Trusts, for which Mr. Sharpe, one of our directors, is trustee will each sell 60,000 shares. The following table presents these persons' beneficial ownership after the offering and the beneficial ownership of all executive officers and directors as a group, assuming the underwriters' over-allotment option is exercised in full:



                                                               BENEFICIAL OWNERSHIP
NAME                                                              AFTER OFFERING
----                                                           --------------------
Mr. Montgomery..............................................            6.1%
Mr. Sharpe..................................................            1.5%
All executive officers and directors as a group (11
  persons)..................................................           41.9%

                          DESCRIPTION OF CAPITAL STOCK

     Upon the completion of this offering, our capital stock will consist of 125,000,000 shares of common stock, $0.001 par value per share, and 75,000,000 shares of preferred stock, $0.001 par value per share. As of March 31, 2000, and giving effect to the conversion of all outstanding shares of our preferred stock into common stock upon the closing of this offering, there were outstanding 36,133,090 shares of common stock held by 170 stockholders of record. In addition, there were outstanding options to purchase an aggregate of 3,255,053 shares of common stock at March 31, 2000.

     The following description of our capital stock, provisions of our amended and restated certificate of incorporation and our amended bylaws and specific provisions of Delaware law are summaries thereof and are qualified in their entirety by reference to the Delaware General Corporation Law, and our amended and restated certificate of incorporation and our amended bylaws. Copies of our amended and restated certificate of incorporation and amended bylaws have been filed with the Commission as exhibits to our registration statement, of which this prospectus forms a part.

COMMON STOCK

     The holders of our common stock are entitled to dividends as our board of directors may declare from time to time from funds legally available therefor, subject to the preferential rights of the holders of our preferred stock, if any. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our amended and restated certificate of incorporation does not provide for cumulative voting in connection with the election of directors, and, accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

     Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment to creditors and subject to prior distribution rights of our preferred stock, if any. All of the outstanding shares of common stock are, and the shares offered by us will be, fully paid and non-assessable.

PREFERRED STOCK

     As of the closing of this offering, no shares of our preferred stock will be outstanding. Under our amended and restated certificate of incorporation, our board of directors, without further action by our stockholders, will be authorized to issue shares of preferred stock in one or more classes or series. The board may fix the rights, preferences and privileges of each class or series of preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under some circumstances, of delaying, deferring or preventing a change of control of Convergent Group. We currently have no plans to issue any shares of preferred stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales, and other transactions resulting in a financial benefit to the "interested stockholder." Subject to specific exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% of the corporation's voting stock.

OTHER CHARTER AND BY-LAW PROVISIONS

     Some provisions of our amended and restated certificate of incorporation and amended bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the corporate policies formulated by our board of directors. In addition, these provisions also are intended to ensure that our board of directors will have sufficient time to act in what the board of directors believes to be in the best interests of us and our stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of Convergent Group. The provisions are also intended to discourage some tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if the event would be favorable to the interest of our stockholders.

Classified Board of Directors

     Our amended and restated certificate of incorporation will provide for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors who may be elected by holders of any preferred stock we may issue in the future. As a result, approximately one-third of our board of directors will be elected each year. The classified board provision will promote the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors. The classified board provision could have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of us without the approval of our board of directors. In addition, the classified board provision could delay stockholders who do not like the policies of our board of directors from electing a majority of our board of directors for two years.

No Stockholder Action by Written Consent; Special Meetings

     Our amended and restated certificate of incorporation will provide that stockholder action can only be taken at an annual or special meeting of shareholders and prohibits shareholder action by written consent in lieu of meeting. Our amended bylaws provide that special meetings of shareholders may be called only by our board of directors or our Chairman or Chief Executive Officer. Our stockholders are not permitted to call a special meeting of stockholders or to require that our board of directors call a special meeting.

Advance Notice Requirements for Shareholder Proposals and Director Nominees

     Our amended bylaws will establish an advance notice procedure for our stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors or by a stockholder who has given timely written notice to our Secretary prior to the meeting at which directors are to be elected will be eligible for election as our directors. The stockholder notice procedure also provides that at an annual meeting only business properly brought before the meeting by, or at the direction of, our board of directors or by a stockholder who has given timely written notice to our Secretary of that stockholder's intention to bring the business before the meeting. Under the stockholder notice procedure, if a stockholder desires to submit a proposal or nominate persons for election as directors at an annual meeting, the stockholder must submit written notice not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's annual meeting. In addition, under the stockholder notice procedure, a stockholder's notice proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain specified information. If the chairman of a meeting determines that business was not properly brought before the meeting in accordance with the stockholder notice procedure, the business shall not be discussed or transacted.

Number of Directors; Removal; Filling Vacancies

     Our amended and restated certificate of incorporation and amended bylaws will provide that our board of directors will consist of not less than 3 nor more than 15 directors, other than directors elected by holders of our preferred stock, the exact number to be fixed from time to time by resolution adopted by our directors. Further, subject to the rights of the holders of any series of our preferred stock, if any, our restated certificate of incorporation and amended bylaws will authorize our board of directors to elect additional directors under specified circumstances and fill any vacancies that occur in our board of directors by reason of death, resignation, removal, or otherwise. A director so elected by our board of directors to fill a vacancy or a newly created directorship holds office until the next election of the class for which the director has been chosen and until his successor is elected and qualified. Subject to the rights of the holders of any series of our preferred stock, if any, our restated certificate of incorporation and amended bylaws will also provide that directors may be removed only for cause and only by the affirmative vote of holders of 66 2/3% of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. The effect of these provisions is to preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of our board of directors by filling the vacancies created by a director's removal with its own nominees.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     The provisions of our amended and restated certificate of incorporation that would have anti-takeover effects as described above will be subject to amendment, alteration, repeal, or recession by the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This requirement will make it more difficult for stockholders to make changes to the provisions in our restated certificate of incorporation which could have anti-takeover effects by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending these provisions of our restated certificate of incorporation.

AMENDED BYLAWS

     Our amended and restated certificate of incorporation will provide that our amended bylaws are subject to adoption, amendment, alteration, repeal, or recession either by our board of directors without the assent or vote of our stockholders, or by the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This provision makes it more difficult for stockholders to make changes in our amended bylaws by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending our amended bylaws.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or to our stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

     - for any transaction from which the director derived an improper personal benefit.

These provisions are permitted under Delaware law.

     We have obtained directors' and officers' insurance for our directors, officers and some employees for specified liabilities.

     The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is Wells Fargo Bank Minnesota, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has not been any public market for our common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market or the perception that these sales could occur could adversely affect prevailing market prices of our common stock and could also adversely affect our ability to raise capital at a time and on terms favorable to us.


     Upon completion of this offering and the concurrent private placement, we will have outstanding a total of 43,412,418 shares of our common stock. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by our affiliates as that term is defined in Rule 144 under the Securities Act. The remaining 38,412,418 shares of common stock held by existing stockholders and Cinergy Communications, Inc. are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.


     Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:


NUMBER OF SHARES                                       DATE
----------------                                       ----
   35,174,591              Beginning 90 days after the date of this prospectus, shares saleable under Rule 144 (subject to volume limitations)
    2,308,548              After 180 days from the date of this prospectus (subject to volume limitations of Rule 144)
    5,305,918              Upon the filing of a registration statement to register
                           shares of common stock issuable upon the exercise of options granted under our stock option plan.
      929,279              One year after 180 days from the date of this prospectus.


LOCK-UP AGREEMENTS

     Our officers, directors, Cinergy Communications, Inc. and all of our other stockholders have agreed, subject to specific exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or later acquired directly by those holders or with respect to which they have the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. or us, as applicable, for a period of 180 days from the date of this prospectus. We have agreed not to release any shares from lock-up agreements with us without the prior written consent of FleetBoston Robertson Stephens Inc. However, FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of securities subject to these agreements not to sell shares. When determining whether or not to release shares from the lock-up agreements, FleetBoston Robertson Stephens Inc. will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at that time. FleetBoston Robertson Stephens Inc. does not currently anticipate that registration rights of stockholders or its position in the common stock will be a factor in determining whether or not to release shares from the lock-up agreements. There are no existing agreements between the representatives of the underwriters and any of our stockholders providing consent to the sale of shares prior to the expiration of the above period, and we are not currently aware of any officers, directors or current stockholders who intend to ask for consent to offer, sell or otherwise dispose of any common stock within the lock-up period.

RULE 144

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated) including an affiliate, who has beneficially owned shares of our common stock for at least one year can sell within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:


     - 1% of the number of shares of common stock then outstanding (approximately 434,124 shares immediately after this offering); or


     - the average weekly trading volume in our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of public information about us. In addition, under Rule 144(k), a person who is not one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, can sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

     In general, under Rule 701, any of our employees, directors, consultants or advisors who purchase shares from us in connection with a compensatory stock option plan or other written agreement are eligible to resell these shares 90 days after the date of this offering in reliance on Rule 144, without compliance with specific restrictions contained in Rule 144, including the holding period. However, the holders of our outstanding options have also executed lock-up agreements as discussed above.

     After this offering, we intend to register an aggregate of 5,305,918 shares of common stock which may be issued under our stock option plan. Shares issued upon exercise of options after the effective date of the registration statement on Form S-8 will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements noted above.

REGISTRATION RIGHTS

     Following the offering, holders of 20,989,343 shares of our common stock will be entitled to request an unlimited number of demand registrations of these shares of common stock under the Securities Act, provided that holders of a majority of these shares make the request. We are not currently aware of any stockholders who intend to exercise any of their registration rights. Commencing 180 days after the consummation of this offering, holders of approximately 36.7 million shares of our common stock, including the foregoing shares, will have specified piggyback registration rights in the event we intend to register shares of our common stock under the Securities Act. In addition, at any time after we have qualified for a registration pursuant to Form S-3, a majority of holders of these shares shall have the right to request an unlimited number of registrations of their common stock on Form S-3, subject to specific conditions and limitations. In addition, Cinergy Communications, Inc. has the right to request an unlimited number of registrations with respect to its shares, subject to specific conditions and limitations, at any time after April 28, 2000 if we are qualified for registration pursuant to Form S-3. If and whenever we are under an obligation to effect the filing and maintenance of a registration statement, we are required to use our best efforts to effect the registration, subject to specific conditions and limitations. We are required to pay most of the expenses related to these registrations, excluding underwriting commissions and discounts.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Wit SoundView Corporation, have entered into an underwriting agreement with us and the selling stockholders to purchase the number of shares of common stock listed opposite their respective names below. The underwriters are obligated to purchase and pay for all of the shares if any are purchased.


                                                                NUMBER
UNDERWRITER                                                    OF SHARES
-----------                                                    ---------
FleetBoston Robertson Stephens, Inc. .......................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Wit SoundView Corporation...................................
                                                               ---------
          Total.............................................   5,000,000
                                                               =========


     The representatives have advised us that the underwriters propose to offer the shares of our common stock to the public at the public offering price located on the cover page of this prospectus and to specific dealers at that
price less a concession of not in excess of $     per share, of which $     may
be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction in this price will change the amount of proceeds to be received by us and the selling stockholders as indicated on the cover page of this prospectus.

     The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.


     Over-Allotment Option. Three selling stockholders, Glenn E. Montgomery, Jr. and two trusts for the benefit of Robert Sharpe's children, of which Mr. Sharpe is trustee, have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to an aggregate of 750,000 outstanding shares of common stock to cover over-allotments, if any, at the same price per share as we will receive for the 5,000,000 shares that the underwriters have agreed to purchase. If this option is exercised, the underwriters will first exercise the option from Mr. Montgomery and second from the trusts. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of these additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 5,000,000 shares offered by this prospectus. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the shares are being sold. The selling stockholders will be obligated, under this option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the 5,000,000 shares of our common stock offered by this prospectus.


     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment options.

                                                                                  TOTAL
                                                                     --------------------------------
                                                                        WITHOUT             WITH
                                                                     OVER-ALLOTMENT    OVER-ALLOTMENT
                                                        PER SHARE        OPTION            OPTION
                                                        ---------    --------------    --------------
Assumed public offering price.........................  $               $              $
Underwriting discounts and commissions................
Proceeds, before expenses, to us......................
Proceeds, before expenses, to selling stockholders....

     The expenses of the offering, other than underwriting discounts and commissions, payable by us are estimated at $2.4 million. FleetBoston Robertson Stephens Inc. expects to deliver the shares of common stock to purchasers on
            , 2000.

     Directed Share Program. The underwriters have reserved up to five percent of the common stock offered for sale in this offering, at the initial public offering price, for directors, officers, employees, business associates and persons otherwise connected to Convergent Group. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase reserved shares. Any reserved shares which are not purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this offering.

     Internet Distribution. A prospectus in electronic format is being made available on an Internet Web site maintained by Wit SoundView's affiliate, Wit Capital Corporation. In addition, other dealers purchasing shares from Wit SoundView in this offering have agreed to make a prospectus in electronic format available on Web sites maintained by each of these dealers. Other than the prospectus in electronic format the information on Wit Capital's Web site and any information contained on any other Web site maintained by Wit Capital is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

     Indemnity. The underwriting agreement contains covenants of indemnity between the underwriters, us and the selling stockholders against specific civil liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     Agreements Not to Sell Shares. All of our officers and directors and stockholders have agreed, subject to limited exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or later acquired directly by those holders or with respect to which they have the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. or us, as applicable, for a period of 180 days from the date of this prospectus. We have agreed not to release any shares from lock-up agreements with us without the consent of FleetBoston Robertson Stephens Inc. However, FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of securities subject to these agreements not to sell shares. There are no existing agreements between the representatives of the underwriters and any of our stockholders providing consent to the sale of shares prior to the expiration of the above period.

     Future Sales by Us. In addition, we have agreed that during the 180 days after the date of this prospectus, we will not, without the prior written consent of FleetBoston Robertson Stephens Inc., subject to specific exceptions
(a) consent to the disposition of any shares held by stockholders subject to agreements not to sell shares prior to the expiration of the period set forth above or (b) issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering and to Cinergy Communications, Inc. in the concurrent private placement, the issuance of common stock upon the exercise of outstanding options, and the issuance of options under existing stock option and incentive plans, provided the options do not vest prior to the expiration of the 180-day period. See "Shares Eligible for Future Sale."

     Listing. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "CVGP," subject to notice of issuance.

     No Prior Public Market. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered by this prospectus has been determined through negotiations among us, the selling stockholders and the representatives. Among the factors considered in these negotiations were prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believed to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.


     Syndicate Short Sales. The representatives have advised us that, on behalf of the underwriters, they may make short sales of our common stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a "covered" short position to the extent that it does not exceed the 750,000 shares subject to the underwriters' over-allotment option and will be deemed a "naked" short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchased shares in the offering. The underwriters may reduce or close out their covered short position either by exercising the over-allotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Any "naked" short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.


     Stabilization. The representatives have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, they may engage in transactions, including stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "penalty bid" is an arrangement permitting the representatives to claim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by that underwriter or syndicate member is purchased by the representatives in the open market pursuant to a stabilizing bid or to cover all or part of a syndicate short position. The representatives have advised us that stabilizing bids and open market purchases may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for us by O'Sullivan Graev & Karabell, LLP, New York, New York and for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. An investment partnership of O'Sullivan Graev & Karabell, LLP is a limited partner of InSight Capital Partners III (Co-Investors), L.P., one of our stockholders.

                                    EXPERTS

     The consolidated financial statements of Convergent Group Corporation as of December 31, 1998 and 1999 and for each of the years in the three year period ended December 31, 1999 included in this prospectus have been included in reliance upon the report of Grant Thornton, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 (including exhibits and schedules) with the SEC. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document, these references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., and at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings and the registration statement can also be reviewed by accessing the SEC's Web site at http://www.sec.gov. As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC.

                          CONVERGENT GROUP CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Certified Public Accountants..........  F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets...............................  F-3
  Consolidated Statements of Operations.....................  F-4
  Consolidated Statements of Stockholders' Equity
     (Deficit)..............................................  F-5
  Consolidated Statements of Cash Flows.....................  F-6
  Notes to Consolidated Financial Statements................  F-8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have audited the accompanying consolidated balance sheets of Convergent Group Corporation as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Convergent Group Corporation and subsidiaries as of December 31, 1998 and 1999, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                            Grant Thornton LLP

Denver, Colorado
February 8, 2000, (except for Note J, as to which the date is February 16, 2000 and Note A7, as to which the date is July 24, 2000)

                          CONVERGENT GROUP CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                     ASSETS

                                                                 DECEMBER 31,            MARCH 31,
                                                              -------------------   --------------------
                                                                                               PRO FORMA
                                                                1998       1999       2000       2000
                                                              --------   --------   --------   ---------
                                                                                        (UNAUDITED)
CURRENT ASSETS
  Cash and cash equivalents.................................  $  4,958   $  1,596   $  2,358   $  2,358
  Accounts receivable (net of allowance for doubtful
    accounts of $156, $43 and $43, respectively)............     4,578      9,181      5,204      5,204
  Unbilled revenues.........................................     3,269      6,351     11,673     11,673
  Other.....................................................       226        417        218        218
                                                              --------   --------   --------   --------
                                                                13,031     17,545     19,453     19,453
  Deferred tax asset........................................     1,964      3,400      3,010      3,010
  Prepaid expenses and other................................       221        578        313        313
  Deferred offering costs...................................        --         --      1,200      1,200
                                                              --------   --------   --------   --------
        Total current assets................................    15,216     21,523     23,976     23,976
PROPERTY AND EQUIPMENT, AT COST (net of accumulated
  depreciation and amortization of $4,152, $4,963 and
  $5,349, respectively).....................................     2,725      3,102      3,584      3,584
LOAN RECEIVABLE FROM RELATED PARTY..........................        --      2,046      2,076      2,076
OTHER ASSETS................................................        36         36         --         --
                                                              --------   --------   --------   --------
        Total assets........................................  $ 17,977   $ 26,707   $ 29,636   $ 29,636
                                                              ========   ========   ========   ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..........................................  $  2,015   $  2,346   $  2,568   $  2,568
  Note payable..............................................       500         40         --         --
  Deferred revenue..........................................     5,463      2,182      2,114      2,114
  Accrued liability for anticipated contract costs..........     1,648      1,949      2,414      2,414
  Accrued compensation and related expense..................     3,592      2,128      2,695      2,695
  Accrued project related costs.............................     2,191      5,619      6,568      6,568
  Other accrued expenses....................................       297      1,327      2,360      2,360
                                                              --------   --------   --------   --------
        Total current liabilities...........................    15,706     15,591     18,719     18,719
NON-CURRENT LIABILITIES:
  Accrued liability for anticipated contract costs..........     1,108        171        127        127
  Accrued compensation and related expenses.................     1,076        227        227        227
  Long-term loan (net of deferred acquisition costs)........        --     21,753     21,770     21,770
                                                              --------   --------   --------   --------
        Total liabilities...................................    17,890     37,742     40,843     40,843
MANDATORILY REDEEMABLE PREFERRED STOCK ($0.10 par value with
  a liquidation preference of $40,541)......................    28,907         --         --         --
    Series A Convertible Exchangeable (5,725, -0-, -0- and
      -0- shares authorized, issued and outstanding)........        --         --         --         --
    Series B Exchangeable (39,000, -0-, -0- and -0- shares
      authorized; 34,816 and -0- shares issued and
      outstanding)..........................................        --         --         --         --

COMMITMENTS

  STOCKHOLDERS' EQUITY (DEFICIT):
    Series A convertible preferred stock ($.001 par value;
      75,000,000 shares authorized; -0-, 41,978,689, and
      42,487,701 shares issued and outstanding, liquidation
      preference $34,000) zero shares outstanding on a pro
      forma basis...........................................        --         42         42         --
    Class A common stock ($0.001 par value; 12,870,480, -0-
      and -0- shares authorized; 9,193,200 and -0- shares
      issued and outstanding) zero shares outstanding on a
      proforma basis........................................         9         --         --         --
    Class B common stock ($0.001 par value; 668,340 and -0-
      shares authorized; -0-shares issued and
      outstanding)..........................................        --         --         --         --
    Common stock ($0.001 par value; 125,000,000 shares
      authorized; 5,991,750, and 13,749,322 and 14,889,223
      shares issued and outstanding, 36,133,073 shares
      outstanding on a pro forma basis).....................         6         14         15         36
    Additional paid-in capital..............................    33,089     62,666     69,205     69,226
    Deferred compensation...................................       (22)    (9,037)   (14,852)   (14,852)
    Accumulated deficit.....................................   (62,206)   (65,030)   (65,929)   (65,929)
    Accumulated other comprehensive income..................       304        310        312        312
                                                              --------   --------   --------   --------
        Total stockholders' equity (deficit)................   (28,820)   (11,035)   (11,207)   (11,207)
                                                              --------   --------   --------   --------
        Total liabilities and stockholders' equity
          (deficit).........................................  $ 17,977   $ 26,707   $ 29,636   $ 29,636
                                                              ========   ========   ========   ========

        The accompanying notes are an integral part of these statements.

                          CONVERGENT GROUP CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                                           THREE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                   MARCH 31,
                                              ---------------------------------------   -------------------------
                                                 1997          1998          1999          1999          2000
                                              -----------   -----------   -----------   -----------   -----------
                                                                                               (UNAUDITED)
REVENUES:
  Integration, consulting and other
    services................................  $    21,517   $    28,957   $    41,029   $     9,283   $    13,552
  Subcontractor and other revenue...........       19,339        18,458        25,581         5,526         5,081
                                              -----------   -----------   -----------   -----------   -----------
         Total revenues.....................       40,856        47,415        66,610        14,809        18,633
COST OF REVENUES:
  Cost of integration, consulting and other
    services (exclusive of $143 and $19 in
    1999 and the March 31, 2000 period,
    respectively, reported below as employee
    stock compensation expense).............       17,326        17,564        22,296         5,153         6,601
  Cost of subcontractor and other revenue...       13,010        13,959        20,205         4,345         3,963
                                              -----------   -----------   -----------   -----------   -----------
         Total cost of revenue..............       30,336        31,523        42,501         9,498        10,564
                                              -----------   -----------   -----------   -----------   -----------
         Gross profit.......................       10,520        15,892        24,109         5,311         8,069
EXPENSES:
  Selling, General and Administrative
    Expenses (exclusive of $12,094 and $601
    in 1999 and the March 31, 2000 period,
    respectively, reported below as employee
    stock compensation expense).............       11,574        12,123        16,855         3,867         7,473
  Recapitalization Costs....................           --            --         7,098            --            --
  Employee Stock Compensation Expense.......            8            12        12,237            --           620
  Consulting Agreement Termination Costs....           --            --         3,920            --            --
  Loss from Disposal of Assets..............           --            93            --            --            --
  Research and Development..................          173            --            --            --            --
  Gain from Restructuring...................       (1,218)          (95)           --            --            --
                                              -----------   -----------   -----------   -----------   -----------
                                                   10,537        12,133        40,110         3,867         8,093
                                              -----------   -----------   -----------   -----------   -----------
         Operating income (loss)............          (17)        3,759       (16,001)        1,444           (24)
OTHER INCOME (EXPENSE):
  Interest income...........................           82           176           176            23            54
  Interest expense..........................       (1,170)         (119)         (778)           (8)         (498)
                                              -----------   -----------   -----------   -----------   -----------
         Total other income (expense).......       (1,088)           57          (602)           15          (444)
                                              -----------   -----------   -----------   -----------   -----------
INCOME (LOSS) BEFORE INCOME TAXES...........       (1,105)        3,816       (16,603)        1,459          (468)
INCOME TAX BENEFIT (EXPENSE)................           --         1,861         1,347           128          (431)
                                              -----------   -----------   -----------   -----------   -----------
NET INCOME (LOSS)...........................       (1,105)        5,677       (15,256)        1,587          (899)
PREFERRED STOCK ADJUSTMENTS.................         (776)         (853)       12,432          (207)           --
                                              -----------   -----------   -----------   -----------   -----------
NET INCOME (LOSS) AVAILABLE TO COMMON
  STOCKHOLDERS..............................  $    (1,881)  $     4,824   $    (2,824)  $     1,380   $      (899)
                                              ===========   ===========   ===========   ===========   ===========
EARNINGS (LOSS) PER COMMON SHARE............  $     (0.12)  $      0.32   $     (0.20)  $      0.09   $     (0.06)
                                              -----------   -----------   -----------   -----------   -----------
EARNINGS (LOSS) PER COMMON SHARE ASSUMING
  DILUTION..................................  $     (0.12)  $      0.20   $     (0.20)  $      0.06   $     (0.06)
                                              -----------   -----------   -----------   -----------   -----------
WEIGHTED AVERAGE SHARES OUTSTANDING.........   16,234,348    15,135,368    14,310,546    15,478,085    14,487,160
                                              -----------   -----------   -----------   -----------   -----------
WEIGHTED AVERAGE SHARES OUTSTANDING ASSUMING
  DILUTION..................................   16,234,348    23,771,852    14,310,546    23,634,615    14,487,160
                                              -----------   -----------   -----------   -----------   -----------
PRO FORMA BASIC NET INCOME (LOSS) PER SHARE
  (unaudited)...............................                              $     (0.10)                $     (0.03)
                                                                          ===========                 ===========
PRO FORMA DILUTED NET INCOME (LOSS) PER
  SHARE (unaudited).........................                              $     (0.10)                $     (0.03)
                                                                          ===========                 ===========
PRO FORMA WEIGHTED AVERAGE SHARES
  OUTSTANDING USED IN THE CALCULATION OF
  BASIC INCOME PER SHARE (unaudited)........                               27,424,410                  35,731,010
                                                                          ===========                 ===========
PRO FORMA WEIGHTED AVERAGE SHARES
  OUTSTANDING USED IN THE CALCULATION OF
  DILUTED EARNINGS PER SHARE (unaudited)....                               27,424,410                  35,731,010
                                                                          ===========                 ===========

        The accompanying notes are an integral part of these statements.

                          CONVERGENT GROUP CORPORATION

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                 AND FOR THE THREE MONTHS ENDED MARCH 31, 2000
                      (IN THOUSANDS EXCEPT FOR SHARE DATA)

                                                                 NEW SERIES A             CLASS A               CLASS B
                                                                PREFERRED STOCK        COMMON STOCK          COMMON STOCK
                                                              -------------------   -------------------   -------------------
                                                                SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT
                                                              ----------   ------   ----------   ------   ----------   ------
BALANCE AS OF JANUARY 1, 1997...............................          --    $--      9,193,200    $ 9      5,229,092    $ 5
 Net loss...................................................          --     --             --     --             --     --
 Foreign currency translation adjustments...................          --     --             --     --             --     --
 Comprehensive loss.........................................          --     --             --     --             --     --
 Accretion of mandatorily redeemable preferred stock........          --     --             --     --             --     --
 Class B common stock acquired upon disposition of
   subsidiary...............................................          --     --             --     --     (5,229,092)    (5)
 Exercise of stock options..................................          --     --             --     --             --     --
 Issuance of common stock for services......................          --     --             --     --             --     --
                                                              ----------    ---     ----------    ---     ----------    ---
BALANCE AS OF DECEMBER 31, 1997.............................          --     --      9,193,200      9             --     --
 Net income.................................................          --     --             --     --             --     --
 Foreign currency translation adjustments...................          --     --             --     --             --     --
 Comprehensive income.......................................          --     --             --     --             --     --
 Conversion of accreted value of mandatorily redeemable
   preferred stock to common stock..........................          --     --             --     --             --     --
 Accretion of mandatorily redeemable preferred stock........          --     --             --     --             --     --
 Purchase of common stock...................................          --     --             --     --             --     --
 Issuance of common stock for services......................          --     --             --     --             --     --
 Exercise of stock options..................................          --     --             --     --             --     --
 Issuance of employee options...............................          --     --             --     --             --     --
 Purchase of option to reacquire stock......................          --     --             --     --             --     --
                                                              ----------    ---     ----------    ---     ----------    ---
BALANCE AS OF DECEMBER 31, 1998.............................          --     --      9,193,200      9             --     --
 Net loss...................................................          --     --             --     --             --     --
 Foreign currency translation adjustments...................          --     --             --     --             --     --
 Comprehensive loss.........................................          --     --             --     --             --     --
 Accretion of mandatorily redeemable preferred stock........          --     --             --     --             --     --
 Purchase of common stock...................................          --     --             --     --             --     --
 Exercise of stock options..................................          --     --             --     --             --     --
 Issuance of common stock for services......................          --     --             --     --             --     --
 Issuance of convertible series A preferred stock net of
   issuance costs of $687...................................  41,978,689     42             --     --             --     --
 Convert preferred A to class B common stock................          --     --             --     --      8,162,775      1
 Purchase of common stock...................................          --     --     (9,193,200)    (9)    (8,162,775)    (1)
 Deferred compensation on stock grants and options..........          --     --             --     --             --     --
 Stock option compensation expense..........................          --     --             --     --             --     --
 Settlement of redeemable preferred at less than redemption
   value....................................................          --     --             --     --             --     --
 Distribution to common stockholders........................          --     --             --     --             --     --
 Issuance of common stock for services......................          --     --             --     --             --     --
                                                              ----------    ---     ----------    ---     ----------    ---
BALANCE AS OF DECEMBER 31, 1999.............................  41,978,689     42             --     --             --     --
 Net loss (unaudited).......................................          --     --             --     --             --     --
 Foreign currency transaction (unaudited)...................          --     --             --     --             --     --
 Comprehensive loss (unaudited).............................          --     --             --     --             --     --
 Exercise of stock options (unaudited)......................          --     --             --     --             --     --
 Conversion of common to preferred stock (unaudited)........     509,012     --             --     --             --     --
 Compensation expense associated with options (unaudited)...          --     --             --     --             --     --
 Deferred compensation on stock grants (unaudited)..........          --     --             --     --             --     --
 Adjustment for fractional shares                                     --     --             --     --             --     --
                                                              ----------    ---     ----------    ---     ----------    ---
BALANCE AS OF MARCH 31, 2000 (UNAUDITED)....................  42,487,701    $42             --    $--             --    $--
                                                              ==========    ===     ==========    ===     ==========    ===


                                                                 COMMON STOCK                      ADDITIONAL
                                                              -------------------     DEFERRED      PAID-IN     ACCUMULATED
                                                                SHARES     AMOUNT   COMPENSATION    CAPITAL       DEFICIT
                                                              ----------   ------   ------------   ----------   -----------
BALANCE AS OF JANUARY 1, 1997...............................   5,583,801    $ 6       $    (22)     $ 30,140     $(65,149)
 Net loss...................................................          --     --             --            --       (1,105)
 Foreign currency translation adjustments...................          --     --             --            --           --
 Comprehensive loss.........................................          --     --             --            --           --
 Accretion of mandatorily redeemable preferred stock........          --     --             --            --         (776)
 Class B common stock acquired upon disposition of
   subsidiary...............................................          --     --             --          (126)          --
 Exercise of stock options..................................      19,071     --             --            --           --
 Issuance of common stock for services......................     307,723     --             --             8           --
                                                              ----------    ---       --------      --------     --------
BALANCE AS OF DECEMBER 31, 1997.............................   5,910,595      6            (22)       30,022      (67,030)
 Net income.................................................          --     --             --            --        5,677
 Foreign currency translation adjustments...................          --     --             --            --           --
 Comprehensive income.......................................          --     --             --            --           --
 Conversion of accreted value of mandatorily redeemable
   preferred stock to common stock..........................          --     --             --         3,068           --
 Accretion of mandatorily redeemable preferred stock........          --     --             --            --         (853)
 Purchase of common stock...................................      (3,188)    --             --            (1)          --
 Issuance of common stock for services......................      80,400     --             --             2           --
 Exercise of stock options..................................       3,943     --             --             1           --
 Issuance of employee options...............................          --     --             --            12           --
 Purchase of option to reacquire stock......................          --     --             --           (15)          --
                                                              ----------    ---       --------      --------     --------
BALANCE AS OF DECEMBER 31, 1998.............................   5,991,750      6            (22)       33,089      (62,206)
 Net loss...................................................          --     --             --            --      (15,256)
 Foreign currency translation adjustments...................          --     --             --            --           --
 Comprehensive loss.........................................          --     --             --            --           --
 Accretion of mandatorily redeemable preferred stock........          --     --             --            --         (629)
 Purchase of common stock...................................  (1,738,364)    (2)            --        (1,468)          --
 Exercise of stock options..................................   2,030,083      2             --           106           --
 Issuance of common stock for services......................   1,151,994      1             22           103           --
 Issuance of convertible series A preferred stock net of
   issuance costs of $687...................................          --     --             --        44,817           --
 Convert preferred A to class B common stock................          --     --             --         2,474           --
 Purchase of common stock...................................          --     --             --       (30,255)          --
 Deferred compensation on stock grants and options..........     755,420      1        (12,060)       12,059           --
 Stock option compensation expense..........................          --     --          3,023            --           --
 Settlement of redeemable preferred at less than redemption
   value....................................................          --     --             --            --       13,061
 Distribution to common stockholders........................          --     --             --        (7,341)          --
 Issuance of common stock for services......................   5,558,439      6             --         9,082           --
                                                              ----------    ---       --------      --------     --------
BALANCE AS OF DECEMBER 31, 1999.............................  13,749,322     14         (9,037)       62,666      (65,030)
 Net loss (unaudited).......................................          --     --             --            --         (899)
 Foreign currency transaction (unaudited)...................          --     --             --            --           --
 Comprehensive loss (unaudited).............................          --     --             --            --           --
 Exercise of stock options (unaudited)......................   1,394,424      1             --           104           --
 Conversion of common to preferred stock (unaudited)........    (254,506)    --             --            --           --
 Compensation expense associated with options (unaudited)...          --     --            620            --           --
 Deferred compensation on stock grants (unaudited)..........          --     --         (6,435)        6,435           --
 Adjustment for fractional shares                                    (17)    --             --            --           --
                                                              ----------    ---       --------      --------     --------
BALANCE AS OF MARCH 31, 2000 (UNAUDITED)....................  14,889,223    $15       $(14,852)     $ 69,205     $(65,929)
                                                              ==========    ===       ========      ========     ========

                                                               ACCUMULATED
                                                                  OTHER
                                                              COMPREHENSIVE   COMPREHENSIVE
                                                                 INCOME          INCOME
                                                              -------------   -------------
BALANCE AS OF JANUARY 1, 1997...............................      $292
 Net loss...................................................        --           $(1,105)
 Foreign currency translation adjustments...................       (11)              (11)
                                                                                 -------
 Comprehensive loss.........................................        --            (1,116)
                                                                                 -------
 Accretion of mandatorily redeemable preferred stock........        --
 Class B common stock acquired upon disposition of
   subsidiary...............................................        --
 Exercise of stock options..................................        --
 Issuance of common stock for services......................        --
                                                                  ----
BALANCE AS OF DECEMBER 31, 1997.............................       281
 Net income.................................................        --             5,677
 Foreign currency translation adjustments...................        23                23
                                                                                 -------
 Comprehensive income.......................................        --             5,700
                                                                                 -------
 Conversion of accreted value of mandatorily redeemable
   preferred stock to common stock..........................        --
 Accretion of mandatorily redeemable preferred stock........        --
 Purchase of common stock...................................        --
 Issuance of common stock for services......................        --
 Exercise of stock options..................................        --
 Issuance of employee options...............................        --
 Purchase of option to reacquire stock......................        --
                                                                  ----
BALANCE AS OF DECEMBER 31, 1998.............................       304
 Net loss...................................................        --           (15,256)
 Foreign currency translation adjustments...................         6                 6
                                                                                 -------
 Comprehensive loss.........................................        --           (15,250)
                                                                                 -------
 Accretion of mandatorily redeemable preferred stock........        --
 Purchase of common stock...................................        --
 Exercise of stock options..................................        --
 Issuance of common stock for services......................        --
 Issuance of convertible series A preferred stock net of
   issuance costs of $687...................................        --
 Convert preferred A to class B common stock................        --
 Purchase of common stock...................................        --
 Deferred compensation on stock grants and options..........        --
 Stock option compensation expense..........................        --
 Settlement of redeemable preferred at less than redemption
   value....................................................        --
 Distribution to common stockholders........................        --
 Issuance of common stock for services......................        --
                                                                  ----
BALANCE AS OF DECEMBER 31, 1999.............................       310
 Net loss (unaudited).......................................        --              (899)
 Foreign currency transaction (unaudited)...................         2                 2
                                                                                 -------
 Comprehensive loss (unaudited).............................        --              (897)
                                                                                 -------
 Exercise of stock options (unaudited)......................        --
 Conversion of common to preferred stock (unaudited)........        --
 Compensation expense associated with options (unaudited)...        --
 Deferred compensation on stock grants (unaudited)..........        --
 Adjustment for fractional shares
                                                                  ----
BALANCE AS OF MARCH 31, 2000 (UNAUDITED)....................      $312
                                                                  ====

        The accompanying notes are an integral part of these statements.

                          CONVERGENT GROUP CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                 THREE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,          MARCH 31,
                                                  ----------------------------   -------------------
                                                   1997      1998       1999       1999       2000
                                                  -------   -------   --------   --------   --------
                                                                                     (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)...............................  $(1,105)  $ 5,677   $(15,256)  $ 1,587    $  (899)
Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.................    1,350     1,235      1,407       326        387
  Deferred income taxes.........................       --    (1,964)    (1,437)     (159)       390
  Provision for bad debts (recovery)............       45      (542)      (113)       10         --
  Gain from CGAP dissolution....................     (792)       --         --        --         --
  Gain from restructuring.......................     (773)      (95)        --        --         --
  Loss on disposal of fixed assets..............      637        93         --        --         --
  Stock and options issued as compensation......        8        12     12,237        --        620
  Changes in operating assets and liabilities:
     Receivables and unbilled revenues..........    3,447        48     (7,571)   (2,182)    (1,147)
     Prepaid expenses and other assets..........      469       555       (548)     (566)       301
     Accounts payable and accrued expenses......   (1,084)       28      2,476      (547)     1,548
     Accrual for anticipated contract costs.....    1,749      (573)      (636)      118        421
     Accrual for restructuring..................   (2,719)     (147)        --        --         --
     Unearned revenue and customer deposits.....    1,477      (446)    (3,281)   (1,753)       (68)
                                                  -------   -------   --------   -------    -------
          Net cash provided by (used in)
            operating activities................    2,709     3,881    (12,722)   (3,166)     1,553
INVESTING ACTIVITIES
  Purchase of property and equipment............     (555)   (1,025)    (1,761)     (303)      (868)
FINANCING ACTIVITIES
  Repayment of note payable.....................       --        --       (500)       --         --
  Note receivable from a shareholder............       --        --     (2,046)       --         --
  Issuance of stock.............................       --         2         --        --        (30)
  Acquisition of options to repurchase stock....       --       (15)        --        --         --
  Borrowing line of credit......................       --        --      1,000        --         --
  Paydown line of credit........................   (1,000)       --     (1,000)       --         --
  Borrowing on revolving credit loan
     agreements.................................       --        --     24,000        --         --
  Payments on revolving credit loan
     agreements.................................       --        --     (2,000)       --         --
  Payments on debt obligations..................     (806)       --         --        --         --
  Deferred loan acquisition costs...............       --        --       (270)       --         --
  Purchase of common stock......................       --        --     (1,430)     (253)        --
  Distribution to common stockholders...........       --        --     (7,341)       --         --
  Exercise of stock options.....................       --        --        108        44        105
  Purchase of redeemable preferred stock and
     class A common stock.......................       --        --    (44,265)       --         --
  Issuance of convertible preferred stock net of
     issuance costs of $687.....................       --        --     44,859        --         --
                                                  -------   -------   --------   -------    -------
          Net cash provided by (used in)
            financing activities................   (1,806)      (13)    11,115      (209)        75
                                                  -------   -------   --------   -------    -------
Effect of exchange rate changes on cash and cash
  equivalents...................................      (11)       23          6        --          2
                                                  -------   -------   --------   -------    -------

                          CONVERGENT GROUP CORPORATION

                                                                                 THREE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,          MARCH 31,
                                                  ----------------------------   -------------------
                                                   1997      1998       1999       1999       2000
                                                  -------   -------   --------   --------   --------
                                                                                     (UNAUDITED)
Net increase (decrease) in cash and cash
  equivalents...................................      337     2,866     (3,362)   (3,678)       762
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD........................................    1,755     2,092      4,958     4,958      1,596
                                                  -------   -------   --------   -------    -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD......  $ 2,092   $ 4,958   $  1,596   $ 1,280    $ 2,358
                                                  =======   =======   ========   =======    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during the period for interest......  $   109   $   119   $    559   $    28    $   494
                                                  =======   =======   ========   =======    =======
NONCASH ACTIVITIES:
  Issuance of note payable in exchange for
     software licenses..........................  $    --   $   500   $     --   $    --    $    --
                                                  =======   =======   ========   =======    =======
  Issuance of note payable in exchange for stock
     repurchase.................................  $    --   $    --   $     40   $    40    $    --
                                                  =======   =======   ========   =======    =======
  Conversion of notes payable into Series A
     Preferred Stock as a result of the
     restructuring agreement....................  $    --   $(4,725)  $     --   $    --    $    --
                                                  =======   =======   ========   =======    =======
  Dissolution of CGAP
     Fair value of tangible and intangible
       assets returned to CGAP..................  $ 5,280   $    --   $     --   $    --    $    --
     Relief of liabilities related to CGAP......   (5,940)       --         --        --         --
     Cancellation of Class B Common Stock.......      (13)       --         --        --         --
     Reduction of additional paid-in capital....     (119)       --         --        --         --
                                                  -------   -------   --------   -------    -------
                                                  $  (792)  $    --   $     --   $    --    $    --
                                                  =======   =======   ========   =======    =======
  Settlement of accounts receivable as a result
     of the restructuring agreement.............  $   268   $    --   $     --   $    --    $    --
  Reduction of notes payable as a result of the
     restructuring agreement....................   (1,041)       --         --        --         --
                                                  -------   -------   --------   -------    -------
                                                  $  (773)  $    --   $     --   $    --    $    --
                                                  =======   =======   ========   =======    =======

        The accompanying notes are an integral part of these statements.

                 CONVERGENT GROUP CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

  1. Organization and Purpose

     Convergent Group Corporation (the Company) was incorporated on April 9, 1994, in the state of Delaware. On the incorporation date, the Company acquired all of the outstanding preferred and common stock of Graphic Data Systems Corporation (GDS) and Utility Graphics Consultants Corporation (UGC). On February 5, 1996, the Company, through a newly formed, wholly-owned subsidiary, Convergent Group Asia Pacific Pty. Ltd. (CGAP), acquired the business and related net assets of ARC Systems Pty. Ltd. (ARC Systems), an Australian Limited Company. CGAP was subsequently disposed of in April 1997 (see Note M).

     The Company provides professional services that enable its utility and local government clients to implement Internet-based eBusiness solutions. The Company combines the use of existing and emerging digital technologies with its business expertise in the utility and local government sectors to deliver solutions that address its clients' mission-critical business problems. These eBusiness transformation solutions help clients integrate data from various isolated sources to create a single, Web-based point of entry through which internal decision-makers, business partners, suppliers, customers and constituents can access business information on a real-time basis. The Company's solutions help its clients increase revenues, reduce costs, improve customer services, ensure service reliability, improve resource management and exploit their information assets.

     The Board of Directors has filed a registration statement with the SEC that would permit the Company to sell shares of the Company's common stock in connection with a proposed public offering. In conjunction with a qualified public offering, all outstanding preferred stock automatically converts into shares of the Company's common stock on a 0.5 for one basis. The effect of the conversion has been reflected in the accompanying pro forma balance sheet as if the conversion had occurred as of March 31, 2000.

  2. Recapitalization

     Effective May 17, 1999 the Company entered into an option agreement with its sole preferred shareholder to purchase all of the then outstanding preferred stock for $14 million. Additionally, the option agreement granted the Company the right to purchase on an as if converted basis 8,162,775 shares of the Company's Class B common stock and 1,103,184 shares of the Company's Class A common stock at a price equal to 82.5% of any similar common stock transactions entered into during the option period.

     Effective June 19, 1999 the Company entered into a separate option agreement with its then largest common shareholder to purchase 8,090,016 shares of common stock at $2.18 per share.

     On August 13, 1999 pursuant to a Recapitalization Agreement between the Company and certain institutional investors, the Company exercised the aforementioned option agreements and acquired all of its then outstanding shares of redeemable Series A and Series B Convertible Exchangeable Preferred Stock and all of it Class A Common Stock for an aggregate of $44,265,000. As part of the recapitalization, the Company issued 41,978,689 shares of Convertible Participating Preferred Stock, par value $0.001, to the institutional investors for $44,859,000, net of issuance costs. All classes of stock have been canceled and are no longer authorized except for common stock and Convertible Participating Preferred Stock.

     As part of the recapitalization, the Company recorded, to reflect the substance of the transaction, a distribution of $7,341,000 to common shareholders of record on August 13, 1999 to reflect the

                 CONVERGENT GROUP CORPORATION AND SUBSIDIARIES proportionate share of the cash received by shareholders, cash compensation of $4,276,000 to reflect the disproportionate amount of cash received by certain executives for services rendered, redemption of shares by nonemployee stockholders in the amount of $156,000 and the issuance of 5,558,439 net shares of common stock to employees for services in the amount of $9,088,000.

     The Company incurred a total of $23,255,000 in expenses associated with the recapitalization, including recapitalization costs, $12,237,000 noncash employee stock compensation expense, and consulting agreement termination costs, all of which were either noncash items or were funded from the new investor proceeds.

  3. Basis of Consolidation

     The consolidated financial statements include the accounts of the Company and all subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  4. Foreign Currency Translation

     Assets and liabilities of foreign subsidiaries are translated to U.S. dollars at year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the period. Translation adjustments resulting from translating the accounts of the Company's foreign subsidiaries from the functional currency to U.S. dollars are accumulated in a separate component of stockholders' equity. Exchange gains (losses) resulting from foreign currency transactions are included in the consolidated statement of operations. The Company recorded transaction exchange losses of $(55,000), $(128,000), and $(21,000) for the years ended December 31, 1997, 1998 and 1999, respectively.

  5. Depreciation and Amortization of Property and Equipment

     Depreciation of property and equipment is provided on the straight-line basis over the estimated useful life of three to seven years. Leasehold improvements are amortized over the life of the related lease.

  6. Cash and cash equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid cash investments with an original maturity of three months or less to be cash equivalents.

  7. Common Stock Split

     On January 2, 1997, all classes of Common Stock were split 470 for one, with par value remaining at $0.01 per share. On August 13, 1999, the Company recorded a Common Stock split on a 7.8 for one basis. On July 24, 2000, the Company effected a reverse split of its common stock on a one for two basis. All share amounts have been restated to retroactively reflect the stock splits.

  8. Revenue Recognition

     Revenue earned through systems integration services, data conversion services, and/or software licenses and hardware products is recognized on the percentage of completion method using the output method of accounting in accordance with SOP 81-1 and which is consistent with SOP 97-2. The Company accounts for the gross profit on all of the above components that are included in a contract as part of that contract's total gross profit and does not account for the gross profit on components separately. Systems integration revenue is measured based on integration costs incurred to date as compared to total estimated costs. Output measures for other revenue components are based on various milestones which are met through delivery and acceptance. Acceptance for conversion services consists of acceptance of the subcontractor's work by the Company and/or the customer. Acceptance of software is predicated on the

                 CONVERGENT GROUP CORPORATION AND SUBSIDIARIES successful testing of the software and in some cases written confirmation from the customer. Acceptance for hardware products is determined at the time of delivery to the customer. Cost of revenue is based on recognizing costs as a percentage of revenue to provide a consistent gross margin throughout the life of the contract. When management believes the cost of completing a contract will exceed contract revenue the full amount of the loss is immediately recognized.

     The Company develops reusable software in connection with a specific project engagement, and therefore the costs associated with the development are expensed as cost of revenues related to that engagement.

     The Company has a history of making dependable estimates of the extent of progress towards completion, contract revenue, and contract costs on its long-term contracts. However, due to uncertainties inherent in the estimation process, actual results could differ from those estimates.

     Software and hardware maintenance under customer support agreements are recorded as unearned maintenance fees and recognized as revenue ratably over a twelve month period. The standard duration of software and hardware maintenance under customer support agreements is twelve months, renewable annually.

  9. Concentration of Credit Risk

     The Company sells services and products to customers primarily in the United States with continuing maintenance and support services with established customers in the United Kingdom through April 2000. The Company performs ongoing credit evaluations of customers and generally does not require collateral. Receivables are due within 30 days from invoice date. Primarily as a result of the restructuring (see Note M) the Company realized credit losses outside of North America of $614,000 in 1997. Ongoing credit losses in North America during 1997, 1998, and 1999, which have not been significant, have been within management's expectations. At December 31, 1999, three of the Company's customers had outstanding balances that accounted for approximately 38% of total accounts receivable.

     The Company has no balance billed but not paid by its customers under retainage provisions, billed or unbilled amounts representing claims or other similar items subject to uncertainty related to their ultimate realization, or billed or unbilled amounts collectible after one year. Amounts representing the recognized sales value of performance that had not been billed and were not then billable to customers at December 31, 1998 and 1999 were $2,585,000 and $4,716,000, respectively.

     The Company's unbilled receivable accounts represent contracted work performed or costs incurred, including expected profits, which are invoiced to customers pursuant to the terms of the customer's contract, generally within ten days of month end.

     The allowance for doubtful accounts was $698,000, $156,000 and $43,000 at December 31, 1997, 1998 and 1999, respectively.

  10. Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                 CONVERGENT GROUP CORPORATION AND SUBSIDIARIES

  11. Estimated Fair Value Information

     Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosure about Fair Value of Financial Instruments, requires disclosure of the estimated fair value of an entity's financial instrument assets and liabilities, as defined, regardless of whether recognized in the financial statements of the reporting entity. The fair value information does not purport to represent the aggregate net fair value of the Company.

     The estimated fair value of the Company's cash and cash equivalents, accounts receivable and payable and short-term notes payable approximates the carrying amounts at December 31, 1998 and 1999 due principally to their short-term maturities. Loan receivable from related party has an estimated fair value which approximates the carrying value due to the anticipated short-term duration of the loan. The estimated fair value of the long-term loan approximates carrying value as the interest rate is considered to approximate the market rate.

     The Company estimated the fair value of its previously outstanding Series A and Series B Mandatorily Redeemable Preferred Stock issued in 1994 by determining the net present value of the expected cash return to the holders over the redemption period. The Company accreted the difference between the fair value and the redemption price as described in Note H.

  12. External Marketing and Advertising Costs

     The Company expenses external marketing and advertising costs as incurred. These expenses were approximately $415,000, $638,000, and $1,103,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

  13. Income Taxes

     The Company provides for income tax expense in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income
Taxes. Under SFAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  14. Comprehensive Income

     The Company adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income. SFAS 130 establishes standards for reporting and display of comprehensive income and its components.

  15. Reclassifications

     Certain financial statement reclassifications have been made in 1997 and 1998 to conform to presentations used in 1999. All periods presented reflect certain reclassifications, disclosures, and restatements which have been made to conform to the requirements of the Securities and Exchange Commission.

  16. Recent Accounting Pronouncements

     There have been no recent accounting pronouncements that have had or are expected to have a material effect on the Company's financial position or results of operations.

                 CONVERGENT GROUP CORPORATION AND SUBSIDIARIES

  17. Earnings Per Share

     The Company computes earnings per share in accordance with SFAS No. 128, Earnings per Share (SFAS 128). Under the provisions of SFAS No. 128, basic and diluted net loss per share is computed by dividing the net income or loss available to common stockholders for the period by the weighted average number of shares of Common Stock outstanding during the period. The calculation of diluted net income or loss per share excludes potential common shares if the effect is antidilutive. Potential common shares are composed of Common Stock issuable upon the exercise of stock options and upon conversion of Series A and Series B mandatorily Redeemable Preferred Stock and Series A Convertible Preferred Stock.

  18. Interim Financial Statements

     In the opinion of management, the unaudited interim financial statements as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 include all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's financial position as of March 31, 2000 and the results of its operations and cash flows for the three month periods ended March 31, 1999 and 2000. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the full year.

     The following table sets forth the computation of basic and diluted earnings per share (in thousands, except share data):

                                                                                  THREE MONTHS
                                                                                      ENDED
                                           YEARS ENDED DECEMBER 31,                 MARCH 31,
                                     ------------------------------------   -------------------------
                                        1997         1998         1999         1999          2000
                                     ----------   ----------   ----------   -----------   -----------
                                                                                   (UNAUDITED)
Numerator:
  Earnings (loss) from continuing
     operations....................  $   (1,105)  $    5,677   $  (15,256)  $     1,587   $      (899)
  Preferred stock adjustments......        (776)        (853)      12,432          (207)           --
                                     ----------   ----------   ----------   -----------   -----------
  Numerator for basic earnings
     (loss) per share and earnings
     (loss) per share assuming
     dilution -- income (loss)
     available to common
     shareholders..................  $   (1,881)  $    4,824   $   (2,824)  $     1,380   $      (899)
                                     ==========   ==========   ==========   ===========   ===========
Denominator:
  Denominator for basic earnings
     per share-weighted average
     shares........................  16,234,348   15,135,368   14,310,546    15,478,085    14,487,160
  Potential dilutive common
     shares -- employee stock
     options and conversion of
     preferred stock...............          --    8,636,484           --     8,156,530            --
                                     ----------   ----------   ----------   -----------   -----------
  Denominator for diluted earnings
     (loss) per share -- adjusted
     weighted-average shares and
     assumed conversions...........  16,234,348   23,771,852   14,310,546    23,634,615    14,487,160
                                     ==========   ==========   ==========   ===========   ===========
  Basic earnings (loss) from
     continuing operations per
     common share..................  $    (0.12)  $     0.32   $    (0.20)  $      0.09   $     (0.06)
                                     ==========   ==========   ==========   ===========   ===========
  Earnings (loss) from continuing
     operations per common share --
     assuming dilution.............  $    (0.12)  $     0.20   $    (0.20)  $      0.06   $     (0.06)
                                     ==========   ==========   ==========   ===========   ===========

                 CONVERGENT GROUP CORPORATION AND SUBSIDIARIES

     The following table sets forth the computation of the Company's unaudited pro forma basic and diluted earnings per share. Pro forma basic and diluted earnings per share is computed by assuming the conversion of all convertible participating preferred stock into common stock as if such shares were outstanding from their respective date of issuance.

                                                              THREE MONTHS ENDED
                                                                MARCH 31, 2000
                                                              ------------------
Numerator:
  Income (loss) available to common shareholders (in
     thousands).............................................     $      (899)
                                                                 ===========
Denominator:
  Weighted average number of common shares..................      35,731,010
  Denominator for diluted earnings per share -- weighted
     average................................................      35,731,010
                                                                 ===========
Pro forma basic earnings (loss) per share...................     $     (0.03)
                                                                 ===========
Pro forma diluted earnings (loss) per share.................     $     (0.03)
                                                                 ===========

NOTE B -- INCOME TAXES

     The Company accounts for income taxes under the liability method. Deferred taxes are provided based upon the tax rate at which items of income and expense are expected to be settled in the Company's tax return.

     The provision (benefit) for income taxes included the following:

                                                           YEARS ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1997      1998      1999
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
Current
  Federal...............................................  $    --   $    94   $    90
  State.................................................       --         9        --
                                                          -------   -------   -------
                                                               --       103        90
                                                          -------   -------   -------
Deferred
  Federal...............................................       --    (1,793)   (1,309)
  State.................................................       --      (171)     (128)
                                                          -------   -------   -------
                                                               --    (1,964)   (1,437)
                                                          -------   -------   -------
Total
  Federal...............................................       --    (1,699)   (1,219)
  State.................................................       --      (162)     (128)
                                                          -------   -------   -------
                                                          $    --   $(1,861)  $(1,347)
                                                          =======   =======   =======

                 CONVERGENT GROUP CORPORATION AND SUBSIDIARIES

     A reconciliation between the expected federal income tax expense computed by applying the Federal Statutory rate to income before income taxes and the actual benefit from taxes on income for the year ended December 31, is as follows:

                                                           YEARS ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1997      1998      1999
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
Provision (benefit) for income taxes at statutory
  rate..................................................  $  (431)  $ 1,488   $  (789)
Change in valuation reserve.............................    1,475    (3,367)     (379)
Change in prior year estimate...........................     (747)       --        --
Other...................................................     (297)       18      (179)
                                                          -------   -------   -------
                                                          $    --   $(1,861)  $(1,347)
                                                          =======   =======   =======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows at December 31:

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1997       1998       1999
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards:
  Domestic...........................................  $ 11,739   $ 10,414   $ 12,922
  International......................................     2,874      3,142      2,937
Deferred income......................................        12         --         --
Liability for anticipated contract costs.............        37        274        196
Organization costs...................................        21          2         --
Book over tax depreciation and amortization
  domestic...........................................     2,105      2,043      1,873
Book over tax depreciation international.............       148         --         --
Restructuring accrual:
  Domestic...........................................         6         --         --
  International......................................     1,931      1,931      1,931
Executive bonuses....................................     1,231      1,047         27
Miscellaneous accruals and other.....................       378        226        250
                                                       --------   --------   --------
          Total deferred tax assets..................    20,482     19,079     20,136
Valuation allowance for deferred tax assets..........   (20,482)   (17,115)   (16,736)
                                                       --------   --------   --------
Net deferred tax assets/liabilities..................  $     --   $  1,964   $  3,400
                                                       ========   ========   ========

     The domestic income tax net operating loss carryforwards of approximately $33,134,000 resulting from operations, if not utilized, will expire as follows (in thousands):

2008.......................................................    1,323
2009.......................................................    6,253
2010.......................................................      807
2011.......................................................    9,702
2012.......................................................    8,775
2019.......................................................    6,274
                                                             -------
                                                             $33,134
                                                             =======

                 CONVERGENT GROUP CORPORATION AND SUBSIDIARIES

     Certain changes in stock ownership can result in a tax law limitation on the amount of net operating loss that can be utilized each year. The Company determined it has undergone such an ownership change as defined under Section 382 of the Internal Revenue Code. As a result, utilization of net operating losses will be limited to approximately $3,800,000 per year. The international income tax net operating loss carryforward, primarily resulting from the Company's operations in the United Kingdom, of approximately $7,000,000 will carry forward indefinitely, if not utilized. Realization of the United Kingdom net loss carryforwards are subject to the generation of future operating profits in the United Kingdom. Payments on income taxes during the year ended December 31, 1999 were immaterial.

NOTE C -- PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
                                                                (IN THOUSANDS)
Computer hardware and software..............................  $ 5,072    $ 6,178
Furniture and equipment.....................................    1,231      1,648
Leasehold improvements......................................      574        239
                                                              -------    -------
                                                                6,877      8,065
Less accumulated depreciation and amortization..............   (4,152)    (4,963)
                                                              -------    -------
                                                              $ 2,725    $ 3,102
                                                              =======    =======

     The cost of computer software as defined in SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, was approximately $0 and $130,000 for the years ended December 31, 1998 and 1999, respectively.

NOTE D -- DEFINED CONTRIBUTION PLANS

     The Company maintains a defined contribution plan (the Plan) intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended. All regular, full-time United States employees, as defined in the Plan, including officers and directors who are also employees of the subsidiaries, are eligible to participate in the Plan. The Company may make discretionary matching contributions to the Plan. For the year ended December 31, 1997, eligible employees were entitled to a 1.75% effective match of qualified wages through May 1997 and a 5.0% effective match of qualified wages for the balance of the year and for the years ended December 31, 1999 and 1998. The total contributions by the Company to the Plan on behalf of participating employees were approximately $397,000, $656,000 and $878,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

NOTE E -- COMMITMENTS

     The Company leases office facilities and equipment under noncancelable operating lease agreements. Rent expense was approximately $1,150,000, $1,114,000, and $1,522,000 for the years ended December 31, 1997, 1998 and 1999 respectively. During 1998, the Company decided not to exercise its option to renew the existing lease of the Company's headquarters and, in September 1999, signed a new office lease agreement for approximately 73,000 square feet of office space to house the Company's headquarters and operations which began September 1999. The lease agreement has a term of 10 years with additional options for extension and provides options to lease additional space. The Company has an obligation to rent additional office space of at least 12,000 square feet but limited to 20,000 square feet at the current facility on or before October 1, 2000. The Company expects to meet its minimum obligation for additional office space.

                 CONVERGENT GROUP CORPORATION AND SUBSIDIARIES

     Future minimum rental commitments relating to these leases are as follows (in thousands):

2000......................................................   $ 2,145
2001......................................................     2,084
2002......................................................     2,003
2003......................................................     1,937
2004......................................................     1,973
Thereafter................................................     9,828
                                                             -------
                                                             $19,970
                                                             =======

NOTE F -- BANK LINE OF CREDIT

     At December 31, 1998, the Company had a three-year Credit and Security Agreement with a financial institution, providing the Company with secured borrowings of up to $3,000,000, none of which was outstanding at December 31, 1998. During 1999, the Credit and Security Agreement was replaced with a Revolving Credit Loan Agreement described in Note G.

NOTE G -- LONG-TERM DEBT

     On August 12, 1999, the Company entered into a four-year Revolving Credit Loan Agreement (Agreement) with a financial institution, providing the Company with borrowings of up to $25,000,000, $22,000,000 of which was outstanding at December 31, 1999. The proceeds were used, principally, to acquire certain redeemable preferred stock and the Class A common stock in the recapitalization. Borrowings under the Agreement are secured by all of the assets of the Company. At the Company's election, interest on borrowings is based on either the London Interbank Rate plus 2.5% or the prime rate plus 0.75%. At December 31, 1999, the Company elected a 180-day LIBOR base on $20,000,000 and prime rate on the remainder of the outstanding balance. The effective interest rate on borrowings at December 31, 1999 is 8.45%. The Company is subject to certain financial ratios, including minimum interest coverage, debt service and current asset ratios and limitations on additional debt pursuant to the Agreement which are adjusted periodically based on the financial performance of the Company. At December 31, 1999, the Company was in compliance with all such covenants.

NOTE H -- MANDATORILY REDEEMABLE PREFERRED STOCK

     Prior to redemption (Note A2), holders of the Company's Series A Convertible Exchangeable Preferred Stock had the right to convert shares of the Series A Convertible Exchangeable Preferred Stock into Class B Common Stock upon notice to the Company.

     The holders of Preferred Stock were entitled to receive annual dividends at the rate of 3% of the Preferred Stock issue price for Series A Convertible Exchangeable Preferred Stock and 5% of the Preferred Stock issue price for Series B Exchangeable Preferred Stock. The dividends were payable to the extent of available cash (as defined in the Company's Certificate of Designations) in arrears on June 30 for each year beginning June 30, 1998, and continuing until the preferred shares have been redeemed, converted to Common Stock, or exchanged for a note. The amount of any specified dividend in excess of available cash, as defined, was forgiven and was not cumulative. For purposes of dividend payments and mandatory redemptions of preferred stock, available cash is defined as cash in excess of $5 million. There were no dividends payable for the measurement periods ending December 31, 1998 and 1997, as cash did not exceed the available cash threshold as defined in the Agreement.

     The Company's outstanding Preferred Stock at December 31, 1998 had an aggregate liquidation preference of $40,541,000 over the Company's Common Stock and had no voting rights relating to the

                 CONVERGENT GROUP CORPORATION AND SUBSIDIARIES election of the Company's Board of Directors. Redemption of the outstanding Preferred Stock was required to begin by the Company on June 30, 2001, and continue on each June 30 thereafter until all shares of Preferred Stock had been redeemed, provided that no shares of Series A Convertible Exchangeable Preferred Stock were redeemed, whether by mandatory redemption or by optional redemption, until all outstanding shares of Series B Exchangeable Preferred Stock were redeemed or otherwise acquired by the Company and canceled.

     The annual aggregate scheduled share redemption commitment at December 31, 1998 was as follows (in thousands):

2001......................................................   $ 3,000
2002......................................................     3,000
Thereafter................................................    34,541
                                                             -------
                                                             $40,541
                                                             =======

     The Company accretes the difference between the fair value of the redeemable preferred stock at the date of issue and the mandatory redemption price using the interest method.

     In 1998, the Company entered into a Restructuring Agreement (the Agreement) with the preferred stockholder, certain Company officers and directors, and certain creditors.

     The principal attributes of the Agreement were to provide for the conversion of $4,725,000 of debt owed to the preferred stockholder to 4,725 shares of Series A Preferred Stock and to mutually release claims and liabilities arising from events up through the date of the Agreement among all parties.

     In connection with its recapitalization (see Note A(2)), the Company reacquired 5,725 shares of Series A Convertible Exchangeable Stock for approximately $12,600,000 and 39,000 shares of Series B Mandatorily Redeemable Preferred Stock for approximately $14,000,000. The allocation of proceeds to the various equity securities was based on the relative fair value of each security on the repurchase date. The Company also recorded $13,061,000 as income available to common shareholders as a result of the redemption of its Series B Mandatorily Redeemable Preferred Stock at less than its then accreted fair value of $27,052,000.

     Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin Topic 3:C, the Company restated the recorded value of its Series B Mandatorily Redeemable Preferred Stock issued in 1994 to fair value at that date. The Company has reflected as dividends to preferred shareholders the accretion of the difference between the redeemable value and the restated fair value for all periods presented. The effect of this restatement was to reduce the gain recorded on the preferred stock redemption in 1999 from the previously reported $20.8 million to $13.1 million. This reduction had the effect of reducing net income attributable to common stockholders in 1999 by $7.7 million.

NOTE I -- CONVERTIBLE PARTICIPATING PREFERRED STOCK

     In its Restated Certificate of Incorporation dated August 13, 1999, the Company authorized 75 million shares of preferred stock, $0.001 par value per share, designated as Series A Convertible Participating Preferred Stock (Convertible Preferred). The Convertible Preferred carries a liquidation preference of approximately $34 million and participates on an as converted basis with Common Stock on voting and dividend rights. The Convertible Preferred may be converted to Common Stock on a .5 share for one share basis at the election of the holder which provide antidilutive conversion features. The Convertible Preferred is mandatorily convertible to Common Stock of the Company upon the consummation of the first underwritten public offering for the account of the Company pursuant to a registration statement filed under the Securities Act of 1933, as amended with aggregate proceeds (net of underwriting discounts and commissions) to the Company of not less than $25,000,000.

                 CONVERGENT GROUP CORPORATION AND SUBSIDIARIES

NOTE J -- STOCK OPTION PLAN

     The Company's Board of Directors has adopted the Convergent Group Corporation 1999 Stock Option Plan (the 1999 Plan) which provides for the issuance of options to purchase up to 7,115,576 shares of the Company's Common Stock to any employee at the discretion of the Board of Directors. For the period ended December 31, 1999, the Company granted options to purchase 3,888,414 shares of Common Stock under the 1999 Plan to employees, of which 1,057,588 vested immediately and the remainder vest either 20% on the grant date anniversary each year for five years or ratably on the grant date anniversary over three years.

     On December 20, 1996, the Company's Board of Directors adopted the Convergent Group Corporation 1996 Stock Option Plan (the 1996 Plan), which provided for the issuance of options to purchase up to 1,278,958 shares of the Company's Common Stock to any employee at the discretion of the Board of Directors. During the years ended December 31, 1997, 1998 and 1999, the Company granted options to purchase 479,682, 497,748, and 609,920 shares of common stock under the 1996 Plan to employees, of which 141,716, 135,422 and -0- vested immediately, and the remainder vest 20% on the grant date anniversary each year for five years. All options granted had an exercise price of $0.03 per share and ten-year terms. All options outstanding under the 1996 Plan became immediately exercisable upon the change of control (as defined in the 1996 Plan) and were exercised on or before August 13, 1999, and converted to Common Stock.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its employee stock options. The Options generally have a term of 10 years when issued and vest over three to five years. Had compensation cost for the Plan been determined based on the fair value of the Options at the grant date consistent with the method of Statement of Financial Accounting Standards 123, Accounting for Stock-Based Compensation, the Company's net income (loss) and basic and diluted earnings (loss) per common share would have been (in thousands except share data):

                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                            1997      1998     1999
                                                           -------   ------   -------
Net income (loss) available to common shareholder
As reported..............................................  $(1,881)  $4,824   $(2,824)
Pro forma................................................  $(1,881)  $4,824   $(2,824)
Basic earnings (loss) per common share
As reported..............................................  $ (0.12)  $ 0.32   $ (0.20)
Pro forma................................................  $ (0.12)  $ 0.32   $ (0.10)
Diluted earnings (loss) per share
As reported..............................................  $ (0.12)  $ 0.20   $ (0.20)
Pro forma................................................  $ (0.12)  $ 0.20   $ (0.10)

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions for grants used in 1997, 1998 and 1999: no expected dividends; expected volatility of 0%; risk-free interest rate of 6%; and expected lives of five years.

                 CONVERGENT GROUP CORPORATION AND SUBSIDIARIES

     The following table summarizes the activity of the Company's 1999 Stock Option Plan:

                                                                        WEIGHTED AVERAGE
                                                                         EXERCISE PRICE
                                                             SHARES        PER SHARE
                                                           ----------   ----------------
Outstanding at January 1, 1999...........................          --        $   --
Granted..................................................   3,888,414         0.092
Exercised................................................    (302,168)        0.092
Canceled.................................................     (35,300)        0.092
                                                           ----------        ------
Outstanding at December 31, 1999.........................   3,550,946        $0.092
                                                           ----------        ------
Total Exercisable at December 31, 1999...................   3,550,946        $0.092
                                                           ==========        ======

(Weighted average fair value of options granted during 1999 was $2.73)

     The following table summarizes the activity of the Company's 1996 Stock Option Plan:

                                                                           WEIGHTED AVERAGE
                                                                            EXERCISE PRICE
                                                                SHARES        PER SHARE
                                                              ----------   ----------------
OUTSTANDING AT JANUARY 1, 1997..............................     356,094        $0.02
  Granted...................................................     479,682         0.02
  Exercised.................................................     (19,071)        0.02
  Canceled..................................................     (59,220)        0.02
                                                              ----------        -----
OUTSTANDING AT DECEMBER 31, 1997............................     757,485        $0.02
                                                              ----------        -----
Total exercisable at December 31, 1997......................     301,694        $0.02
                                                              ==========        =====
(Weighted average fair value of options granted during 1997 was $0.02)

  Outstanding at January 1, 1998............................     757,485        $0.02
  Granted...................................................     497,748         0.02
  Exercised.................................................      (3,943)        0.02
  Canceled..................................................     (52,926)        0.02
                                                              ----------        -----
OUTSTANDING AT DECEMBER 31, 1998............................   1,198,364         0.02
                                                              ----------        -----
Total exercisable at December 31, 1998......................     492,525        $0.02
                                                              ==========        =====
(Weighted average fair value of options granted during 1998 was $0.06)

  Outstanding at January 1, 1999............................   1,198,364        $0.02
  Granted...................................................     609,920         0.14
  Exercised.................................................  (1,727,915)        0.04
  Canceled..................................................     (80,369)        0.02
                                                              ----------        -----
OUTSTANDING AT DECEMBER 31, 1999............................          --        $  --
                                                              ==========        =====

     The following information applies to stock options outstanding at December 31, 1999:

                                                   WEIGHTED AVERAGE
   RANGE OF         OPTIONS     WEIGHTED AVERAGE      REMAINING
EXERCISE PRICES   OUTSTANDING    EXERCISE PRICE    CONTRACTUAL LIFE
---------------   -----------   ----------------   ----------------
$0.092             3,550,946         $0.092              8.76

                 CONVERGENT GROUP CORPORATION AND SUBSIDIARIES

     The following information applies to options exercisable at December 31, 1999:

                             WEIGHTED
                             AVERAGE
RANGE       OPTIONS       EXERCISE PRICE
-----      ---------      --------------
$0.092      3,550,946         $0.092

     The Company recorded compensation expense of $2,147,665 in 1999 related to stock options issued at prices below fair market value. Compensation expense of $8,111,119 will be recognized in future periods as these options vest over 3 to 5 years or on the occurrence of certain future events.

     In accordance with the Plan agreement, these options may be exercised prior to vesting. However, unvested shares are returnable to the Company upon termination of employment at the exercise price.

NOTE K -- EMPLOYMENT AGREEMENTS WITH OFFICERS

     At the formation of Convergent Group Corporation, certain Company officers entered into long-term employment contracts. The contracts were for a period of ten years and, among other things, provide for base salaries, minimum annual bonuses subject to the Company's financial performance as determined by the Compensation Committee, other special benefits, and the prohibition of the officer owning or working for a competitive entity for a period of three years after termination of the officer's employment with the Company.

     On August 13, 1999, pursuant to the Recapitalization Agreement between Convergent Group Corporation and certain investors in the Company's new Series A Convertible Participating Preferred Stock, the long-term employment contracts were terminated for $2,440,000. The Company then entered into long-term employment contracts with certain Company officers. The contracts are for a period of four years and provide for base salaries and minimum annual bonuses.

     At December 31, 1998 and 1999, $1,384,000 and $127,000, respectively is included in accrued compensation and related expenses for bonuses to such officers related to performance for the year then ended.

NOTE L -- ACCRUED LIABILITY FOR ANTICIPATED CONTRACT COSTS

     The accrued liability for anticipated contract costs consists of accruals for goods and services to be provided with regard to contracts where components of the contracts result in varying profit margins during the contract performance period and in accordance with the percentage of completion method of accounting, costs associated with future performance are accrued to reflect such margins at the overall expected margin at the completion of the contract. The long-term portion of the accrual represents costs that the Company expects to incur beyond the subsequent fiscal year.

NOTE M -- RESTRUCTURING COSTS

     In December 1996, the Company adopted a plan to phase out GDS software research and development and focus on the delivery of system integration and consulting services.

     As a result of the decision to phase out any further investments in GDS software research and development, certain assets including purchased software, property and equipment, inventory, accounts receivable and goodwill became impaired. The Company also became obligated under the terms of existing contracts to perform substantial services to migrate several customers to other software platforms. The Company also had contractual obligations under existing leases for space no longer used in operations as a result of the restructuring, and for employee termination and other costs directly attributable to the restructuring.

                 CONVERGENT GROUP CORPORATION AND SUBSIDIARIES

     At December 31, 1997 an accrual of approximately $957,000 remained on the Company's financial statements to allow fulfillment of its obligations resulting from the restructuring. At December 31, 1998, the Company had fulfilled all contractual obligations to customers as a result of the restructuring and reversed the remaining accrual of approximately $95,000.

     In April 1997, the Company sold to Informatix assets associated with the GDS product development business. Certain employees involved with product development also transferred to Informatix. Payment terms for the $1,750,000 sale were $1,000,000 at closing, $500,000 due December 31, 1997, and $250,000 due December 31, 1998. The Company realized a gain on the sale of GDS software and fixed assets to Informatix of approximately $1,500,000, representing the net difference between the carrying value of the assets sold and the expected proceeds of the sale. The likelihood of this transaction was almost certain when the restructuring accrual was recorded in 1996, and this recovery was included in the original accrual. Consequently, when the transaction occurred during 1997, the proceeds from the sale to Informatix were netted against the accrual for restructuring costs. As of December 31, 1998 all amounts had been collected.

     In a transaction concurrent with the asset sale, the Company and Informatix entered into an ongoing maintenance agreement. For a three-year term, Informatix will provide software development, support and maintenance services necessary to support the ongoing customer maintenance support services. In exchange for such services, the Company will pay $100,000 per month for the first year and $65,000 per month for the final two years of the agreement. The three year maintenance agreement with Informatix was accounted for on a monthly basis over the three year term of the agreement (the agreement expires on April 30, 2000). Each month, maintenance revenue was recorded from the customers with whom the Company had ongoing maintenance contracts and maintenance expense was recorded based on payment made or due to Informatix for that month ($100,000 for the first two years and $65,000 for the final two years). With this agreement in place, the Company continued to provide first line customer maintenance support, but had effectively out-sourced the remaining maintenance to which it has committed. The Company subsequently agreed to transfer first line maintenance support to Informatix effective April 2000.

     On February 5, 1996, the Company merged with the business and related net assets of ARC Systems through a newly formed, wholly owned subsidiary, CGAP, an Australian company.

     Discontinuance of the GDS product development business eliminated the strategic benefits of the merger with CGAP. As a result, in April 1997, the merger was reversed with no future obligation to the Company.

NOTE N -- MAJOR CUSTOMERS

     A significant portion of the Company's business resulted from contracts with major customers. Major customers accounted for approximately 12%, 13% and 27% of the Company's total revenue for the year ended December 31, 1997, 11%, 16%, and 20% for the year ended December 31, 1998 and 9%, 9%, and 18% for the year ended December 31, 1999.

NOTE O -- RELATED PARTY TRANSACTIONS

     During August 1999 as part of the recapitalization, the Company loaned $2,000,000 to an officer of the Company, secured by a Stock Pledge Agreement and Guarantee Agreement. The nonrecourse loan carries an interest rate of 5.9% and is payable in four equal installments beginning July 1, 2003. However, if the Company experiences a major capital event, such as a sale of all or substantially all of its assets, a merger, or an initial public offering, the entire unpaid principal amount and all accrued interest become immediately due and payable.

                 CONVERGENT GROUP CORPORATION AND SUBSIDIARIES

     As part of its recapitalization, the Company entered into an agreement with one of its institutional investors providing for an annual management fee of $500,000 for management and strategic advice. In addition, the agreement provides for payment of a fee equal to 1% of the implied equity value of the Company in a transaction which results in either a sale of the Company which is approved by the holders of more than 50% of the then outstanding stock of the Company or a public offering. The agreement terminates upon the earlier of an initial public offering in which the Company raises net proceeds of at least $25 million or at such time as the shares held by the investor falls below certain thresholds.

     On November 19, 1999, the Company acquired 100% of the outstanding common stock of an entity wholly owned by a former individual shareholder of the Company for the sole purpose of terminating an existing Consulting Agreement with the individual shareholder. Among other things, the Consulting Agreement, which had a remaining term of approximately five years, obligated the Company to minimum monthly consulting fees of $14,000, quarterly incentive payments of $25,000, and a finance fee equal to 8% of the net proceeds received by the Company from a major capital event. The outstanding common stock was acquired by the Company for $3,920,000 in cash and was expensed during 1999.

NOTE P -- EVENTS SUBSEQUENT TO MARCH 31, 2000 (UNAUDITED)

     In June 2000, the Company sold 1,237,000 shares of its common stock to Cinergy Communications, Inc. (Cinergy) for $10,000,000. Cinergy also agreed to purchase additional shares concurrently with the closing of the Company's proposed public offering.

                            [CONVERGENT GROUP LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the SEC and NASD filing fees.

SEC registration fee........................................   $   32,941
NASD filing fee.............................................   $   12,978
Nasdaq National Market listing fee..........................       95,000
Printing and engraving expenses.............................      600,000
Legal fees and expenses.....................................    1,200,000
Accounting fees and expenses................................      200,000
Blue Sky fees and expenses..................................       10,000
Transfer agent fees.........................................       10,000
Miscellaneous fees and expenses.............................      239,081
                                                               ----------
          Total.............................................   $2,400,000
                                                               ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors, officers and specific other persons in terms sufficiently broad to permit indemnification under particular circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

     The Registrant's restated certificate of incorporation and amended by-laws provide that, to the fullest extent permitted by the laws of the state of Delaware, no director will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Furthermore, the Registrant's restated certificate of incorporation provides that, except as prohibited by law, each of the Registrant's directors and officers is entitled to be indemnified by the Registrant against all expenses and liability incurred in connection with any legal proceeding brought against him or her by virtue of his or her position as a director or officer. This right to indemnification may extend to a person serving as an employee or other representative of the Registrant or a subsidiary of the Registrant. A person entitled to indemnification is entitled to have the Registrant advance to him or her the expenses of a legal proceeding brought against him or her.

     These provisions of the restated certificate of incorporation and the amended by-laws do not eliminate the fiduciary duties of the directors and officers of the Registrant, and in appropriate circumstances, equitable remedies such as injunctive or other forms of relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, and for dividends or approval of stock repurchases or redemption's that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     The Delaware General Corporation Law also allows the Registrant to purchase insurance covering the Registrant's directors and officers against liability asserted against them in their capacity as directors and officers. The Underwriting Agreement also provides for the indemnification of officers, directors and controlling persons of the Registrant against specific liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Common Stock and Preferred Stock. Set forth in chronological order is information regarding shares of common stock and preferred stock issued and options granted by the Registrant since January 1997. All share numbers have been adjusted to reflect a 470 for 1 stock split effected in October, 1997; a
7.83 for 1 stock split effected in August, 1999; and a 1-for-2 reverse stock split effected immediately prior to the completion of this offering. Further included is the consideration, if any, received by the Registrant for such shares and options and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

     1. In June, 1997, the Registrant issued 98,097 shares of common stock to an employee upon exercise of an option for an aggregate purchase price of $2,505.

     2. In October, 1997, the Registrant issued 19,085 shares of common stock to an employee upon exercise of an option for an aggregate purchase price of $488.

     3. In January, 1998, the Registrant issued 4,725 shares of Series A Preferred Stock to Electronic Data Systems Corporation in satisfaction of obligations owed to them totaling $4,725,000.

     4. In January, 1998, the Registrant issued 83,906 shares of common stock as a stock grant to an employee.

     5. In March, 1998, the Registrant issued 763 shares of common stock to an employee upon exercise of an option for an aggregate purchase price of $20.

     6. In May, 1998, the Registrant issued 1,957 shares of common stock to an employee upon exercise of an option for an aggregate purchase price of $50.

     7. In January, 1999, the Registrant issued 304,402 shares of common stock to an employee upon exercise of an option for an aggregate purchase price of $7,775.

     8. In February, 1999, the Registrant issued 391,500 shares of common stock as a stock grant to two trusts for the benefit of the children of a director.

     9. In March, 1999, the Registrant issued 39,150 shares of common stock as a stock grant to an employee.

     10. In August, 1999, the Registrant issued 255,407 shares of common stock as a stock grant to an employee.

     11. In August, 1999, the Registrant issued 1,420,751 shares of common stock to 67 employees upon exercise of options for an aggregate purchase price of $36,290.

     12. In August 1999, the Registrant issued 32,530,778 shares of New Series A Preferred Stock to 13 investors for $1.08 per share, for an aggregate purchase price of $35,294,767.51.

     13. In August 1999, the Registrant issued 9,447,911 shares of New Series A Preferred Stock to certain existing shareholders and employees in exchange for 9,447,911 shares of common stock.

     14. In August 1999, the Registrant issued 10,138,720 shares of common stock as a stock grant to certain existing shareholders and employees.

     15. Between August 14, 1999 and December 31, 1999, the Registrant issued 302,168 shares of common stock to three employees upon exercise of options for an aggregate purchase price of $27,799.

     16. In September, 1999, the Registrant issued 377,710 shares of common stock as a stock grant to four employees.

     17. In October, 1999, the Registrant issued 755,420 shares of common stock as a stock grant to a director and to two trusts for the benefit of the children of a director.

     18. Between January 1, 2000 and March 31, 2000, the Registrant issued 1,394,424 shares of common stock to 150 employees upon exercise of options for an aggregate exercise price of $128,287.

     19. In January and February 2000, the Registrant issued 509,012 shares of New Series A Preferred Stock to GMJM Stock Partnership, Ltd. in exchange for 254,506 shares of common stock.

     20. Between April 1, 2000 and June 15, 2000 the Registrant issued 113,066 shares of common stock to 12 employees upon exercise of options for an aggregate purchase price of $10,402.

     21. In June 2000, the Registrant issued 1,237,000 shares of common stock to Cinergy Communications, Inc. for $10,000,000.

     Options. The Registrant from time to time has granted stock options to employees, directors and consultants. The following table sets forth certain information regarding such grants.

                                                              NUMBER OF   EXERCISE
                                                               SHARES      PRICE
                                                              ---------   --------
January 1, 1997 to December 31, 1997........................    480,049    $0.026
January 1, 1998 to December 31, 1998........................    498,129    $0.026
January 1, 1999 to August 13, 1999..........................    617,485    $0.026
August 14, 1999 to December 31, 1999........................  3,888,414    $0.092
January 1, 2000 to March 31, 2000...........................  1,044,210    $0.092-6.76

     All of the above-described issuances were exempt from registration (i) pursuant to Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions not involving a public offering or (ii) Rule 701 promulgated under the Securities Act or (iii) as transactions not involving a sale of securities. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16(a). EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          1              -- Form of Underwriting Agreement.
          3.1            -- Restated Certificate of Incorporation of the Registrant.
          3.1A           -- Certificate of Amendment to Certificate of Incorporation.
          3.1B           -- Certificate of Amendment to Certificate of Incorporation.
          3.2            -- Amended and Restated Certificate of Incorporation of the
                            Registrant, to be effective upon the closing of this
                            offering.
          3.3            -- By-Laws of the Registrant, including all amendments
                            thereto.
          3.4            -- Amended By-Laws of the Registrant, to be effective upon the closing of this offering.
          4.1            -- Specimen common stock certificate.
          4.2            -- Credit Agreement with Fleet Bank.
          5              -- Opinion of O'Sullivan Graev & Karabell, LLP.*
         10.1            -- Recapitalization Agreement, dated as of August 13, 1999, by and among the Registrant, certain shareholders of the
                            Registrant, Scott M. Schley as the Shareholder's
                            representative, InSight Capital Partners III, L.P. as the
                            Investor's representative and the Investors party
                            thereto.
         10.2            -- Stock Purchase and Redemption Agreement, dated as of
                            August 13, 1999, by and among the Registrant, certain
                            shareholders of the Registrant, Scott M. Schley as the
                            shareholder's representative, InSight Capital Partners
                            III, L.P. as the Investor's representative and the
                            Investors party thereto.
         10.3            -- 1999 Stock Option Plan, including Amendment No. 1
                            thereto.
         10.4            -- Employment Agreement, dated as of August 13, 1999,
                            between the Registrant and Glenn E. Montgomery, Jr..
         10.5            -- Form of Registration Rights Agreement, dated as of April
                            28, 2000 by and among the Registrant, the Investors, the
                            continuing shareholders of the Registrant, and the
                            Strategic Investor.
         10.6            -- Stock Pledge Agreement, dated as of August 13, 1999, by and between Glenn E. Montgomery, Jr. and the Registrant.
         10.7            -- Agreement, dated as of August 13, 1999, by Glenn E.
                            Montgomery, Jr., GMJM Stock Partnership, Ltd., InSight
                            Capital Partners III, L.P. and the Registrant.
         10.8            -- Employment Agreement, dated as of August 13, 1999,
                            between the Registrant and Mark L. Epstein.
         10.9            -- Employment Agreement, dated as of August 13, 1999,
                            between the Registrant and Larry J. Engelken.
         10.10           -- Employment Agreement, dated as of August 13, 1999,
                            between the Registrant and Scott M. Schley.
         10.11           -- Employment Agreement, dated as of October 11, 1999,
                            between the Registrant and Mark Shirman, including
                            Amendment No. 1 thereto.
         10.12           -- Employment Agreement, dated as of January 7, 2000,
                            between the Registrant and Bryan R. Mileger.
         10.13           -- Restricted Stock Agreement, dated as of October 29, 1999, between the Registrant and John Blend.
         10.14           -- Restricted Stock Agreement, dated as of October 29, 1999, between the Registrant and Robert Sharpe.

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         10.15           -- Form of Agreement used between the Registrant and its
                            clients.
         10.16           -- Office Lease, dated August 28, 1998, between the
                            Registrant and Fiddler's Green Center for real property
                            located at 6399 South Fiddler's Green Circle, Suite 600,
                            Englewood, CO 80111.
         10.17           -- Service Agreement, dated as of July 10, 1997, between the
                            Registrant and Cinergy Corp.
         10.18           -- Service Agreement, dated as of August 21, 1996, between the Registrant and Alliant Energy Corporation (f/k/a IES
                            Industries Inc.).
         10.19           -- Service Agreement, dated as of September 15, 1997,
                            between the Registrant and Citizens Utilities Company.
         10.20           -- Service Agreement, dated as of March 31, 2000, between
                            the Registrant and Cinergy Corp.
         10.21           -- Stock Purchase Agreement, dated as of April 28, 2000,
                            between the Registrant and Cinergy Communications, Inc.
         10.22           -- Amendment No. 1 to the Stock Purchase Agreement dated as of April 28, 2000 between the Registrant and Cinergy
                            Communications, Inc., dated as of June 13, 2000.
         21              -- Subsidiaries of the Registrant.
         23.1            -- Consent of Grant Thornton, LLP.*
         23.2            -- Consent of O'Sullivan Graev & Karabell, LLP (included in
                            Exhibit 5).
         24              -- Powers of Attorney (included on signature pages).
         27.1            -- Financial Data Schedule.
         27.2            -- Financial Data Schedule.

---------------

* Filed herewith.

ITEM 16(b). EXHIBITS AND FINANCIAL STATEMENTS

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 6 to Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Denver, State of Colorado, on July 31, 2000.


                                            CONVERGENT GROUP CORPORATION

                                            By:/s/ GLENN E. MONTGOMERY, JR.
                                              ----------------------------------
                                                   Glenn E. Montgomery, Jr.
                                                 Chairman and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Acts of 1933, as amended, this Amendment No. 6 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

            /s/ GLENN E. MONTGOMERY, JR.*              Chairman of the Board and Chief    July 31, 2000
-----------------------------------------------------    Executive Officer (Principal
              Glenn E. Montgomery, Jr.                   Executive Officer)

                /s/ BRYAN R. MILEGER*                  Chief Financial Officer            July 31, 2000
-----------------------------------------------------    (Principal Financial Officer
                  Bryan R. Mileger                       and Principal Accounting
                                                         Officer)

                 /s/ SCOTT M. SCHLEY                   Executive Vice President of        July 31, 2000
-----------------------------------------------------    Finance, Treasurer and Director
                   Scott M. Schley

                 /s/ ROBERT SHARPE*                    Director                           July 31, 2000
-----------------------------------------------------
                    Robert Sharpe

                 /s/ JOHN W. BLEND*                    Director                           July 31, 2000
-----------------------------------------------------
                  John W. Blend III

                 /s/ JERRY MURDOCK*                    Director                           July 31, 2000
-----------------------------------------------------
                    Jerry Murdock

              *By: /s/ SCOTT M. SCHLEY
  ------------------------------------------------
                   Scott M. Schley
                  Attorney-in-fact

                                 EXHIBIT INDEX


      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          1              -- Form of Underwriting Agreement.
          3.1            -- Restated Certificate of Incorporation of the Registrant.
          3.1A           -- Certificate of Amendment to Certificate of Incorporation.
          3.1B           -- Certificate of Amendment to Certificate of Incorporation.
          3.2            -- Amended and Restated Certificate of Incorporation of the
                            Registrant, to be effective upon the closing of this
                            offering.
          3.3            -- By-Laws of the Registrant, including all amendments
                            thereto.
          3.4            -- Amended By-Laws of the Registrant, to be effective upon the closing of this offering.
          4.1            -- Specimen common stock certificate.
          4.2            -- Credit Agreement with Fleet Bank.
          5              -- Opinion of O'Sullivan Graev & Karabell, LLP.*
         10.1            -- Recapitalization Agreement, dated as of August 13, 1999, by and among the Registrant, certain shareholders of the
                            Registrant, Scott M. Schley as the Shareholder's
                            representative, InSight Capital Partners III, L.P. as the
                            Investor's representative and the Investors party
                            thereto.
         10.2            -- Stock Purchase and Redemption Agreement, dated as of
                            August 13, 1999, by and among the Registrant, certain
                            shareholders of the Registrant, Scott M. Schley as the
                            shareholder's representative, InSight Capital Partners
                            III, L.P. as the Investor's representative and the
                            Investors party thereto.
         10.3            -- 1999 Stock Option Plan, including Amendment No. 1
                            thereto.
         10.4            -- Employment Agreement, dated as of August 13, 1999,
                            between the Registrant and Glenn E. Montgomery, Jr..
         10.5            -- Form of Registration Rights Agreement, dated as of April
                            28, 2000 by and among the Registrant, the Investors, the
                            continuing shareholders of the Registrant, and the
                            Strategic Investor.
         10.6            -- Stock Pledge Agreement, dated as of August 13, 1999, by and between Glenn E. Montgomery, Jr. and the Registrant.
         10.7            -- Agreement, dated as of August 13, 1999, by Glenn E.
                            Montgomery, Jr., GMJM Stock Partnership, Ltd., InSight
                            Capital Partners III, L.P. and the Registrant.
         10.8            -- Employment Agreement, dated as of August 13, 1999,
                            between the Registrant and Mark L. Epstein.
         10.9            -- Employment Agreement, dated as of August 13, 1999,
                            between the Registrant and Larry J. Engelken.
         10.10           -- Employment Agreement, dated as of August 13, 1999,
                            between the Registrant and Scott M. Schley.
         10.11           -- Employment Agreement, dated as of October 11, 1999,
                            between the Registrant and Mark Shirman, including
                            Amendment No. 1 thereto.
         10.12           -- Employment Agreement, dated as of January 7, 2000,
                            between the Registrant and Bryan R. Mileger.
         10.13           -- Restricted Stock Agreement, dated as of October 29, 1999, between the Registrant and John Blend.

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         10.14           -- Restricted Stock Agreement, dated as of October 29, 1999, between the Registrant and Robert Sharpe.
         10.15           -- Form of Agreement used between the Registrant and its
                            clients.
         10.16           -- Office Lease, dated August 28, 1998, between the
                            Registrant and Fiddler's Green Center for real property
                            located at 6399 South Fiddler's Green Circle, Suite 600,
                            Englewood, CO 80111.
         10.17           -- Service Agreement, dated as of July 10, 1997, between the
                            Registrant and Cinergy Corp.
         10.18           -- Service Agreement, dated as of August 21, 1996, between the Registrant and Alliant Energy Corporation (f/k/a IES
                            Industries Inc.).
         10.19           -- Service Agreement, dated as of September 15, 1997,
                            between the Registrant and Citizens Utilities Company.
         10.20           -- Service Agreement, dated as of March 31, 2000, between
                            the Registrant and Cinergy Corp.
         10.21           -- Stock Purchase Agreement, dated as of April 28, 2000,
                            between the Registrant and Cinergy Communications, Inc.
         10.22           -- Amendment No. 1 to the Stock Purchase Agreement dated as of April 28, 2000 between the Registrant and Cinergy
                            Communications, Inc., dated as of June 13, 2000.
         21              -- Subsidiaries of the Registrant.
         23.1            -- Consent of Grant Thornton, LLP.*
         23.2            -- Consent of O'Sullivan Graev & Karabell, LLP (included in
                            Exhibit 5).
         24              -- Powers of Attorney (included on signature pages).
         27.1            -- Financial Data Schedule.
         27.2            -- Financial Data Schedule.

---------------

* Filed herewith.